UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.                 )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Investors Financial Services Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:

On February 4, 2007, Investors Financial Services Corp. entered into an agreement and plan of merger with State Street Corporation pursuant to which Investors Financial will merge with and into State Street, with State Street as the surviving corporation in the merger. You are invited to attend a special meeting of the stockholders of Investors Financial on June 20, 2007 at 10:00 a.m., local time, at 200 Clarendon Street, Boston, Massachusetts 02116, which will be held for the purposes of voting on the adoption of the merger agreement, as amended, which is referred to in this document as the merger agreement. The Investors Financial board of directors unanimously recommends that Investors Financial stockholders vote “FOR” adoption of the merger agreement.

If the merger is completed, Investors Financial stockholders will receive State Street common stock in exchange for their Investors Financial common stock. Each share of Investors Financial common stock will be converted into the right to receive 0.906 of a share of State Street common stock. An aggregate of up to approximately 65.6 million shares of State Street common stock may be issued in the merger. The value of the merger consideration will fluctuate with the market price of State Street common stock. The following table shows the closing sale prices of State Street common stock as reported on the New York Stock Exchange and of Investors Financial common stock as reported on the NASDAQ on February 2, 2007, the last trading day before we announced the merger, and on May 18, 2007, the last practicable trading day for which such information was available before the distribution of this document. This table also shows the implied value of the merger consideration proposed for each share of Investors Financial common stock, which we calculated by multiplying the closing price of State Street common stock on those dates by 0.906, the exchange ratio.

	State Street Common Stock	Investors Financial Common Stock	Implied Value per Share of Investors Financial Common Stock
At February 2, 2007	$71.75	$46.95	$65.01
At May 18, 2007	$68.38	$61.32	$61.95

The market prices of both State Street common stock and Investors Financial common stock will fluctuate before the merger. You should obtain current stock price quotations for State Street common stock and Investors Financial common stock. State Street common stock is listed on the NYSE under the symbol “STT.” Investors Financial common stock is quoted on the NASDAQ under the symbol “IFIN.”

We expect that the merger will, for U.S. income tax purposes, generally be tax-free to you as to shares of State Street common stock you receive in the merger.

Your vote is important. We cannot complete the merger unless Investors Financial’s common stockholders adopt the merger agreement. In order for the merger agreement to be adopted, the holders of a majority of Investors Financial’s outstanding shares must vote in favor of the merger. Regardless of whether you plan to attend the special stockholders’ meeting, the details of which are described on the following pages, please take the time to submit your proxy in accordance with the instructions contained in this document. Failing to vote will have the same effect as voting against the merger.

This document describes the special meeting, the merger, the documents related to the merger and other related matters. Please carefully read this entire document, including “Risk Factors” beginning on page 12, for a discussion of the risks relating to the proposed merger. You also can obtain information about State Street and Investors Financial from documents that each of us has filed with the Securities and Exchange Commission.

Kevin J. Sheehan
Chairman and Chief Executive Officer
Investors Financial Service Corp.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the State Street common stock to be issued under this document or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this document is May 21, 2007, and it is first being mailed or otherwise delivered to Investors Financial stockholders on or about May 22, 2007.

INVESTORS FINANCIAL SERVICES CORP.

200 Clarendon Street

Boston, Massachusetts 02116

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Investors Financial Services Corp. will hold a special meeting of stockholders at 200 Clarendon Street, Boston, Massachusetts 02116, at 10:00 a.m., local time, on June 20, 2007 to consider and vote upon the following proposals:

•

to adopt the merger agreement, as amended (referred to herein as the merger agreement), which provides for the merger of Investors Financial Services Corp. with and into State Street Corporation, on the terms set forth in the Agreement and Plan of Merger, dated as of February 4, 2007, by and between State Street Corporation and Investors Financial Services Corp., as it may be amended from time to time; and

•

to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

The Investors Financial board of directors has fixed the close of business on May 15, 2007 as the record date for the special meeting. Only Investors Financial stockholders of record at that time are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement of the special meeting.

In order for the merger agreement to be adopted, the holders of a majority of the Investors Financial shares outstanding and entitled to vote thereon must vote in favor of the adoption of the merger agreement.

Regardless of whether you plan to attend the special meeting, please submit your proxy with voting instructions. Please submit your proxy as soon as possible. If you hold stock in your name as a stockholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. You may also submit your proxy by either visiting the website or calling the toll-free number shown on your proxy card. If you hold your stock in “street name” through a bank or broker, please direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker. Submitting your proxy will not prevent you from attending the special meeting and voting in person, but it will help to secure a quorum and avoid added solicitation costs. If you attend the special meeting you may withdraw your proxy and vote in person, thereby canceling any previous proxy. In any event, any proxy may be revoked in writing at any time before its exercise at the special meeting in the manner described in the accompanying document.

The Investors Financial board of directors has approved and adopted the merger agreement and unanimously recommends that Investors Financial stockholders vote “FOR” adoption of the merger agreement.

BY ORDER OF THE BOARD OF DIRECTORS,

John E. Henry
Secretary

May 21, 2007

YOUR VOTE IS IMPORTANT. PLEASE SUBMIT YOUR PROXY PROMPTLY, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING. YOU CAN FIND INSTRUCTIONS FOR SUBMITTING YOUR PROXY ON THE ENCLOSED PROXY CARD.

REFERENCES TO ADDITIONAL INFORMATION

This document incorporates important business and financial information about State Street and Investors Financial from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this document, other than certain exhibits to those documents, by requesting them in writing or by telephone from the appropriate company at the following addresses:

State Street Corporation One Lincoln Street Boston, Massachusetts 02111 Attention: Investor Relations (617) 786-3477	Investors Financial Services Corp. 200 Clarendon Street Boston, Massachusetts 02116 Attention: Investor Relations (617) 937-6700

You will not be charged for any of these documents that you request. Investors Financial stockholders requesting documents should do so by June 12, 2007 in order to receive them before the special meeting.

See “Where You Can Find More Information” on page 63.

SUBMITTING PROXIES BY MAIL, TELEPHONE OR INTERNET

If you are an Investors Financial stockholder of record you may submit your proxy:

•	by mail, by signing and dating the proxy card you receive, indicating your voting preference on the proposal and returning the proxy card in the prepaid envelope which accompanied that proxy card;

•	by telephone, by calling the toll-free number (800) 690-6903 in the United States, Canada or Puerto Rico on a touch-tone phone and following the recorded instructions; or

•	by visiting the Internet website www.proxyvote.com entering the information requested on your computer screen and following the simple instructions.

If you are a beneficial owner (but not the holder of record) of shares of Investors Financial, please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.

i

AGREEMENT AND PLAN OF MERGER, DATED AS OF FEBRUARY 4, 2007, BY AND BETWEEN STATE STREET CORPORATION AND INVESTORS FINANCIAL SERVICES CORP. AND AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER	ANNEX A
OPINION OF GOLDMAN, SACHS & CO., DATED FEBRUARY 4, 2007	ANNEX B

ii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The questions and answers below highlight only selected procedural information from this document. They do not contain all of the information that may be important to you. You should read carefully the entire document and the additional documents incorporated by reference into this document because they contain important information.

Q:	Why am I receiving this document?

A:	This document is being delivered to you because you are an Investors Financial stockholder. This document is serving as both a proxy statement of Investors Financial and a prospectus of State Street. It is a proxy statement because it is being used by the board of directors of Investors Financial to solicit proxies from Investors Financial’s stockholders. It is a prospectus because State Street is offering shares of its common stock in exchange for shares of Investors Financial common stock in connection with the proposed merger of the two companies.

Q:	What is the proposed transaction for which I am being asked to vote?

A:	You are being asked to adopt the merger agreement, which provides for the merger of Investors Financial with and into State Street, on the terms set forth in the Agreement and Plan of Merger, dated as of February 4, 2007, as amended, by and between State Street Corporation and Investors Financial Services Corp. All references in this document to the merger agreement shall be deemed to be to the merger agreement, as amended.

Q:	What will I receive in the merger?

A:	If the merger is completed, each share of Investors Financial common stock that you own will be converted into the right to receive 0.906 of a share of State Street common stock.

Q:	What do I need to do now?

A:	After you carefully read this document and have decided how you wish to vote your shares, please submit your proxy promptly. If you hold stock in your name as a stockholder of record, you should complete, sign, date and mail your proxy card in the enclosed postage paid return envelope as soon as possible. You may also submit your proxy by telephone or through the Internet as instructed on the proxy card. If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker. Submitting your proxy card, authorizing a proxy by telephone or through the Internet, or directing your bank or broker to vote your shares will ensure that your shares are represented and voted at the special meeting.

Q:	Why is my vote important?

A:	Your failure to return your proxy card or otherwise submit your proxy, or vote in person at the special meeting, will have the same effect as a vote against the merger. The merger agreement must be adopted by the holders of a majority of the outstanding shares of Investors Financial common stock entitled to vote at the special meeting. The Investors Financial board of directors recommends that you vote “FOR” adoption of the merger agreement.

Q:	If my shares of common stock are held in street name by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker cannot vote your shares without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker.

Q:	What if I fail to instruct my broker?

A:

If you do not provide your broker with instructions, your broker generally will not be permitted to vote your shares on the merger proposal being presented at the special meeting. Because the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Investors Financial common stock, a failure to provide your broker with instructions will have the same effect as a vote against the merger.

Q:	Can I attend the special meeting and vote my shares in person?

A:	Yes. All stockholders, including stockholders of record and stockholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. If you are not a stockholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must bring a form of personal photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without proper proof of share ownership (such as a copy of a bank or brokerage statement) and without proper photo identification.

Q:	Can I change my vote?

A:	Yes. You may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, or by submitting another proxy via the Internet or by telephone, (2) delivering a written revocation letter to the Secretary of Investors Financial, or (3) attending the special meeting in person, notifying the Secretary and voting by ballot at the special meeting. The Investors Financial Secretary’s mailing address is 200 Clarendon Street, Boston, Massachusetts 02116.

Any stockholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously submitted, and such vote will revoke any previous proxy, but the mere presence (without notifying the Secretary of Investors Financial) of a stockholder at the special meeting will not constitute revocation of a previously given proxy.

Q:	If I am an Investors Financial stockholder, should I send in my Investors Financial stock certificates now?

A:	No. You should not send in your Investors Financial stock certificates at this time. After the merger, you will be sent instructions for exchanging Investors Financial stock certificates for the merger consideration. Unless Investors Financial stockholders specifically request to receive State Street stock certificates, the shares of State Street stock they receive in the merger will be issued in book-entry form.

Q:	Are there risks associated with the proposed transaction that I, as an Investors Financial stockholder, should consider in deciding how to vote?

A:	Yes. In evaluating the merger, you should carefully read this document, including the factors discussed in the section entitled “Risk Factors” beginning on page 12.

Q:	When do you expect to complete the merger?

A:	We hope to complete the merger as soon as reasonably practicable. We are working to complete the merger in the middle of 2007. However, we cannot assure you when or if the merger will occur. Among other things, we must first obtain the adoption of the merger agreement by Investors Financial stockholders at the special meeting and the necessary regulatory approvals. See “The Merger Agreement—Closing and Effective Time of the Merger” beginning on page 37.

Q:	Whom should I call with questions?

A:	Investors Financial stockholders should call Innisfree M&A Incorporated, Investors Financial’s proxy solicitor, at (212) 750-5833, with any questions about the merger and related transactions.

SUMMARY

This summary highlights the material information from this document and may not contain all the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, we urge you to carefully read this entire document and the other documents to which we refer you. See also “Where You Can Find More Information” on page 63. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

General

The Merger and the Merger Consideration (page 36)

We are proposing the merger of Investors Financial with and into State Street. State Street will survive the merger. If the merger is completed, you will have the right to receive 0.906 of a share of State Street common stock for each share of Investors Financial common stock you hold immediately prior to the merger. State Street will not issue any fractional shares of State Street common stock in the merger. Investors Financial stockholders who would otherwise be entitled to a fractional share of State Street common stock will instead receive an additional amount in cash based on the average closing sale prices of State Street common stock for the five trading days immediately prior to the date on which the merger is completed.

Example: If you currently own 100 shares of Investors Financial common stock, upon completion of the merger you would be entitled to receive 90 shares of State Street common stock and a cash payment for the market value of 0.60 shares, calculated based on the average of the closing sale prices of State Street common stock for the five trading days immediately preceding the date of completion of the merger.

The merger agreement is attached as Annex A to this document. We encourage you to read the merger agreement carefully and fully, as it is the legal document that governs the merger.

What Holders of Investors Financial Stock Options and Restricted Shares Will Receive; Treatment of Investors Financial Employee Stock Purchase Plan (page 36)

•

Upon completion of the merger, each option to purchase shares of Investors Financial common stock outstanding under any of Investors Financial’s stock compensation plans, whether or not vested, will be canceled in exchange for the right to receive a lump sum cash payment equal to the product of (i) the number of shares of Investors Financial common stock subject to the outstanding portion of the option and (ii) the excess of the cash equivalent value of the merger consideration over the exercise price per share of the option. The cash equivalent value of the merger consideration will equal the product of 0.906 multiplied by the average of the closing sale prices of State Street common stock for the five trading days immediately preceding the date of completion of the merger.

•

Upon completion of the merger, each restricted share of Investors Financial common stock outstanding under any of Investors Financial’s stock compensation plans will be converted into the right to receive 0.906 restricted shares of State Street common stock. The restricted shares of State Street common stock will vest on the same schedule as the corresponding Investors Financial restricted shares would have vested or in equal amounts on each of the first three anniversaries of the applicable date of grant, if such vesting schedule would result in earlier vesting of the restricted shares. If a restricted stockholder’s employment is terminated by State Street without “cause” or as a result of the stockholder’s resignation for “good reason” (as such terms are defined in the merger agreement), the stockholder’s restricted stock will vest in full upon the termination.

•

If the merger is completed prior to June 30, 2007, then each participant’s outstanding option under Investors Financial’s employee stock purchase plan will, at the time of the merger, be canceled in exchange for a cash payment equal to the product of (1) the excess of the cash equivalent value of the merger consideration over the per share option price and (2) the number of shares of Investors Financial common stock that may be purchased at the per share option price with such participant’s accumulated payroll deductions. In the alternative, at State Street’s discretion, each participant’s outstanding option under the employee stock purchase plan will be exercised, and the shares acquired pursuant to such exercise will be converted into the right to receive the merger consideration. If the effective time of the merger has not occurred by June 30, 2007, each participant’s outstanding options under the employee stock purchase plan will be used to purchase shares of Investors Financial’s common stock on such date and, at the effective time of the merger, such shares will be converted into the right to receive the merger consideration. However, State Street may direct Investors Financial to instead pay each participant a cash payment equal to the product of (i) the excess of the fair market value per share of Investors Financial common stock on such date over the per share option price and (ii) the number of shares of Investors Financial common stock that may be purchased at the per share option price with such participant’s accumulated payroll deductions. Investors Financial’s employee stock purchase plan will terminate immediately following the earlier of June 30, 2007 and the effective time of the merger.

Material United States Federal Income Tax Consequences of the Merger (page 48)

State Street and Investors Financial intend for the merger to qualify as a reorganization for United States federal income tax purposes, and it is a condition to their obligations to complete the merger that each of State Street and Investors Financial receive a legal opinion to that effect. Assuming the merger will so qualify, the merger will generally be tax-free to U.S. holders, except for any gain or loss that may result from the receipt by U.S. holders of cash instead of a fractional share of State Street common stock.

The United States federal income tax consequences described above may not apply to all holders of Investors Financial common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Opinion of Investors Financial’s Financial Advisor (page 21)

Goldman, Sachs & Co. delivered its opinion to Investors Financial’s board of directors that, as of February 4, 2007 and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio of 0.906 shares of State Street common stock to be received for each share of Investors Financial common stock pursuant to the merger agreement was fair from a financial point of view to the holders of Investors Financial common stock.

The full text of the written opinion of Goldman Sachs, dated February 4, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this document. Investors Financial’s shareholders should read the opinion in its entirety. Goldman Sachs provided its opinion for the information and assistance of Investors Financial’s board of directors in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of Investors Financial’s common stock should vote with respect to the transaction. Pursuant to an engagement letter between Investors Financial and Goldman Sachs, Investors Financial has agreed to pay Goldman Sachs a transaction fee of 0.70% of the aggregate consideration paid in the merger, all of which is payable upon the consummation of the transaction.

Recommendation to Stockholders of Investors Financial (page 17)

The Investors Financial board of directors believes that the merger, the merger agreement and the transactions contemplated by the merger agreement are fair to, advisable and in the best interests of Investors Financial and its stockholders and has directed that the merger be submitted to Investors Financial’s stockholders for consideration and adoption. The Investors Financial board of directors unanimously recommends that Investors Financial stockholders vote “FOR” adoption of the merger agreement.

Financial Interests of Some of Investors Financial’s Directors and its Executive Officers in the Merger (page 31)

In considering the information contained in this document, you should be aware that some of Investors Financial’s directors and its executive officers have financial interests in the merger that may be different from, or in addition to, the interests of Investors Financial stockholders. These additional interests of some of Investors Financial’s directors and its executive officers may create potential conflicts of interest and cause some of these persons to view the proposed transaction differently than you may view it as a stockholder. These interests exist because of rights the directors and executive officers have in respect of their stock options to acquire Investors Financial common stock, which will be canceled for a cash payment upon completion of the merger, rights the executive officers have to payments under change of control employment agreements previously entered into with Investors Financial and benefits under a supplemental executive retirement plan. In addition, in connection with the merger, Kevin J. Sheehan and State Street agreed to a term sheet that provides Mr. Sheehan with consulting fees following the merger. In addition, certain other executive officers have entered into term sheets relating to employment arrangements to facilitate the transition. State Street will also indemnify the executive officers and directors of Investors Financial for certain events occurring before the merger.

Based on an assumed cash-out price of $63.12 (0.906 times the average of the closing sale prices of State Street common stock on the New York Stock Exchange for the five trading days prior to May 9, 2007) and assuming the effective time occurs on July 2, 2007, the aggregate cash payment to the six executive officers in respect of their unvested stock options is estimated to be approximately $10.91 million and in respect of their vested stock options is estimated to be approximately $111.08 million, and the aggregate cash payment to the six non-employee directors as a group in respect of their unvested stock options is estimated to be approximately $0.35 million and in respect of their vested stock options is estimated to be approximately $2.71 million. Assuming the effective time occurs on July 2, 2007, the aggregate lump-sum present value of the benefits accrued under the supplemental executive retirement plan through such date that will be payable to the six executive officers as a group is approximately $22.51 million (approximately $10.79 million of which is payable to Mr. Sheehan and $5.56 million of which is payable to Mr. Rogers), and the aggregate cash severance amount payable to the six executive officers as a group under their change of control agreements is approximately $65.13 million (approximately $19.98 million of which is payable to Mr. Sheehan and $17.42 million of which is payable to Mr. Rogers).

Pursuant to Mr. Sheehan’s consulting arrangement, he will receive an aggregate of $2 million as compensation for providing services to State Street for 18 months following the completion of the merger. Mr. Rogers’s term sheet provides that his base salary will be $910,000 per year, and he will be entitled to a $1,740,000 bonus for the 2007 calendar year, pro-rated for the period between the closing of the merger and December 31, 2007. If Mr. Rogers remains employed by State Street through August 2007, he will become entitled to receive certain equity awards with an initial value of $2,350,000 that vest subject to performance or time-based conditions. Mr. Maroney’s term sheet provides that his base salary will be $625,000 per year, and he will be entitled to a $1,200,000 bonus for the 2007 calendar year, pro-rated for the period between the closing of the merger and December 31, 2007. If Mr. Maroney remains employed by State Street through February 2008, he will become entitled to certain equity awards with an initial value of $800,000 that vest subject to performance or time-based conditions. Mr. Spinney and Mr. Henry also have agreed to employment arrangements with State Street.

Investors Financial’s board of directors was aware of these interests, including the general nature of interests arranged subsequently, and took them into account in its decision to adopt the merger agreement. For information concerning these interests, please see the discussion under the caption “Some of Investors Financial’s Directors and its Executive Officers Have Financial Interests in the Merger.

Appraisal Rights (page 29)

Neither the holders of Investors Financial common stock nor the holders of State Street common stock will have any right to an appraisal of value of their shares in connection with the merger.

The Merger Agreement (page 36)

Conditions to Completion of the Merger (page 45)

Currently, we expect to complete the merger in the middle of 2007. As more fully described in this document and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others, adoption by Investors Financial stockholders of the merger agreement, the receipt of all required regulatory approvals (including approval by the Board of Governors of the Federal Reserve System, the Massachusetts Board of Bank Incorporation and the Massachusetts Commissioner of Banks) and other regulatory approvals which if not obtained, would result in a material adverse effect on State Street (measured relative to Investors Financial and its subsidiaries as a whole), accuracy of each party’s representations and warranties, except for, in most cases, inaccuracies that would not be reasonably likely to have a material adverse effect on such party and the receipt of legal opinions from each company regarding the tax treatment of the merger.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement (page 46)

We may mutually agree to terminate the merger agreement before completing the merger, even after adoption by Investors Financial stockholders of the merger agreement, as long as the termination is approved by each of our boards of directors. In addition, either of us may decide to terminate the merger agreement, even after the stockholders adopt the merger agreement, if a governmental entity issues a nonappealable final order prohibiting the merger, if a governmental entity which must grant a required regulatory approval denies such required approval and such denial has become final and nonappealable, or if the other party breaches the merger agreement in a way that would result in the failure to satisfy a condition to the merger set forth in the merger agreement, subject to the right of the breaching party to cure the breach within 45 days following written notice (unless it is not possible due to the nature or timing of the breach for the breaching party to cure the breach). Either of us may terminate the merger agreement if the stockholders of Investors Financial fail to adopt the merger agreement or if the merger has not been completed by February 4, 2008, unless the reason the merger has not been completed by that date is a breach of the merger agreement by the company seeking to terminate the merger agreement.

State Street may terminate the merger agreement if the Investors Financial board of directors (1) fails to recommend that Investors Financial stockholders adopt the merger agreement, (2) withdraws, modifies, qualifies or conditions its recommendation (or publicly proposes to do so) in a manner adverse to State Street, (3) approves or recommends an alternative proposal or (4) resolves to do (2) or (3). State Street may also terminate the merger agreement if Investors Financial intentionally breaches its obligation to call and hold a stockholder meeting to consider the merger or its obligation to not solicit alternative proposals.

Termination Fee (page 46)

In the event that State Street terminates the merger agreement because:

•

the Investors Financial board of directors (1) fails to recommend that Investors Financial stockholders adopt the merger agreement, (2) withdraws, modifies, qualifies or conditions its recommendation (or publicly proposes to do so) in a manner adverse to State Street, (3) approves or recommends an alternative proposal, or (4) resolves to do (2) or (3), or

•	Investors Financial intentionally breaches its obligation to call and hold a stockholder meeting to consider the merger or its obligation to not solicit alternative proposals,

Investors Financial will pay State Street a $165 million termination fee.

In addition, we have agreed that if certain events occur relating to an alternative proposal and thereafter the merger agreement is terminated by either Investors Financial or State Street as a result of the merger not being completed by February 4, 2008, or failure of the stockholders to adopt the merger agreement, then if Investors Financial consummates or enters into a definitive agreement with regards to an alternative transaction within 12 months of termination of the merger agreement, Investors Financial will pay State Street a $165 million termination fee.

Regulatory Approvals (page 30)

Investors Financial and State Street have agreed to use their reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement. These approvals include approval from the Federal Reserve Board and other U.S. or foreign regulatory authorities, including the Massachusetts Board of Bank Incorporation and the Massachusetts Commissioner of Banks. State Street and Investors Financial have completed, or will complete, the filing of applications and notifications to obtain the required regulatory approvals.

Although we do not know of any reason why we would not obtain these regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them.

The Rights of Investors Financial Stockholders Will Be Governed by Massachusetts Law and the State Street Articles of Organization and By-laws After the Merger (page 52)

The rights of Investors Financial stockholders will change as a result of the merger due to differences in State Street’s and Investors Financial’s governing documents and due to the fact that the companies are incorporated in different states (Investors Financial in Delaware and State Street in Massachusetts). Page 52 of this document contains a comparison of stockholder rights under each of the State Street and Investors Financial governing documents and applicable state law, and describes the material differences between them.

The Special Meeting (page 15)

Investors Financial Will Hold its Special Meeting on June 20, 2007 (page 15)

The special meeting will be held on June 20, 2007, at 10:00 a.m., local time, at 200 Clarendon Street, Boston, Massachusetts 02116. At the special meeting, Investors Financial stockholders will be asked to:

•	adopt the merger agreement; and

•

approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date. Only holders of record of Investors Financial common stock at the close of business on May 15, 2007 will be entitled to vote at the special meeting. Each share of Investors Financial common stock is entitled to one vote. As of the record date of May 15, 2007, there were approximately 67,150,609 shares of Investors Financial common stock entitled to vote at the special meeting.

Required Vote. To adopt the merger agreement, the holders of a majority of the outstanding shares of Investors Financial common stock entitled to vote must vote in favor of adopting the merger agreement. Because adoption of the merger agreement requires the affirmative vote of a majority of shares outstanding, an Investors Financial stockholder’s failure to vote or an abstention will have the same effect as a vote against the merger.

As of the record date, directors and executive officers of Investors Financial and their affiliates had the right to vote approximately 2,301,687 shares of Investors Financial common stock, or 3% of the outstanding Investors Financial common stock entitled to be voted at the special meeting. We currently expect that each of these individuals will vote his or her shares of Investors Financial common stock in favor of the proposals to be presented at the special meeting.

The Companies (page 50)

State Street Corporation

State Street Corporation is a Massachusetts corporation, and is a bank holding company and a financial holding company under U.S. federal law. With $12.33 trillion of assets under custody and $1.85 trillion of assets under management at March 31, 2007, State Street is a leading specialist in meeting the needs of institutional investors worldwide. State Street’s customers include mutual funds and other collective investment funds, corporate and public retirement plans, insurance companies, foundations, endowments and other investment pools and investment managers. Including the United States, State Street operates in 26 countries and more than 100 geographic regions. State Street stock (NYSE: STT) is listed on the New York Stock Exchange. At March 31, 2007, State Street had total assets of $110.00 billion, total deposits of $66.60 billion, total shareholders’ equity of $7.47 billion and 21,950 employees. The principal executive offices of State Street are located at One Lincoln Street, Boston, Massachusetts 02111, and its telephone number is (617) 786-3000.

Investors Financial Services Corp.

Investors Financial Corp. is a Delaware corporation and provides services for a variety of financial asset managers including mutual fund complexes, investment advisors, hedge funds, family offices, banks and insurance companies. Investors Financial’s wholly-owned subsidiary, Investors Bank & Trust Company, provides core services including global custody, multicurrency accounting, fund administration and middle office outsourcing, as well as value-added services including foreign exchange, cash management, securities lending, investment advisory, performance measurement, institutional transfer agency, lines of credit and brokerage and transition management services. Investors Financial provides financial asset administration services for assets that totaled approximately $2.3 trillion at March 31, 2007, including approximately $0.5 trillion of foreign assets. The principal executive offices of Investors Financial are located at 200 Clarendon Street, Boston, Massachusetts 02116, and its telephone number is (617) 937-6700.

Comparative Market Prices and Share Information (pages 11 and 60)

State Street common stock is listed on the NYSE under the symbol “STT.” Investors Financial common stock is quoted on the NASDAQ under the symbol “IFIN.” The following table shows the closing sale prices of State Street common stock and Investors Financial common stock as reported on the NYSE and the NASDAQ on February 2, 2007, the last trading day before we announced the merger, and on May 18, 2007, the last practicable trading day for which such information was available before the distribution of this document. This table also shows the implied value of the merger consideration proposed for each share of Investors Financial common stock, which we calculated by multiplying the closing price of State Street common stock on those dates by 0.906, the exchange ratio.

	State Street Common Stock	Investors Financial Common Stock	Implied Value per Share of Investors Financial Common Stock
February 2, 2007	$71.75	$46.95	$65.01
At May 18, 2007	$68.38	$61.32	$61.95

The market prices of State Street common stock and Investors Financial common stock will fluctuate prior to the merger. You should obtain current market quotations.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF STATE STREET

Set forth below are highlights from State Street’s consolidated financial data as of and for the years ended December 31, 2002 through 2006 and as of and for the three months ended March 31, 2006 and 2007. The results of operations for the three months ended March 31, 2007 are not necessarily indicative of the results of operations for the full year or any other interim period. State Street management prepared the unaudited information on the same basis as it prepared State Street’s audited consolidated financial statements. In the opinion of State Street management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read this information in conjunction with State Street’s consolidated financial statements and related notes included in State Street’s Annual Report on Form 10-K for the year ended December 31, 2006, and State Street’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, which are incorporated by reference in this document and from which this information is derived. See “Where You Can Find More Information” on page 63.

State Street—Summary of Selected Consolidated Financial Data

(Dollars in millions, except per share data or where otherwise noted)

	Three months ended March 31,		Year ended December 31,
	2007	2006	2006	2005	2004	2003	2002
Total fee revenue	$1,370	$1,260	$5,186	$4,551	$4,048	$3,556	$2,850
Net interest revenue	325	266	1,110	907	859	810	979
Provision for loan losses	—	—	—	—	(18)	—	4
(Losses) gains on sales of available-for-sale investment securities, net	1	(3)	15	(1)	26	23	76
Gain on sale of Private Asset Management business, net of exit and other associated costs	—	—	—	16	—	285	—
Gain on sale of Corporate Trust business, net of exit and other associated costs	—	—	—	—	—	60	495

Total revenue	1,696	1,523	6,311	5,473	4,951	4,734	4,396
Total operating expenses	1,213	1,096	4,540	4,041	3,759	3,622	2,841

Income from continuing operations before income tax expense	483	427	1,771	1,432	1,192	1,112	1,555
Income tax expense from continuing operations	169	145	675	487	394	390	540

Income from continuing operations	314	282	1,096	945	798	722	1,015
Net income (loss) from discontinued operations	—	10	10	(107)	—	—	—

Net income	$314	$292	$1,106	$838	$798	$722	$1,015

PER COMMON SHARE:
Basic earnings:
Continuing operations	$.94	$.85	$3.31	$2.86	$2.38	$2.18	$3.14
Net income	.94	.88	3.34	2.53	2.38	2.18	3.14
Diluted earnings:
Continuing operations	.93	.84	3.26	2.82	2.35	2.15	3.10
Net income	.93	.87	3.29	2.50	2.35	2.15	3.10
Cash dividends declared	.21	.19	.80	.72	.64	.56	.48
PERIOD END:
Investment securities	$67,904	$59,970	$64,992	$59,870	$37,571	$38,215	$28,071
Total assets	110,003	104,156	107,353	97,968	94,040	87,534	85,794
Deposits	66,600	61,799	65,646	59,646	55,129	47,516	45,468
Long-term debt	2,613	2,617	2,616	2,659	2,458	2,222	1,270
Shareholders’ equity	7,467	6,413	7,252	6,367	6,159	5,747	4,787
RATIOS:
Continuing operations:
Return on shareholders’ equity	17.4%	17.6%	16.2%	15.3%	13.3%	13.9%	24.1%
Return on average assets	1.18	1.10	1.03	.95	.84	.87	1.28
Dividend payout	22.5	24.2	24.2	25.3	26.9	25.9	15.4
Net income:
Return on shareholders’ equity	17.4	18.3	16.4	13.6	13.3	13.9	24.1
Return on average assets	1.18	1.14	1.04	.84	.84	.87	1.28
Dividend payout	22.5	23.4	24.0	28.5	26.9	25.9	15.4
Average shareholders’ equity to average assets	6.8	6.2	6.3	6.2	6.3	6.3	5.3
Tier 1 risk-based capital	11.5	10.9	13.7	11.7	13.3	14.0	17.1
Total risk-based capital	13.5	13.0	15.9	14.0	14.7	15.8	18.0
Tier 1 leverage ratio	5.7	5.5	5.8	5.6	5.5	5.6	5.6
Tangible common equity to adjusted total assets	4.7	4.5	5.1	4.8	4.5	4.5	4.9
OTHER DATA:
Assets under custody (in billions)	$12,331	$10,737	$11,854	$10,121	$9,497	$9,370	$6,171
Assets under management (in billions)	1,849	1,538	1,749	1,441	1,354	1,106	763
Employees at end of period	21,950	21,375	21,700	20,965	19,668	19,850	19,501

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF INVESTORS FINANCIAL

Set forth below are highlights from Investors Financial’s consolidated financial data as of and for the years ended December 31, 2002 through 2006 and as of and for the three months ended March 31, 2006 and 2007. The results of operations for the three months ended March 31, 2007 are not necessarily indicative of the results of operations for the full year or any other interim period. Investors Financial management prepared the unaudited information on the same basis as it prepared Investors Financial’s audited consolidated financial statements. In the opinion of Investors Financial management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read this information in conjunction with Investors Financial’s consolidated financial statements and related notes included in Investors Financial’s Annual Report on Form 10-K for the year ended December 31, 2006, and Investors Financial’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, which are incorporated by reference in this document and from which this information is derived. See “Where You Can Find More Information” on page 63.

Investors Financial—Summary of Selected Consolidated Financial Data

(Dollars in millions, except per share data or where otherwise noted)

	Three months ended March 31,		Year ended December 31,
	2007	2006	2006	2005	2004	2003(1)	2002
Noninterest income	$171	$150	$639	$526	$425	$336	$299
Net interest income	49	43	164	170	188	154	139

Net operating revenues	220	193	803	696	613	490	438
Operating expenses	159	136	579	460	398	345	342

Income before income taxes	61	57	224	236	215	145	96
Income taxes	20	20	70	76	73	53	29

Net income	$41	$37	$154	$160	$142	$92	$67

PER COMMON SHARE:
Basic earnings	$0.61	$0.57	$2.34	$2.42	$2.15	$1.42	$1.05
Diluted earnings	0.60	0.56	2.28	2.37	2.09	1.39	1.02
Cash dividends declared	0.03	0.02	0.09	0.08	0.07	0.06	0.05
PERIOD END:
Investments	$10,338	$11,044	$10,372	$11,183	$10,558	$8,653	$6,760
Total assets	14,205	12,427	11,558	12,089	11,143	9,223	7,215
Deposits	8,483	5,425	6,145	4,993	5,396	4,207	3,333
Junior subordinated debentures(2)	25	25	25	25	25	25	–
Shareholders’ equity	1,024	820	939	773	712	540	443
RATIOS:
Return on average shareholders’ equity	16.8%	19.0%	17.7%	21.1%	22.7%	19.1%	17.1%
Return on average assets	1.3	1.3	1.3	1.3	1.4	1.1	1.1
Dividend payout ratio(3)	4.1	3.9	3.9	3.4	3.3	4.3	4.9
Average shareholders’ equity to average assets	7.6	6.6	7.3	6.3	6.1	5.9	6.4
Tier 1 risk-based capital	18.0	19.0	19.0	18.5	20.5	17.6	15.3
Total risk-based capital	18.0	19.0	19.0	18.5	20.5	17.6	15.3
Tier 1 leverage ratio	7.7	6.5	7.6	6.0	5.9	5.4	5.4
Noninterest income to net operating income	77.7	77.5	79.6	75.5	69.4	68.6	68.3
OTHER DATA:
Assets processed at end of period (in billions) (4)	$2,276	$1,930	$2,212	$1,793	$1,430	$1,057	$785
Employees at end of period	4,299	3,463	4,265	3,252	2,778	2,413	2,591

(1)	Effective July 1, 2003, Investors Financial adopted the provisions of Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, which resulted in a reclassification of the trust preferred securities from mezzanine financing to liabilities. As such, interest expense associated with the trust preferred securities was reclassified to net interest income.
(2)	Effective October 1, 2003, Investors Financial adopted the provisions of FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, which resulted in the deconsolidation of Investors Capital Trust I, the trust that holds the trust preferred securities.
(3)	Investors Financial intends to retain the majority of future earnings to fund development and growth of its business. Investors Financial currently expects to pay cash dividends at an annualized rate of $0.10 per share subject to regulatory requirements.
(4)	Assets processed is the total dollar value of financial assets on the reported date for which Investors Financial provides one or more of the following services: global custody, multicurrency accounting, fund administration, middle office outsourcing, foreign exchange, cash management, securities lending, investment advisory, performance measurement, institutional transfer agency, lines of credit and brokerage and transition management services.

COMPARATIVE PER SHARE DATA

The following table sets forth for State Street common stock and Investors Financial common stock certain historical, pro forma and pro forma-equivalent per share financial information. The pro forma and pro forma-equivalent per share information gives effect to the merger as if the merger had been effective on the dates presented, in the case of the book value data, and as if the merger had become effective on January 1, 2006, in the case of the net income and dividends declared data. The pro forma data in the tables reflects that the merger will be accounted for using the purchase method of accounting and represents a current estimate based on available information of the combined company’s results of operations. The pro forma financial adjustments record the assets and liabilities of Investors Financial at their estimated fair values and are subject to adjustment as additional information becomes available and as additional analyses are performed. See “Accounting Treatment” on page 48. The information in the following table is based on, and should be read together with, the historical financial information that we have presented in our prior filings with the Securities and Exchange Commission, which we refer to as the SEC. See “Where You Can Find More Information” on page 63.

We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses and revenue enhancement opportunities. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of possible revenue enhancements or reductions, expense efficiencies, restructuring or merger-related costs, asset dispositions or share repurchases, among other factors, that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

The comparative per share data for the three months ended March 31, 2007 and the year ended December 31, 2006, combines the historical income per share data of State Street and its subsidiaries and Investors Financial and its subsidiaries giving effect to the merger as if the merger had become effective on January 1, 2006, using the purchase method of accounting based on the assumptions noted above. Upon completion of the merger, the operating results of Investors Financial will be reflected in the consolidated financial statements of State Street on a prospective basis.

	State Street Historical	Investors Financial Historical	Pro Forma Combined	Pro Forma Equivalent Investors Financial Share
Net Income:
For the year ended December 31, 2006:
Basic	$3.34	$2.34	$3.02	$2.74
Diluted	3.29	2.28	2.97	2.69

For the three months ended March 31, 2007:
Basic	0.94	0.61	0.87	0.79
Diluted	0.93	0.60	0.85	0.77

Cash Dividends Declared:
For the year ended December 31, 2006	0.80	0.09	0.80	0.72
For the three months ended March 31, 2007	0.21	0.03	0.21	0.19

Book Value:
As of December 31, 2006	21.81	14.30	29.39	26.63
As of March 31, 2007	22.24	15.34	29.80	27.00

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this document, including the matters under the caption “Cautionary Statement Regarding Forward-Looking Statements” and the matters discussed under the caption “Risk Factors” included in the Annual Reports on Form 10-K filed by each of State Street and Investors Financial for the years ended December 31, 2006, as updated by any subsequently filed Forms 10-Q and 8-K, you should carefully consider the following factors in deciding whether to vote for adoption of the merger agreement.

Because the Market Price of State Street Common Stock Will Fluctuate, Investors Financial Stockholders Cannot Be Sure of the Trading Price of the Merger Consideration They Will Receive.

Upon completion of the merger, each share of Investors Financial common stock will be converted into 0.906 of a share of State Street common stock. The market value of the merger consideration will vary from the closing price of State Street common stock on the date we announced the merger, on the date we mailed this document to Investors Financial stockholders, on the date of the special meeting of the Investors Financial stockholders and thereafter. Any change in the market value of State Street common stock prior to completion of the merger will affect the market value of the consideration that Investors Financial stockholders will receive upon completion of the merger. Accordingly, at the time of the special meeting, Investors Financial stockholders will not know or be able to calculate the market value of the merger consideration they would receive upon completion of the merger. Neither company is permitted to terminate the merger agreement solely because of changes in the market prices of either company’s stock. There will be no adjustment to the merger consideration for changes in the market price of either shares of State Street common stock or shares of Investors Financial common stock. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond our control. You should obtain current market quotations for shares of State Street common stock and for shares of Investors Financial common stock.

We May Fail to Realize All of the Anticipated Benefits of the Merger.

State Street and Investors Financial entered into the merger agreement with the expectation that the merger would result in various benefits, including, among other things, synergies, revenue growth, cost savings, expanded client base, additional cross-selling opportunities and operating efficiencies. The success of the merger will depend, in part, on our ability to realize such anticipated benefits and cost savings from combining the businesses of State Street and Investors Financial. However, to realize these anticipated benefits and cost savings, we must successfully combine the businesses of State Street and Investors Financial. If we are not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully or at all or may take longer to realize than expected.

State Street and Investors Financial have operated and, until the completion of the merger, will continue to operate independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers and employees or to achieve the anticipated benefits of the merger. Integration of the businesses entails information technology systems conversions, which involve operational risks and may result in customer dissatisfaction and defection. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Investors Financial and State Street during the transition period. The integration may take longer than anticipated and may have unanticipated adverse results relating to Investors Financial’s or State Street’s existing business. Additionally, State Street may not be able to effectively assimilate services, technologies or Investors Financial’s key personnel. Failure to achieve anticipated benefits could result in increased costs and decreases in the amounts of expected revenues of the combined company.

State Street is a Competitor of Certain Investors Financial Customers and as a Result of the Merger, Some Customers May Seek Alternative Providers.

Certain Investors Financial customers are competitors of State Street’s non-custody businesses, including Investors Financial’s largest customer by revenue, Barclays Global Investors, N.A., which like State Street Global Advisers is an institutional investment adviser. The loss of some of these Investors Financial customers, or a significant reduction in revenues generated from such customers, for competitive reasons or otherwise, would adversely affect the anticipated benefits of the merger.

The Market Price of State Street Common Stock after the Merger May Be Affected by Factors Different from Those Affecting the Shares of Investors Financial or State Street Currently.

The businesses of State Street and Investors Financial differ and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of Investors Financial. For a discussion of the businesses of State Street and Investors Financial and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this document and referred to under “Where You Can Find More Information.”

The Merger is Subject to the Receipt of Consents and Approvals from Government Entities that May Impose Conditions that Could Have an Adverse Effect on State Street.

Before the merger can be completed, various approvals or consents must be obtained from the Federal Reserve Board, the Massachusetts Board of Bank Incorporation and various domestic and foreign bank regulatory, antitrust, insurance and other authorities. These governmental entities, including the Federal Reserve Board, may impose conditions on the completion of the merger or require changes to the terms of the merger. Investors Financial and State Street have not yet obtained all regulatory approvals required to complete the merger. Although State Street and Investors Financial do not currently expect that any such conditions or changes will be imposed, such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of State Street following the merger, any of which might have an adverse effect on State Street following the merger.

Investors Financial Executive Officers and Directors Have Financial Interests in the Merger that May Be Different from, or in Addition to, the Interests of Investors Financial Stockholders.

Some of Investors Financial’s directors and its executive officers have financial interests in the merger that may be different from, or in addition to, the interests of Investors Financial stockholders. For example, certain executive officers of Investors Financial will receive payments pursuant to their change of control employment agreements, accelerated payouts of their supplemental executive retirement plan accounts and payments with respect to their outstanding stock options to acquire Investors Financial common stock in connection with the merger.

Investors Financial’s board of directors was aware of these interests and took them into account in its decision to adopt the merger agreement. For information concerning these interests, please see the discussion under the caption “Some of Investors Financial’s Directors and its Executive Officers Have Financial Interests in the Merger.”

The Shares of State Street Common Stock to be Received by Investors Financial Stockholders as a Result of the Merger Will Have Different Rights from the Shares of Investors Financial Common Stock.

Upon completion of the merger, Investors Financial stockholders will become State Street stockholders and their rights as stockholders will be governed by the articles of organization and by-laws of State Street and Massachusetts corporate law. The rights associated with Investors Financial common stock are different from the rights associated with State Street common stock. See the section of this proxy statement/prospectus titled “Comparison of Stockholders’ Rights” beginning on page 52 for a discussion of the different rights associated with State Street common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains or incorporates by reference a number of forward-looking statements, including statements about the financial conditions, results of operations, earnings outlook and prospects of State Street, Investors Financial and the potential combined company and may include statements for the period following the completion of the merger. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions.

The forward-looking statements involve certain risks and uncertainties. The ability of either State Street or Investors Financial to predict results or the actual effects of its plans and strategies, or those of the combined company, is subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include those set forth below under “Risk Factors,” as well as, among others, the following:

•	those discussed and identified in public filings with the SEC made by State Street or Investors Financial;

•

completion of the merger is dependent on, among other things, receipt of stockholder and regulatory approvals, the timing of which cannot be predicted with precision and which may not be received at all;

•	the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•

the integration of Investors Financial’s business and operations with those of State Street and the anticipated cost savings and other synergies of the merger may take longer to be realized than anticipated, may be more costly than anticipated, may have unanticipated adverse results relating to Investors Financial’s or State Street’s existing businesses or may not be entirely achieved;

•	attrition in key client, partner and other relationships relating to the merger may be greater than expected; and

•	disruptions from the transaction may harm relationships with customers, employees and regulators.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document or the date of any document incorporated by reference in this document.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this document and attributable to State Street or Investors Financial or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this document. Except to the extent required by applicable law or regulation, State Street and Investors Financial undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

THE INVESTORS FINANCIAL SPECIAL MEETING

This section contains information about the special meeting of Investors Financial stockholders that has been called to consider and adopt the merger agreement which provides for the merger of Investors Financial with and into State Street, with State Street as the surviving corporation in the merger.

Together with this document, we are also sending you a notice of the special meeting and a form of proxy that is solicited by the Investors Financial board of directors. The special meeting will be held on June 20, 2007, at 10:00 a.m. local time, at 200 Clarendon Street, Boston, Massachusetts 02116, subject to any adjournments or postponements.

Matters To Be Considered

The purpose of the special meeting is to vote on a proposal for adoption of the merger agreement.

You also will be asked to vote upon a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Proxies

Each copy of this document mailed to holders of Investors Financial common stock is accompanied by a form of proxy with instructions for submitting a proxy. If you hold stock in your name as a stockholder of record, you should complete, sign, date and return the proxy card accompanying this document to ensure that your shares are voted at the special meeting, or at any adjournment or postponement of the special meeting, regardless of whether you plan to attend the special meeting. You may also submit your proxy by telephone or through the Internet as instructed on the proxy card.

If you hold your stock in “street name” through a bank or broker, you must direct your bank or broker to vote in accordance with the instructions you have received from your bank or broker.

If you hold stock in your name as a stockholder of record, you may revoke any proxy at any time before your shares are voted by (1) signing and returning a proxy card with a later date or submitting another proxy via the Internet or by telephone, (2) delivering a written revocation letter to Investors Financial’s Secretary or (3) attending the special meeting in person and voting your shares in person by ballot at the special meeting (however, the mere presence, without notifying Investors Financial’s Secretary will not constitute revocation of a previously given proxy). If you hold your stock in “street name” through a bank or broker, you must follow your bank’s or broker’s instructions to revoke your proxy.

Written notices of revocation and other communications about revoking your proxy should be addressed to:

Investors Financial Services Corp.

200 Clarendon Street

Boston, Massachusetts 02116

Attention: Secretary

All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” adoption of the merger agreement and “FOR” adoption of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement. According to the Investors Financial by-laws, business to be conducted at a special meeting of stockholders will be limited to matters relating to the purpose or purposes stated in the notice of meeting. Accordingly, no matters other than the matters described in this document will be presented for action at the special meeting or at any adjournment or postponement of the special meeting.

Investors Financial stockholders should not send Investors Financial stock certificates with their proxy cards. After the merger is completed, holders of Investors Financial common stock will be mailed a transmittal form with instructions on how to exchange their Investors Financial stock certificates for shares of State Street common stock and cash instead of fractional shares of State Street common stock, if applicable.

Solicitation of Proxies

Investors Financial will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, Investors Financial will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Investors Financial common stock and secure their voting instructions. Investors Financial will reimburse the record holders for their reasonable expenses in taking those actions. Investors Financial has also made arrangements with Innisfree M&A Incorporated to assist in soliciting proxies and have agreed to pay them $10,000 plus reasonable expenses for these services. If necessary, Investors Financial may use several of its regular employees, who will not be specially compensated, to solicit proxies from Investors Financial stockholders, either personally or by telephone, facsimile, letter or other electronic means.

The costs and expenses of printing and mailing this document, and all filing and other fees paid to the SEC in connection with the merger, shall be borne equally by Investors Financial and State Street.

Record Date

The close of business on May 15, 2007 has been fixed as the record date for determining the Investors Financial stockholders entitled to receive notice of and to vote at the special meeting. At that time, approximately 67,150,609 shares of Investors Financial common stock were outstanding, held by approximately 717 holders of record.

Voting Rights and Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Investors Financial common stock entitled to vote is necessary to constitute a quorum at the special meeting. Abstentions will be counted for the purpose of determining whether a quorum is present.

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Investors Financial common stock entitled to vote at the special meeting. You are entitled to one vote for each share of Investors Financial common stock you held as of the record date. The failure to vote by proxy or in person will have the same effect as a vote against the merger.

The Investors Financial board of directors urges you to promptly complete, date and sign the accompanying proxy card and to return it promptly in the enclosed postage-paid envelope or to submit your proxy by telephone or through the Internet, or, if you hold your stock in “street name” through a bank or broker, by following the voting instructions of your bank or broker.

As of the record date:

•

Directors and executive officers of Investors Financial and their affiliates, had the right to vote approximately 2,301,687 shares of Investors Financial common stock, or 3% of the outstanding Investors Financial common stock at that date. We currently expect that each of these individuals will vote their shares of Investors Financial common stock in favor of the proposals to be presented at the special meeting.

Recommendation of the Investors Financial Board of Directors

The Investors Financial board of directors believes that the merger, the merger agreement and the transactions contemplated by the merger agreement are fair to, advisable and in the best interests of Investors Financial and its stockholders and has directed that the merger be submitted to Investors Financial’s stockholders for consideration and adoption. The Investors Financial board of directors unanimously recommends that Investors Financial stockholders vote “FOR” adoption of the merger agreement. See “The Merger—Investors Financial’s Reasons for the Merger; Recommendation of the Investors Financial Board of Directors” for a more detailed discussion of the Investors Financial board of directors’ recommendation.

Attending the Meeting

All holders of Investors Financial common stock, including stockholders of record and stockholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting in person. Stockholders of record can vote in person at the special meeting. If you are not a stockholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without both proper proof of share ownership (such as a copy of a bank or brokerage statement) and proper photo identification.

THE MERGER

Background of the Merger

The board of directors of Investors Financial, together with the senior management, has from time to time reviewed and considered strategic developments and various strategic options potentially available to Investors Financial. These discussions have included management presentations concerning possible transactions, investments and other business initiatives intended to create or enhance stockholder value.

Ronald Logue, Chairman and Chief Executive Officer of State Street, and Kevin Sheehan, Chairman and Chief Executive Officer of Investors Financial have previously discussed the possibility of a strategic combination between Investors Financial and State Street. These prior discussions did not result in any sharing of diligence materials or in either party making a proposal for a potential combination.

In mid-January 2007, Mr. Logue approached Mr. Sheehan and arranged for a meeting. At this meeting, Messrs. Logue and Sheehan discussed their respective companies, industry trends and the possibility of a strategic combination involving the two companies. In light of the strong complementary business fit between the two companies and recent market and business developments, at the conclusion of the meeting, Messrs. Logue and Sheehan decided to instruct their senior management teams to explore further the possibility of a combination. In addition, they agreed to share some preliminary due diligence materials concerning their respective companies and discuss with their respective boards the possibility of proceeding forward with a potential business combination transaction. Mr. Sheehan also indicated that it would be helpful if State Street could provide Investors Financial with an indication of the range of financial terms and other conditions that would apply in the context of such a potential business combination. Following this meeting, Investors Financial entered into a confidentiality agreement with State Street and then senior management and the financial advisors of both State Street and Investors Financial held a number of meetings to review preliminary financial information regarding a potential combination. Also during such time, Mr. Sheehan and Mr. Logue had preliminary conversations regarding State Street’s initial thoughts on a valuation for Investors Financial common stock. Mr. Logue communicated a preliminary range of $57 to $58 per share of Investors Financial common stock, which Mr. Sheehan indicated was below what Investors Financial would consider appropriate for a transaction. However, Mr. Sheehan indicated that he would be interested in having further conversations with Mr. Logue around a higher valuation. In addition, shortly after the initial meeting between Messrs. Logue and Sheehan, another company in the financial services industry, representatives of which, from time to time in the past, had preliminary contact with representatives of Investors Financial regarding a potential business transaction, contacted Mr. Sheehan to express its interest in discussing a potential strategic combination with Investors Financial. Investors Financial entered into a confidentiality agreement with the other company and Mr. Sheehan updated the Investors Financial board on developments with State Street and the other company. Once updated, the Investors Financial board asked its financial advisor to request that each party deliver a firm proposal representing its best and final offer for a strategic combination with Investors Financial by February 2, 2007.

During the week of January 29, both State Street and the other company engaged in detailed due diligence investigations of Investors Financial, and conducted meetings with the Investors Financial management team. Also during this period, Investors Financial delivered draft transaction documentation to State Street and the other company.

On February 2, 2007, State Street submitted a firm proposal to acquire Investors Financial in an all-stock merger for consideration of 0.906 shares of State Street common stock for each share of Investors Financial common stock. State Street’s proposal also included a revised version of the draft transaction documentation reflecting State Street’s comments. The other company declined to submit a firm proposal without the opportunity for further consideration of various due diligence and other business issues. On February 2, 2007, management updated the Investors Financial board. After consideration of all aspects of State Street’s proposal, including its financial terms, the board authorized management to seek to finalize the terms of a definitive agreement with State Street. Over the next two days, counsel to Investors Financial and State Street, working with the companies, negotiated the representations, termination fee and operating covenants in the merger agreement and then proceeded to finalize the definitive transaction documentation. During this period, State Street conducted further due diligence of Investors Financial, and Investors Financial management and their advisors also conducted a due diligence investigation of State Street.

On February 4, 2007, the board of directors of Investors Financial met with senior management and their outside legal and financial advisors. Management reviewed for the Investors Financial board of directors the background of discussions with State Street and the progress of negotiations, and reported on Investors Financial’s due diligence investigations of State Street. Goldman, Sachs & Co. reviewed with the Investors Financial board of directors the structure and other terms of the proposed transaction, and financial information regarding State Street, Investors Financial and the transaction, as well as information regarding peer companies and comparable transactions. In connection with the deliberation by the Investors Financial board of directors, Goldman, Sachs & Co. rendered to the Investors Financial board of directors its oral opinion (subsequently confirmed in writing), as described under “—Opinion of Investors Financial’s Financial Advisor,” that, as of the date of its opinion, and subject to and based on the qualifications and assumptions set forth in its opinion, the exchange ratio of 0.906 shares of State Street common stock for each share of Investors Financial common stock was fair, from a financial point of view, to the stockholders of Investors Financial.

Representatives of Wachtell, Lipton, Rosen & Katz discussed with the Investors Financial board of directors the legal standards applicable to its decisions and actions with respect to its consideration of the proposed transaction, and reviewed the legal terms of the proposed transaction agreements. Representatives of Wachtell, Lipton, Rosen & Katz also discussed with the Investors Financial board of directors the stockholder and regulatory approvals that would be required to complete the proposed merger, the likely process and timetable of the merger, including expected timing for obtaining the required stockholder and regulatory approvals. Wachtell, Lipton, Rosen & Katz also discussed compensation and benefits issues in connection with the merger and reviewed for the Investors Financial board of directors a set of draft resolutions relating to the proposed merger.

Following these discussions, and discussions among the members of the Investors Financial board of directors, management and Investors Financial’s advisors, including consideration of the factors described under “—Investors Financial’s Reasons for the Merger; Recommendation of the Investors Financial Board of Directors,” the Investors Financial board of directors unanimously determined that the transactions contemplated by the merger agreement and the related transactions and agreements are fair to, advisable and in the best interests of Investors Financial and its stockholders, and the directors voted unanimously to approve the merger with State Street, to approve and adopt the merger agreement and to approve the related transactions and agreements.

On February 4, 2007, the board of directors of State Street held a special meeting by teleconference at which members of State Street’s senior management and its legal and financial advisors made various presentations about, and the board discussed, the potential merger. At this meeting, State Street’s board of directors approved the merger agreement and the transactions contemplated by the merger agreement.

Following approval of each board of directors, the parties executed the merger agreement and on February 5, 2007 the transaction was announced in a joint press release.

Investors Financial’s Reasons for the Merger; Recommendation of the Investors Financial Board of Directors

The Investors Financial board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are fair to, advisable and in the best interests of Investors Financial and its stockholders. Accordingly, the Investors Financial board of directors unanimously approved the merger agreement and unanimously recommends that Investors Financial stockholders vote “FOR” the adoption of the merger agreement.

In reaching its decision to approve the merger agreement and recommend the merger to its stockholders, the Investors Financial board of directors consulted with Investors Financial’s management, as well as its legal and financial advisors, and considered a number of factors, including the following factors which the Investors Financial board of directors viewed as generally supporting its decision to approve the merger agreement and recommend the merger to Investors Financial stockholders:

•	its knowledge of Investors Financial’s business, operations, financial condition, earnings and prospects;

•

its knowledge of State Street’s business, operations, financial condition, earnings and prospects, taking into account the results of Investors Financial’s due diligence review of State Street, the related information presented by Investors Financial’s management and financial advisors, and the expected financial impact of the merger on State Street, including pro forma earnings;

•

its knowledge of the current environment in the financial services industry, including economic conditions, potential continued consolidation, increased operating costs resulting from regulatory initiatives and compliance mandates, increasing competition, and current financial market conditions and the likely effects of these factors on the companies’ potential growth, development, productivity and strategic options;

•

its belief that by combining the two companies Investors Financial would become part of a significantly larger institution with greater capital and more diverse product offerings that would be both better equipped to respond to economic and industry developments and better positioned to serve existing clients and develop and grow its businesses;

•

financial terms of the merger, including the fact that, based on the closing prices on the NYSE of State Street common stock on February 2, 2007, and based on the right of Investors Financial stockholders to receive 0.906 shares of State Street common stock for each share of Investors Financial common stock, as of February 2, 2007, the consideration represented an approximate 38.5% premium over the closing price of Investors Financial shares on the NASDAQ;

•	the expectation that financial benefits may result from the transaction, including potential significant cost savings and revenue synergies;

•	the complementary fit and compatibility of the businesses and cultures of State Street and Investors Financial and the operational benefits that may result from the transaction;

•

the likelihood that the merger would be completed in a timely manner and that the management team of the combined company would be able to successfully integrate and operate the businesses of the combined company after the merger;

•

the financial analyses presented by Goldman, Sachs & Co. to the Investors Financial board of directors, and the opinion dated as of February 4, 2007 delivered to Investors Financial by Goldman, Sachs & Co. to the effect that, as of that date, and subject to and based on the qualifications and assumptions set forth in the opinion, the exchange ratio of 0.906 shares of State Street common stock for each share of Investors Financial common stock was fair, from a financial point of view, to such stockholders, as described under “—Opinion of Investors Financial’s Financial Advisor”,

•

the structure of the merger and the terms of the merger agreement, including the fact that Investors Financial stockholders would receive equity ownership in the combined company that would afford them the opportunity to participate in the potential benefits from combining the two companies;

•

the fact that any increase in the market price of State Street stock prior to the completion of the merger will increase the value of the merger consideration that Investors Financial stockholders will receive upon completion of the merger;

•	the expected treatment of the merger as a “reorganization” for United States federal income tax purposes; and

•	the regulatory and other approvals required in connection with the merger and the likelihood such approvals would be received in a timely manner and without unacceptable conditions.

The board of directors also considered potentially adverse factors and risks in reaching its conclusion, including:

•

the merger agreement’s provisions imposing restrictions on Investors Financial from soliciting alternative transactions and the termination fee of $165 million that Investors Financial would be required to pay if the merger agreement is terminated under certain circumstances, which the Investors Financial board of directors understood were a condition to State Street’s willingness to enter into the merger agreement and that could limit the willingness of a third party to propose a competing business combination transaction with Investors Financial;

•	the restrictions on the conduct of Investors Financial’s business during the period between signing of the merger agreement and the completion of the merger or the termination of the merger agreement;

•	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger;

•

the fact that any decrease in the market price of State Street common stock prior to the completion of the merger will decrease the value of the merger consideration that Investors Financial stockholders will receive upon completion of the merger; and

•

the interests that certain directors and executive officers of Investors Financial may have in the merger, in addition to their interests as stockholders of Investors Financial generally. See “—Some of Investors Financial’s Directors and its Executive Officers Have Financial Interests in the Merger.”

The foregoing discussion of the factors considered by the Investors Financial board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Investors Financial board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Investors Financial board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Investors Financial board of directors considered all these factors as a whole, including discussions with, and questioning of, Investors Financial management and Investors Financial’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination. The Investors Financial board of directors also relied on the experience of Goldman, Sachs & Co., its financial advisor, for analyses of the financial terms of the merger and for its opinion as to the fairness of the exchange ratio to Investors Financial’s stockholders.

For the reasons set forth above, the Investors Financial board of directors unanimously determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are fair to, advisable and in the best interests of Investors Financial and its stockholders, and unanimously approved and adopted the merger agreement. The Investors Financial board of directors unanimously recommends that the Investors Financial stockholders vote “FOR” adoption of the merger agreement.

Opinion of Investors Financial’s Financial Advisor

Goldman Sachs rendered its opinion to Investors Financial’s board of directors that as of February 4, 2007 and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio of 0.906 shares of State Street common stock to be received for each share of Investors Financial common stock pursuant to the merger agreement was fair from a financial point of view to the holders of Investors Financial common stock.

The full text of the written opinion of Goldman Sachs, dated February 4, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this document. Investors Financial’s shareholders should read the opinion in its entirety. Goldman Sachs provided its opinion for the information and assistance of Investors Financial’s board of directors in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of Investors Financial’s common stock should vote with respect to the transaction.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Investors Financial and State Street for the five fiscal years ended December 31, 2005;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Investors Financial and State Street;

•	certain other communications from Investors Financial and State Street to their respective stockholders;

•

certain internal financial analyses and forecasts for Investors Financial prepared by its management, as described under “—Financial Forecasts”, and certain publicly available research analyst reports with respect to the future financial performance of State Street; and

•	certain cost savings and operating synergies projected by the managements of Investors Financial and State Street to result from the transaction.

Goldman Sachs also held discussions with members of the senior management of Investors Financial and State Street regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction and the past and current business operations, financial condition, and future prospects of their respective companies.

In addition, Goldman Sachs:

•	reviewed the reported price and trading activity for Investors Financial’s common stock and State Street’s common stock;

•

compared certain financial and stock market information for Investors Financial and State Street with similar financial and stock market information for certain other companies the securities of which are publicly traded;

•	reviewed the financial terms of certain recent business combinations in the banking industry specifically and other industries generally; and

•	performed such other studies and analyses, and considered such other factors, as it considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In that regard, Goldman Sachs assumed with the consent of Investors Financial’s board of directors that the internal financial analyses and forecasts for Investors Financial and the cost savings and operating synergies projected by Investors Financial and State Street were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Investors Financial and, with respect to the cost savings and operating synergies, State Street. Goldman Sachs is not an expert in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowance for loan losses, and, accordingly, Goldman Sachs assumed that such allowances for losses were in the aggregate adequate to cover such losses. In addition, Goldman Sachs did not review individual credit files and did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of

Investors Financial or State Street or any of their respective subsidiaries. No evaluation or appraisal of the assets or liabilities of Investors Financial or State Street or any of their respective subsidiaries was furnished to Goldman Sachs. Goldman Sachs also assumed that all governmental, regulatory or other consents and approvals necessary for the completion of the merger would be obtained without any adverse effect on Investors Financial or State Street or on the expected benefits of the merger in any way meaningful to its analysis.

The following is a summary of the material financial analyses used by Goldman Sachs in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs. The order of analyses described does not represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before February 2, 2007 and is not necessarily indicative of current market conditions.

Transaction Overview and Transaction Multiples Analysis. Goldman Sachs reviewed with the Investors Financial board of directors the basic terms of the merger, including the following:

•	aggregate consideration to be determined based on a fixed exchange ratio of 0.906 shares of State Street common stock for each share of Investors Financial common stock;

•

implied value for the merger consideration of $65.01 per share of Investors Financial common stock (based on the closing price of State Street’s common stock on February 2, 2007), representing a total equity value of approximately $4.5 billion; and

•	the form of consideration consisting of 100% stock.

Goldman Sachs calculated for the Investors Financial board of directors various multiples and premiums resulting from the transaction. These calculations were based on historical information, estimates from Institutional Brokerage Estimate Systems, or IBES (a data service that compiles estimates issued by securities analysts) and certain financial analyses and forecasts for Investors Financial prepared by its management.

Goldman Sachs calculated that the implied consideration of $65.01 per share of Investors Financial’s common stock, represented a 38.5% premium to the closing price per share of Investors Financial common stock on February 2, 2007 (the last trading day prior to the presentation made by Goldman Sachs to the Investors Financial board of directors) and a 40.2% and 42.1% premium to the average closing price per share for the 5 and 15 trading days, respectively, prior to the presentation made by Goldman Sachs to the Investors Financial board of directors.

Using the implied consideration, Goldman Sachs also calculated the following multiples and premiums:

•

the implied consideration per share of $65.01 as a multiple of: Investors Financial’s earnings per share, or EPS, for 2006; IBES estimates and Investors Financial’s management’s estimates for Investors Financial’s EPS, for each of years 2007 and 2008; and Investors Financial’s management’s estimates for Investors Financial’s EPS for 2008 including estimated cost synergies; and

•	the implied aggregate consideration (based on the implied consideration per share of $65.01) as a multiple of Investors Financial’s stated book value and tangible book value as of December 31, 2006.

State Street’s Proposal
Implied consideration per share as a multiple of:
2006 Actual EPS	28.5x
Management Estimated 2007 EPS	28.8x
Median IBES Estimated 2007 EPS	28.8x
Management Estimated 2008 EPS	24.4x
Median IBES Estimated 2008 EPS	24.8x
Management Estimated 2008 EPS with Cost Synergies[1]	11.9x

Implied aggregate consideration as a multiple of:
Stated book value	4.5x
Tangible book value	5.0x

Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information for Investors Financial to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the banking industry:

Custodians	Financial Processors	Securities Processors
Bank of New York / Mellon Financial Corporation State Street Corporation Northern Trust Corporation	Fiserv, Inc. Total Systems Services, Inc. ChoicePoint, Inc. Jack Henry & Associates, Inc. eFunds Corporation	SEI Investments Company DST Systems, Inc. BISYS Group, Inc. Advent Software, Inc.

Although none of the selected companies is directly comparable to Investors Financial, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Investors Financial.

The multiples and ratios of Investors Financial and the selected companies were based on the latest publicly available financial data, market data as of February 2, 2007 and IBES estimates (or, with respect to the EPS estimate for Investors Financial, internal forecasts prepared by its management). With respect to the selected companies, Goldman Sachs calculated:

•	the closing share price as a percentage of the 52-week high share price;

•	the closing share price as a multiple of median IBES EPS estimate for 2007 and 2008;

•	the median IBES long-term earnings growth rate estimate;

•	the ratio of the 2007 P/E multiple to the median IBES long-term earnings growth rate estimate; and

•	for the selected companies primarily involved in the custodial business, the ratio of the share price to the tangible book value per share.

[1]	Based on fully phased-in after-tax cost synergies per share based on 50% of 2006 run-rate non-interest expense grown at 3% per year.

	Investors Financial		Custodians			Financial Processors			Securities Processors
			Range	Median		Range	Median		Range	Median
Closing share price as a percentage of the 52-week high share price	92%		97%–100%	100%		85%– 100%	96%		82%– 100%	95%
Closing share price as a multiple of:
Estimated 2007 EPS[2]	20.8	x	17.4x–18.4x	17.8	x	18.5x–25.8x	20.0	x	19.0x–63.7x	21.9	x
Estimated 2008 EPS[3]	17.7	x	15.3x–16.5x	16.2	x	16.2–23.0x	18.0	x	17.7x–40.0x	19.7	x
IBES long-term growth rate estimate	13.3%		12.0%–12.0%	12.0%		13.0%–15.0%	15.0%		10.0%–17.5%	13.5%
Ratio of the 2007 P/E multiple to IBES long-term earnings growth rate estimate	1.6	x	1.5x–1.5x	1.5	x	1.2x–2.0x	1.3	x	1.6x–3.6x	1.8	x
Ratio of market capitalization to tangible book value	3.6	x	3.9x–6.1x	4.6	x	NM	NM		NM	NM

Goldman Sachs compared the historical total return, calculated as the change in stock price plus the reinvested proceeds from dividends, for certain periods ended February 2, 2007 for Investors Financial, to the average historical total return for the following Investors Financial peers: Bank of New York, Mellon Financial and Northern Trust. The following table represents the results of this analysis:

	Investors Financial	Peer Group
10-year total return	1,237.2%	203.8%
7-year total return	362.6%	29.2%
5-year total return	38.7%	19.1%
3-year total return	12.0%	39.0%
Total return since the announcement of Bank of New York / Mellon transaction (December 4, 2006)	13.0%	3.3%

Selected Transactions Analysis. Goldman Sachs analyzed certain publicly available financial information relating to 35 selected transactions in the financial institutions sector, which are divided into the following three groups:

•	a group of 20 selected transactions announced since January 1, 2003 involving depository institutions, each of which had an announced value between $1.0 billion and $7.0 billion;

•	a group of 6 selected transactions announced since January 1, 2003 involving asset managers, each of which had an announced value between $1.0 billion and $10.0 billion; and

•	a group of 9 selected transactions involving financial institution technology processors, each of which had an announced value greater than $1.0 billion.

Goldman Sachs took into consideration the information obtained from its selected transaction analysis in its evaluation of the fairness of the exchange ratio of 0.906 shares of State Street common stock to be received for each share of Investors Financial common stock by the holders of Investors Financial common stock.

[2]	Based on median IBES estimates except for Investors Financial, which is based on internal forecasts prepared by Investors Financial’s management.
[3]	Based on median IBES estimates except for Investors Financial, which is based on internal forecasts prepared by Investors Financial’s management.

For the selected transactions, Goldman Sachs calculated and compared:

•

for transactions involving depository institutions and financial institution technology processors, the implied premium represented by the price paid for the target in the transaction to the closing price per share of common stock of the target shortly prior to the announcement of the transaction; and

•

the implied ratio of the price paid for the target in the transaction to: (i) earnings of the target for the last twelve months prior to the date the transaction was announced, (ii) for transactions involving depository institutions and financial institution technology processors, estimated earnings of the target for the fiscal year following the year in which the transaction was announced (FY1), based on IBES estimates except for Investors Financial, which was based on internal forecasts prepared by its management; (iii) for transactions involving depository institutions, stated book value of the target, based on the last publicly available financial statements of the target available prior to the announcement of the transaction; (iv) for transactions involving depository institutions, tangible book value of the target, based on the last publicly available financial statements of the target available prior to the announcement of the transaction; (v) for transactions involving asset managers, assets under management of the target, based on the last publicly available financial statements of the target available prior to the announcement of the transaction; and (vi) for transactions involving asset managers, revenue of the target, based on the last publicly available financial statements of the target available prior to the announcement of the transaction.

The following table presents the results of this analysis by group for the selected transactions.

	Depository Institutions						Asset Managers						Financial Institution Technology Processors
	High		Median		Low		High		Median		Low		High		Median		Low
Premium/Market (1 or 6 days prior to announcement)[4]	45.8%		22.3%		2.7%		NA		NA		NA		44.3%		22.2%		10.8%
Premium/ Market (30 days prior to announcement)	NA		NA		NA		NA		NA		NA		63.4%		24.4%		(10.2)%
Price/LTM Earnings	42.1	x	18.5	x	10.6		25.0	x	24.2	x	17.5	x	48.6	x	23.4	x	18.8	x
Price/FY1 Earnings	28.9	x	17.4	x	10.7	x	NA		NA		NA		37.4	x	22.5	x	18.4	x
Price/Stated Book Value	3.4	x	2.5	x	1.5	x	NA		NA		NA		NA		NA		NA
Price/Tangible Book Value	4.9	x	3.2	x	1.9	x	NA		NA		NA		NA		NA		NA
Price/Assets Under Management	NA		NA		NA		5.0%		3.8%		0.8%		NA		NA		NA
Price/Revenue	NA		NA		NA		5.6	x	4.5	x	2.2	x	NA		NA		NA

Note: Financial Information used in calculating the figures in this table were taken from SNL Financial, Bloomberg and company press releases.

Pro Forma Merger Analysis. Goldman Sachs prepared pro forma analyses of the financial impact of the merger using, for State Street, earnings estimates from IBES and for Investors Financial, internal forecasts prepared by its management, and market data as of February 2, 2007. Goldman Sachs performed these analyses using various assumptions, including with respect to: the transaction closing date; cost savings and a related pre-tax restructuring charge; share repurchases by State Street; specified balance sheet growth rates for Investors Financial and State Street; and straight line amortization of the purchase price premium.

[4]

For depository institutions, based on closing share price 6 days prior to the announcement of the transaction. For financial institution technology processors, based on the closing share prices one day prior to the announcement of the transaction.

For each of the years 2008 and 2009, Goldman Sachs compared the EPS of State Street’s common stock to the EPS, on both a GAAP basis and a cash basis, of the combined companies’ common stock, using the foregoing assumptions. The following table sets forth the results of this analysis:

	GAAP Basis Accretion /(Dilution)	Cash Basis Accretion /(Dilution)
IBES estimated 2007 EPS	(1.9)%	(0.3)%
IBES estimated 2008 EPS	0.7%	3.2%
IBES estimated 2009 EPS	3.4%	5.8%

The purpose of this pro forma analysis is to illustrate the financial impact of the transaction by calculating the percentage change in the projected earnings per share for each share of State Street common stock that may result from the merger under various assumptions including, but not limited to, cost savings and operating synergies, while not adjusting for accounting reconciliation.

Value Creation Analysis. Goldman Sachs analyzed the estimated value created for the Investors Financial shareholders by the merger. Goldman Sachs calculated the potential net synergy value for the Investors Financial common shares based on the after-tax value of the expected synergies that could be achieved by the combined company after taking into account the after-tax cost of achieving the synergies as well as the premium paid to the holders of Investors Financial common stock. The analysis was based on (i) estimated cost savings projected by Investors Financial and State Street, which were valued at a multiple of State Street’s estimated price to 2007 EPS, based on median IBES estimates, (ii) the premium paid to holders of Investors Financial common stock, (iii) the exchange ratio of 0.906 shares of State Street common stock for each share of Investors Financial common stock and (iv) Investors Financial’s and State Street’s share prices as of February 2, 2007. Based on the assumptions set forth above, this analysis implied value creation for the Investors Financial common stockholders of up to $1.582 billion in the aggregate based on Investors Financial common stockholders’ pro forma ownership of the combined company.

Dividend Discount Model Analysis. Goldman Sachs performed a dividend discount model analysis with respect to the future dividend streams of Investors Financial’s common shares based on estimates provided by Investors Financial’s management. Goldman Sachs added the illustrative present value indications based on the estimated future dividend streams for Investors Financial over the 5 year period from 2007 to 2012 and the present values of the Investors Financial common stock at the end of the year 2012 that resulted from this analysis.

Goldman Sachs employed the following assumptions in this analysis:

•	an estimated excess capital of Investors Financial based on adjusted tangible common equity to tangible assets target ratio of 7.5%;

•	an estimated growth rate of tangible assets of 12.0% per year;

•	an estimated cost of equity of 11.3%;

•	an estimated tax rate of 40.0%; and

•	Investors Financial’s management EPS estimates for 2007 and 2008 of $2.26 and $2.66, respectively, and a long-term EPS growth rate of 13.3% thereafter.

This analysis resulted in a reference range for the implied present value per share of Investors Financial common stock of $40.39 to $64.68.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ analyses and opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Investors Financial or State Street or the contemplated transaction.

Goldman Sachs prepared these analyses solely for purposes of providing an opinion to Investors Financial’s board of directors as to the fairness, from a financial point of view, to the holders of shares of Investors Financial common stock of the exchange ratio of 0.906 shares of State Street common stock for each share of Investors Financial common stock to be received pursuant to the merger agreement. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Investors Financial, State Street, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The exchange ratio was determined through arms’-length negotiations between Investors Financial and State Street and was approved by Investors Financial’s board of directors. Goldman Sachs did not recommend any specific amount of consideration to Investors Financial or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

As described above, Goldman Sachs’ opinion to Investors Financial’s board of directors was one of many factors taken into consideration by Investors Financial’s board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this document.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs acted as financial advisor to Investors Financial in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the merger agreement.

Goldman Sachs currently is providing and has provided certain investment banking services to State Street from time to time, including having acted as:

•

sole lead bookrunner with respect to three offerings of State Street’s Floating Rate 2-Year Certificates of Deposit (aggregate principal amount of $250,000,000 each) in December 2004 and subsequent interest swap (aggregate principal amount of $500,000,000);

•	joint lead manager with respect to an offering of State Street’s Fixed-Rate 5.3% Subordinated Notes (aggregate principal amount $400,000,000) in December 2005;

•	joint lead manager with respect to an offering of State Street’s Floating-Rate, 3-Month Subordinated Notes (aggregate principal amount of $200,000,000) in December 2005; and

•

joint bookrunner with respect to an offering of floating rate capital securities (aggregate liquidation amount of $800,000,000) of State Street Capital Trust IV (a wholly owned subsidiary of State Street) in April 2007.

Goldman Sachs also may provide investment banking services to State Street in the future.

Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to Investors Financial, State Street and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of Investors Financial and State Street for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. During the past two years, Goldman Sachs and its affiliates have received fees from Investors Financial and its affiliates for services unrelated to the transaction of approximately $150,000 in the aggregate.

Investors Financial’s board of directors selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated January 16, 2007, Investors Financial engaged Goldman Sachs to act as its financial advisor in connection with the transaction. Pursuant to the terms of this engagement letter, Investors Financial has agreed to pay Goldman Sachs a transaction fee equal to 0.70% of the aggregate consideration paid in the merger for Investors Financial securities (including amounts paid to holders of options, warrants and convertible securities, distributions declared by Investors Financial other than normal recurring cash dividends, and amounts paid by Investors Financial to repurchase any of its outstanding securities), calculated based on an average price of State Street’s common stock over a specified pre-closing period. Accordingly, the transaction fee is not determinable until closing. However, assuming the average price of State Street’s common stock over the specified pre-closing period was equal to the closing price of State Street’s common stock on May 18, 2007 of $68.38, Goldman Sachs’ transaction fee would be approximately $30 million. The transaction fee is payable in cash upon consummation of the merger. In addition, Investors Financial has agreed to reimburse Goldman Sachs for certain of its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Financial Forecasts

Prior to entering into the merger agreement, Investors Financial provided State Street and the parties’ respective financial advisors with internal management forecasts that included estimates of 2007 and 2008 earnings per share. The internal management estimates of 2007 and 2008 earnings were $2.26, which was consistent with publicly available consensus analyst estimates and within the range of the earnings guidance provided by Investors Financial in its 2006 fourth quarter earnings release, and $2.66, respectively. These estimates were prepared for internal budgeting and other purposes, and were not prepared with a view toward public disclosure or with a view toward complying with the published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information or generally accepted accounting principles. Investors Financial’s internal management estimates are not facts and should not be relied upon as being necessarily indicative of future results, and readers of this document are cautioned not to place undue reliance on the management estimates. These estimates are “forward-looking statements” and actual results may differ materially from them; see “Cautionary Statement Regarding Forward-Looking Statements” on page 14.

Public Trading Markets

State Street common stock trades on the NYSE under the symbol “STT.” Investors Financial common stock trades on the NASDAQ under the symbol “IFIN.” Upon completion of the merger, Investors Financial common stock will be delisted from the NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended. The State Street common stock issuable in the merger will be listed on the NYSE.

The shares of State Street common stock to be issued in connection with the merger will be freely transferable under the Securities Act of 1933, as amended, which we refer to as the Securities Act, except for shares issued to any stockholder who is an affiliate of Investors Financial, as discussed in “The Merger Agreement—Resales of State Street Stock by Affiliates” on page 47.

Investors Financial Stockholders Do Not Have Dissenters’ Appraisal Rights in the Merger

Under Delaware law, stockholders generally have the right to dissent from any plan of merger or consolidation to which the corporation is a party, and to demand payment for the fair value of their shares. However, unless the certificate of incorporation otherwise provides (and the certificate of incorporation of

Investors Financial does not so provide), Delaware law states that stockholders do not have a right to dissent from any plan of merger or consolidation with respect to shares:

•	listed on a national securities exchange or the NASDAQ or held of record by more than 2,000 holders; and

•

for which, pursuant to the plan of merger or consolidation, stockholders will receive only (1) shares or depository receipts of another corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or the NASDAQ or held of record by more than 2,000 holders, (2) shares of stock or depositary receipts of the surviving corporation in the merger or consolidation, (3) cash for fractional shares or (4) any combination of (1)-(3).

Consequently, because State Street’s common stock is listed on the NYSE and Investors Financial’s common stock is quoted on the NASDAQ, Investors Financial’s stockholders do not have dissenters’ rights with respect to their Investors Financial common stock as a result of the merger.

Regulatory Approvals Required for the Merger

We have agreed to use our reasonable best efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement, including the merger, substantially simultaneously with the consummation of the merger of Investors Financial into State Street, of Investors Financial’s subsidiary bank, Investors Bank & Trust Company, into State Street’s primary bank subsidiary, State Street Bank and Trust Company. These approvals include approval from the Federal Reserve Board, the Massachusetts Board of Bank Incorporation and the Massachusetts Commissioner of Banks, as well as various other federal, state and foreign regulatory authorities. State Street and Investors Financial have completed, or will complete, the filing of applications and notifications to obtain the required regulatory approvals.

Federal Reserve Board. The merger and the related merger of our primary bank subsidiaries are subject to approval by the Federal Reserve Board pursuant to Section 3 of the Bank Holding Company Act of 1956 and pursuant to the Bank Merger Act. State Street has filed the required applications with the Federal Reserve Board for such approvals, and the Federal Reserve Board acknowledged receipt of State Street’s applications as of March 19, 2007.

The Federal Reserve Board is prohibited from approving any transaction under the applicable statutes that (1) would result in a monopoly, (2) would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (3) may have the effect in any section of the United States of substantially lessening competition, tending to create a monopoly or resulting in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

In addition, in reviewing a transaction under the applicable statutes, the Federal Reserve Board will consider the financial and managerial resources of the companies and their subsidiary banks and the convenience and needs of the community to be served as well as the companies’ effectiveness in combating money-laundering activities. In connection with its review, the Federal Reserve Board will provide an opportunity for public comment on the application for the merger, and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.

Under the Community Reinvestment Act of 1977, which we refer to as the CRA, the Federal Reserve Board must take into account the record of performance of each of State Street and Investors Financial in meeting the credit needs of the entire communities, including low- and moderate-income neighborhoods, served by the company and its subsidiaries. State Street Bank and Trust Company has received an “outstanding” CRA rating in its most recent performance evaluation by the Federal Reserve Bank. Investors Bank & Trust Company is exempted from federal CRA review.

Other Requisite Approvals, Notices and Consents. The merger and the related merger of our primary bank subsidiaries are also subject to the prior approval of the Massachusetts Board of Bank Incorporation and the Massachusetts Commissioner of Banks. State Street has filed the required applications with the Massachusetts Board of Bank Incorporation and the Massachusetts Commissioner of Banks and has received an acknowledgement of receipt from the Massachusetts Board of Bank Incorporation as of February 15, 2007 and an acknowledgement of receipt from the Massachusetts Commissioner of Banks as of February 27, 2007. The Massachusetts Board of Bank Incorporation held a hearing on the application on May 9, 2007. Applications or notifications may also be required to be filed with various other domestic and foreign regulatory authorities in connection with the merger, including the Vermont Insurance Division, the Financial Services Authority in the United Kingdom, the regulatory authorities in Ireland, the Office of the Superintendent of Financial Institutions in Canada, the Commission de Surveillance du Secteur Financier in Luxembourg, the Cayman Islands Monetary Authority, the NASD and SEC.

Antitrust Considerations. At any time before or after the acquisition is completed, the United States Department of Justice or “DOJ” could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition or seeking divestiture of substantial assets of State Street or Investors Financial or their subsidiaries. Private parties also may seek to take legal action under the antitrust laws under some circumstances. State Street and Investors Financial believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that would have a material adverse effect on State Street or Investors Financial. However, State Street and Investors Financial can give no assurance that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, that State Street and Investors Financial will prevail.

Timing. We cannot assure you that all of the regulatory approvals described above will be obtained, and, if obtained, we cannot assure you as to the date of any approvals or the absence of any litigation challenging such approvals. Likewise, we cannot assure you that the DOJ will not attempt to challenge the merger on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.

Pursuant to the Bank Holding Company Act, a transaction approved by the Federal Reserve Board may not be completed until 30 days after approval is received, during which time the DOJ may challenge the merger on antitrust grounds. The commencement of an antitrust action would “stay”—that is, suspend—the effectiveness of an approval unless a court specifically were to order otherwise. With the approval of the Federal Reserve Board and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days.

We are not aware of any material governmental approvals or actions that are required for completion of the merger other than those referred to above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance as to the timing of such approvals and actions or the ability to obtain such approvals on satisfactory terms or otherwise.

Some of Investors Financial’s Directors and its Executive Officers Have Financial Interests in the Merger

In considering the recommendation of the Investors Financial board of directors that you vote to adopt the merger agreement, you should be aware that some of Investors Financial’s directors and its executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Investors Financial’s stockholders generally. The Investors Financial board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that you vote in favor of adopting the merger agreement.

Stock Options

The merger agreement provides that, upon completion of the merger, each option to purchase shares of Investors Financial common stock outstanding under any of Investors Financial’s stock compensation plans, whether or not vested, will be canceled in exchange for a single lump sum cash payment equal to the product of:

•	the number of shares of Investors Financial common stock subject to the outstanding portion of the option; and

•

the excess of the cash equivalent value of the merger consideration over the exercise price per share of the option (the cash equivalent value of the merger consideration being the product of 0.906 multiplied by average of the closing sale prices of State Street common stock for the five trading days immediately preceding the date of completion of the merger).

The following table shows the number of stock options held by Investors Financial’s executive officers and directors (as a group) as of April 30, 2007. The number of vested versus unvested options assumes an effective time of July 2, 2007. The aggregate cash value is based on an assumed cash out price of $63.12 (0.906 times the average of the closing sale prices of State Street common stock on the New York Stock Exchange for the five trading days prior to May 9, 2007).

	Outstanding Options Vested	Outstanding Options Unvested	Aggregate Cash Value Vested	Aggregate Cash Value Unvested
Kevin J. Sheehan	1,136,766	215,001	$47,078,466	$3,517,823
Michael F. Rogers	912,549	143,750	27,008,249	2,357,009
Edmund J. Maroney	490,885	96,111	19,303,776	1,579,206
Robert D. Mancuso	335,511	1,667	7,630,360	47,228
John N. Spinney Jr.	151,810	107,570	3,519,928	1,827,534
John E. Henry	243,162	96,111	6,535,917	1,579,206
All other directors as a group	120,441	22,502	2,713,414	346,777

			$113,790,110	$11,254,783

Restricted Stock

The merger agreement provides that, upon completion of the merger, each restricted share of Investors Financial common stock outstanding under any of Investors Financial’s stock compensation plans will be converted into the right to receive 0.906 restricted shares of State Street common stock. The restricted shares of State Street common stock will vest on the same schedule as the corresponding Investors Financial restricted shares would have vested or in equal amounts on each of the first three anniversaries of the applicable date of grant, if such vesting schedule would result in earlier vesting of the restricted shares. If a restricted stockholder’s employment is terminated by State Street without “cause” or as a result of the stockholder’s resignation for “good reason” (as both terms are defined in the merger agreement), the stockholder’s restricted stock will vest in full upon termination. None of the directors or executive officers of Investors Financial hold restricted stock.

Supplemental Executive Retirement Plan

Investors Financial maintains a supplemental executive retirement plan, which we refer to as the SERP, under which executive officers of Investors Financial are eligible for retirement benefits. Pursuant to the merger agreement, Investors Financial and State Street have agreed to pay, on January 2, 2008, each executive officer who is a participant in the SERP such executive officer’s accrued benefits under the SERP through the effective time of the merger, plus any additional amounts accrued thereafter. The benefits under the SERP are normally payable to a participant when he or she reaches age 55. Assuming the effective time occurs on July 2, 2007, the lump-sum present value of the benefits accrued under the SERP through such date that will be payable to each of Kevin J. Sheehan, Michael F. Rogers, Edmund J. Maroney, Robert D. Mancuso, John N. Spinney, Jr. and John

E. Henry are estimated to be approximately $10,790,000, $5,560,000, $3,580,000, $1,360,000, $480,000 and $740,000, respectively, with an estimated aggregate amount of $22,510,000.

Change of Control Agreements

Investors Financial is, and has been since 2001, party to change of control employment agreements with each of Messrs. Sheehan, Rogers, Maroney, Mancuso, Spinney and Henry. The agreements become effective on a change of control of Investors Financial, which will be triggered by the completion of the merger. The agreements guarantee the executive officers that certain terms of their employment (including title, duties, salary, bonus and benefit plan participation) will not change for three years after a change of control. The agreements provide that, if the employment of any of the executive officers is terminated by the company (other than for “cause” (as defined in the agreements), death or disability), or an executive officer resigns for “good reason” (as defined in the agreements) during such three-year period, or if an executive officer resigns for any reason during the 30-day period commencing on the first anniversary of the change of control, the executive officer will be generally entitled to receive in a lump sum within 30 days of the date of termination (1) a pro rata bonus through the date of termination based on the higher of (a) the executive officer’s most recent annual bonus or (b) the highest bonus earned by the executive officer during the three years prior to the change of control (we refer to this as the “highest bonus”), (2) an amount equal to three times the sum of the executive officer’s annual base salary and highest bonus, (3) continued welfare benefits for three years, (4) a lump sum payment equal to the benefits that would have accrued to the executive officer under the qualified and non-qualified defined benefit pension plans of the company if the executive officer had remained an employee of the company for three additional years, (5) three years’ service credit for purposes of determining eligibility for retiree welfare benefits and (6) outplacement services. Assuming the effective time occurs on July 2, 2007, the cash severance amounts payable under the change of control employment agreements to each of Messrs. Sheehan, Rogers, Maroney, Mancuso, Spinney and Henry are estimated to be approximately $19,980,000, $17,420,000, $11,360,000, $5,150,000, $6,280,000 and $4,940,000, respectively, with an estimated aggregate amount of $65,130,000. In addition, in the event that any of the executive officers becomes subject to an excise tax under Section 4999 of the Internal Revenue Code, the agreements generally provide for an additional payment to the executive officer such that the executive officer will be placed in the same after-tax position as if no such excise tax had been imposed. However, if an executive officer’s payments do not exceed 110% of the greatest amount that could be paid to the executive officer without triggering the excise tax, then no additional payment will be made and the severance payments will be reduced to such greatest amount.

Pursuant to the merger agreement, Investors Financial and State Street have agreed to pay each executive officer who is party to a change of control employment agreement the benefits to which such executive officer would be entitled under such agreement had such executive officer’s employment been terminated by Investors Financial without “cause” immediately following closing of the merger. Such payments will be made on January 2, 2008, regardless of whether the executive officers remain employed by State Street on such date, and will be adjusted for interest from the closing date of the merger to the date of payment.

Consulting Arrangement with Kevin J. Sheehan

State Street entered into a term sheet with Mr. Sheehan, which provides that Mr. Sheehan will serve as a consultant to the Investors Financial business to aid in transition and to provide client contact for 18 months following the consummation of the merger. Mr. Sheehan will receive an aggregate of $2 million as compensation for such services in equal monthly installments over such 18-month period. He will be subject to noncompetition and nonsolicitation covenants during the consulting period and for one year thereafter. Mr. Sheehan’s consulting arrangement will be documented in a consulting agreement.

Employment Arrangement with Michael F. Rogers

State Street has entered into a term sheet with Mr. Rogers which sets forth certain terms of ongoing employment between State Street and Mr. Rogers. The employment arrangement, which may be terminated at any time by either party, provides that Mr. Rogers will serve as an Executive Vice President of State Street and Head of the

IBT Division. Mr. Rogers’s base salary will be $910,000 per year, and he will be entitled to a $1,740,000 bonus for the 2007 calendar year (payable in March 2008), which will be pro-rated for the period between the closing of the merger and December 31, 2007. If Mr. Rogers’s employment is terminated by State Street without “cause” or on account of his death or “disability” (as each term is defined in the term sheet) prior to the payment of his pro rata 2007 bonus, Mr. Rogers will nevertheless be paid this bonus in March 2008. He will not be entitled to receive any other severance payments or benefits upon termination of his employment. In addition, Mr. Rogers will be subject to noncompetition and nonsolicitation covenants during his employment period and for 18 months thereafter.

If Mr. Rogers remains employed by State Street in August 2007, he will be granted performance-based deferred stock awards with an initial value of $2,350,000, which will vest in equal installments in February and August of 2009 provided he has achieved certain integration synergy targets imposed with respect to each such date. The term sheet also contemplates that Mr. Rogers will become entitled to receive other customary benefits, and if he remains employed on January 1, 2009, he will become eligible to participate in State Street’s Supplemental Executive Retirement Plan and severance plan and will become a party to a change of control agreement. The above-mentioned terms are subject to an election by State Street’s Board of Directors and the approval by its Executive Compensation Committee.

Employment Arrangement with Edmund J. Maroney

State Street has entered into a term sheet with Mr. Maroney which sets forth certain terms of ongoing employment between State Street and Mr. Maroney. The employment arrangement, which may be terminated at any time by either party, provides that Mr. Maroney will serve as an Executive Vice President of State Street and Head of Technology, IBT Division. Mr. Maroney’s base salary will be $625,000 per year, and he will be entitled to a $1,200,000 bonus for the 2007 calendar year (payable in March 2008), which will be pro-rated for the period between the closing of the merger and December 31, 2007. If Mr. Maroney’s employment is terminated by State Street without “cause” or on account of his death or “disability” (as each term is defined in the term sheet) prior to the payment of his pro rata 2007 bonus, Mr. Maroney will nevertheless be paid this bonus in March 2008. However, Mr. Maroney will not be entitled to receive any other severance payments or benefits upon termination of his employment. In addition, Mr. Maroney will be subject to noncompetition and nonsolicitation covenants during his employment period and for 18 months thereafter.

If Mr. Maroney remains employed by State Street in February 2008, he will become entitled to certain equity awards with an initial value of $800,000. The term sheet also contemplates that Mr. Maroney will receive other customary benefits, and if he remains employed on January 1, 2009, he will become eligible to participate in State Street’s Supplemental Executive Retirement Plan and severance plan and will become a party to a change in control agreement. The above-mentioned terms are subject to an election by State Street’s Board of Directors and the approval by its Executive Compensation Committee.

Employment Arrangement with John N. Spinney, Jr.

State Street has entered into a term sheet with Mr. Spinney which sets forth certain terms of transitional employment between State Street and Mr. Spinney. The employment arrangement, which may be terminated at any time by either party, provides that Mr. Spinney will serve as an advisor to State Street’s Chief Financial Office and will assist the Chief Financial Officer in transitioning clients and employees from Investors Financial to State Street. Mr. Spinney’s base salary will be $500,000 per year and, except as noted below, he will not be entitled to receive any bonus or other payments or equity awards. Mr. Spinney will not be entitled to participate in any severance plans or policies of State Street.

Mr. Spinney’s employment will terminate on December 31, 2007, unless terminated earlier by either party. Upon the termination of Mr. Spinney’s employment on December 31, 2007, or upon any earlier termination of his employment by State Street without “cause” (as determined by State Street in good faith and in its reasonable discretion), he will be entitled to a payment of $500,000. In the event of any termination of Mr. Spinney’s employment prior to December 31, 2007 by State Street for cause, or by Mr. Spinney for any reason, Mr. Spinney will not be entitled to receive any severance payments or benefits.

Employment Arrangement with John E. Henry

State Street has entered into a term sheet with Mr. Henry which sets forth certain terms of transitional employment between State Street and Mr. Henry. The employment arrangement, which may be terminated at any time by either party, provides that Mr. Henry will serve as Special Counsel to State Street in order to assist State Street’s General Counsel in transitioning clients and employees from Investors Financial to State Street. Mr. Henry’s base salary will be $453,450 per year and, except as noted below, he will not be entitled to receive any bonus or other payments or equity awards. Mr. Henry will not be entitled to participate in any severance plans or policies of State Street.

Mr. Henry’s employment will terminate on December 31, 2007, unless terminated earlier by either party. Upon the termination of Mr. Henry’s employment on December 31, 2007, or upon any earlier termination of his employment by State Street without “cause” (as determined by State Street in good faith and in its reasonable discretion), he will be entitled to a payment of $500,000. In the event of any termination of Mr. Henry’s employment prior to December 31, 2007 by State Street for cause, or by Mr. Henry for any reason, Mr. Henry will not be entitled to receive any severance payments or benefits.

Employee Stock Purchase Plan

See “Treatment of Investors Financial Stock Options, Restricted Shares and Employee Stock Purchase Plan” on page 36.

Indemnification and Insurance

The merger agreement provides that (a) from and after the completion of the merger, State Street shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, Investors Financial’s directors and officers against all losses, claims, damages, costs, expenses (including fees and expenses of counsel), fines, penalties, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim based on or arising out of the fact that such person is or was a director or officer of Investors Financial or any subsidiary of Investors Financial, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the completion of the merger and (b) all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the completion of the merger now existing in favor of any Investors Financial director or officer as provided in the charter or articles of organization or by-laws (or comparable organizational documents) of Investors Financial and its subsidiaries, and any existing indemnification agreements, shall survive the merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified after the effective time of the merger, except for those set forth in the organizational documents of Investors Financial or its subsidiaries, which shall not be amended, repealed or otherwise modified for a period of six years after the completion of the merger.

The merger agreement provides that State Street will, for a period of six years after the completion of the merger, maintain directors’ and officers’ liability insurance for the individuals serving as directors and officers of Investors Financial immediately prior to the effective time of the merger with respect to acts or omissions occurring prior to the effective time of the merger that were committed by such directors and officers in such capacities. The merger agreement provides that such directors’ and officers’ liability insurance will be comparable to that currently maintained by Investors Financial for such individuals; provided that State Street is not required to expend an annual aggregate amount in excess of 250% of the annual premiums currently paid by Investors Financial for such insurance.

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this document as Annex A and is incorporated by reference in this document. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing this merger.

Terms of the Merger

Each of the Investors Financial board of directors and the State Street board of directors has approved the merger agreement which provides for the merger of Investors Financial with and into State Street. State Street will be the surviving corporation in the merger. Each share of State Street common stock issued and outstanding immediately prior to completion of the merger will remain issued and outstanding and will not be affected by the merger, and each share of Investors Financial common stock issued and outstanding immediately prior to the completion of the merger, except for specified shares of Investors Financial common stock held by Investors Financial and State Street, will be converted into the right to receive 0.906 of a share of State Street common stock. If the number of shares of common stock of State Street changes before the merger is completed because of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar event, then an appropriate and proportionate adjustment will be made to the number of shares of State Street common stock into which each share of Investors Financial common stock will be converted.

State Street will not issue any fractional shares of State Street common stock in the merger. Instead, an Investors Financial stockholder who otherwise would have received a fraction of a share of State Street common stock will receive an amount in cash rounded to the nearest cent, determined by multiplying the fraction of a share of State Street common stock to which the holder would otherwise be entitled by the average closing sale prices of State Street common stock over the five trading days immediately prior to the date on which the merger is completed.

The State Street articles of organization will be the articles of organization, and the State Street by-laws will be the by-laws, of the combined company after completion of the merger. The merger agreement provides that State Street may change the structure of the merger if consented to by Investors Financial (but Investors Financial’s consent cannot be unreasonably withheld or delayed). No such change will alter the amount or kind of merger consideration to be provided under the merger agreement, adversely affect the tax consequences to Investors Financial stockholders in the merger or materially impede or delay completion of the merger.

Treatment of Investors Financial Stock Options, Restricted Shares and Employee Stock Purchase Plan

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Upon completion of the merger, each option to purchase shares of Investors Financial common stock outstanding under any of Investors Financial’s stock compensation plans, whether or not vested, will be canceled in exchange for the right to receive a lump sum cash payment equal to the product of (i) the number of shares of Investors Financial common stock subject to the outstanding portion of the option and (ii) the excess of the cash equivalent value of the merger consideration over the exercise price per share of the option. The cash equivalent value of the merger consideration will equal the product of 0.906 multiplied by the average of the closing sale prices of State Street common stock for the five trading days immediately preceding the date of completion of the merger.

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Upon completion of the merger, each restricted share of Investors Financial common stock outstanding under any of Investors Financial’s stock compensation plans will be converted into the right to receive 0.906 restricted shares of State Street common stock. The restricted shares of State Street common stock will vest on the same schedule as the corresponding Investors Financial restricted shares would have vested or in equal amounts on each of the first three anniversaries of the applicable date of grant, if such vesting schedule would result in earlier vesting of the restricted shares. If a restricted stockholder’s employment is terminated by State Street without “cause” or as a result of the stockholder’s resignation for “good reason” (as such terms are defined in the merger agreement), the stockholder’s restricted stock will vest in full upon the termination.

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If the merger is completed prior to June 30, 2007, then each participant’s outstanding option under Investors Financial’s employee stock purchase plan will, at the time of the merger, be canceled in exchange for a cash payment equal to the product of (1) the excess of the cash equivalent value of the merger consideration over the per share option price and (2) the number of shares of Investors Financial common stock that may be purchased at the per share option price with such participant’s accumulated payroll deductions. In the alternative, at State Street’s discretion, each participant’s outstanding option under the employee stock purchase plan will be exercised, and the shares acquired pursuant to such exercise will be converted into the right to receive the merger consideration. If the effective time of the merger has not occurred by June 30, 2007, each participant’s outstanding options under the employee stock purchase plan will be used to purchase shares of Investors Financial’s common stock on such date and, at the effective time of the merger, such shares will be converted into the right to receive the merger consideration. However, State Street may direct Investors Financial to instead pay each participant a cash payment equal to the product of (i) the excess of the fair market value per share of Investors Financial common stock on such date over the per share option price and (ii) the number of shares of Investors Financial common stock that may be purchased at the per share option price with such participant’s accumulated payroll deductions. Investors Financial’s employee stock purchase plan will terminate immediately following the earlier of June 30, 2007 and the effective time of the merger.

Closing and Effective Time of the Merger

The merger will be completed only if all of the following occur:

•	the merger agreement is adopted by Investors Financial stockholders;

•	we obtain all requisite governmental and regulatory consents and approvals, which remain in full force, and if all relevant statutory waiting periods have expired; and

•	all other conditions to the merger discussed in this document and the merger agreement are either satisfied or waived.

The merger will become effective when the certificate of merger is filed with the Secretary of State of the State of Delaware and the articles of merger are filed with the Secretary of State of the Commonwealth of Massachusetts. However, we may agree to a later time for completion of the merger and specify that time in the certificate of merger and articles of merger. In the merger agreement, we have agreed to cause the completion of the merger to occur on the later of the fifth business day following the satisfaction or waiver of the last of the conditions specified in the merger agreement and July 2, 2007, or on another mutually agreed date. It currently is anticipated that the effective time of the merger will occur in the middle of 2007, but we cannot guarantee when or if the merger will be completed.

Conversion of Shares; Exchange of Certificates

The conversion of Investors Financial common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable after completion of the merger, the exchange agent will provide to Investors Financial stockholders of record the letter of transmittal described below and, as soon as reasonably practicable after the completed letter and Investors Financial stock certificates are returned to the exchange agent, will exchange certificates representing shares of Investors Financial common stock for merger consideration to be received pursuant to the terms of the merger agreement. Prior to the completion of the merger, State Street will select a bank or trust company reasonably acceptable to

Investors Financial, or State Street’s transfer agent, to be the exchange agent, who will exchange certificates for the merger consideration and perform other duties as explained in the merger agreement.

Letter of Transmittal

Soon after the completion of the merger, the exchange agent will mail a letter of transmittal to each holder of an Investors Financial common stock certificate at the effective time of the merger. This mailing will contain instructions on how to surrender Investors Financial common stock certificates in exchange for statements indicating book-entry ownership of State Street common stock. If a holder of an Investors Financial common stock certificate makes a special request, however, State Street will issue to the requesting holder a State Street stock certificate in lieu of book-entry shares. When you deliver your Investors Financial stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your Investors Financial stock certificates will be canceled and you will receive statements indicating book-entry ownership of State Street common stock, or, if requested, stock certificates representing the number of full shares of State Street common stock to which you are entitled under the merger agreement. You will receive a cash payment instead of any fractional shares of State Street common stock that would have been otherwise issuable to you as a result of the merger.

Holders of Investors Financial common stock should not submit their Investors Financial stock certificates for exchange until they receive the transmittal instructions and a form of letter of transmittal from the exchange agent.

If a certificate for Investors Financial common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of an affidavit of that fact from the claimant, and, if reasonably required by the exchange agent or State Street, the posting of a bond by the claimant.

After completion of the merger, there will be no further transfers on the stock transfer books of Investors Financial, except as required to settle trades executed prior to completion of the merger. Subject to the combined company’s obligations to pay unpaid dividends on Investors Financial’s stock declared prior to the completion of the merger, upon conversion of any shares of Investors Financial common stock, the merger consideration issued and paid in accordance with the terms of the merger agreement will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Investors Financial common stock.

Withholding

The exchange agent will be entitled to deduct and withhold from the cash in lieu of fractional shares payable to any Investors Financial stockholder the amounts the exchange agent is required to deduct and withhold under any federal, state, local or foreign tax law. If the exchange agent withholds any amounts, these amounts will be treated for all purposes of the merger as having been paid to the stockholders from whom they were withheld.

Dividends and Distributions

Until Investors Financial common stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time with respect to State Street common stock into which shares of Investors Financial common stock may have been converted will accrue but will not be paid. State Street will pay to former Investors Financial stockholders any unpaid dividends or other distributions, without interest, only after they have duly surrendered their Investors Financial stock certificates.

Prior to the effective time of the merger, Investors Financial and its subsidiaries may not declare or pay any dividend or distribution on its capital stock or repurchase any shares of its capital stock, other than:

•	regular quarterly cash dividends at a rate not to exceed $0.025 per share of Investors Financial common stock with record dates and payment dates consistent with the prior year;

•	dividends paid by any subsidiary of Investors Financial to Investors Financial or to any of its wholly-owned subsidiaries; and

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the acceptance of shares of Investors Financial common stock in payment of the exercise price or withholding taxes of a stock option or the vesting of restricted shares of Investors Financial common stock granted under an Investors Financial stock plan, in each case in accordance with past practice and the applicable Investors Financial stock plan.

Investors Financial and State Street have agreed to coordinate declaration of dividends so that holders of Investors Financial common stock will not receive two dividends, or fail to receive one dividend, for any quarter with respect to their Investors Financial common stock and any State Street common stock any holder receives in the merger.

Representations and Warranties

The merger agreement contains customary representations and warranties of Investors Financial and State Street relating to their respective businesses. With the exception of certain representations that must be true and correct in all material respects, no representation or warranty will be deemed untrue or incorrect as a consequence of the existence or absence of any fact, circumstance or event unless that fact, circumstance or event, individually or when taken together with all other facts, circumstances or events, has had or is reasonably likely to have a material adverse effect on the ability of the company making the representation to consummate the merger, or on the business, results of operations or financial conditions of the company making the representation. In determining whether a material adverse effect has occurred or is reasonably likely, the parties will disregard effects resulting from (1) changes in generally accepted accounting principles or regulatory accounting requirements generally affecting similarly situated companies in the financial services industries in which the parties operate, (2) changes in laws, rules or regulations generally affecting similarly situated companies in the financial services industries in which the companies operate, or their interpretations by courts or governmental entities, (3) changes in global or national or regional political conditions or in general or regional economic or market conditions generally affecting similarly situated companies in the financial services industries in which the companies operate, except to the extent that such changes in general or regional economic or market conditions have a materially disproportionate adverse effect on such party, or (4) public disclosure of the merger agreement (including any impact of such disclosure on customers and employees). The representations and warranties in the merger agreement do not survive the effective time of the merger.

Each of State Street and Investors Financial has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization and qualification;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

•	required governmental filings and consents;

•	the timely filing of reports with governmental entities, and the absence of investigations by regulatory agencies;

•	financial statements, internal controls and accounting;

•	broker’s fees payable in connection with the merger;

•	the absence of material adverse changes;

•	legal proceedings;

•	tax matters;

•	compliance with applicable laws;

•	risk management instruments and derivatives;

•	investment portfolios;

•	tax treatment of the merger; and

•	the accuracy of information supplied for inclusion in this document and other similar documents.

In addition, Investors Financial has made other representations and warranties about itself to State Street as to:

•	employee matters, including employee benefit plans;

•	material contracts, exclusivity arrangements, and other certain types of contracts;

•	relationships with key customers and suppliers;

•	the custody business;

•	real property;

•	intellectual property;

•	environmental liabilities;

•	the inapplicability of state takeover laws; and

•	the receipt of a financial advisor’s opinion.

The representations and warranties described above and included in the merger agreement were made by each of State Street and Investors Financial to the other. The assertions embodied in those representations and warranties were made solely for purposes of the contract between State Street and Investors Financial and may be subject to important qualifications and limitations agreed to by State Street and Investors Financial in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders or may have been used for the purpose of allocating risk between State Street and Investors Financial rather than establishing matters as facts. See “Where You Can Find More Information” on page 63.

Covenants and Agreements

Each of Investors Financial and State Street has undertaken customary covenants that place restrictions on it and its subsidiaries until the effective time of the merger. In general, each of State Street and Investors Financial agreed to (1) conduct its business in the ordinary course in all material respects, (2) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, including retaining the services of key officers and employees, and (3) take no action that is intended to or would reasonably be expected to adversely affect or materially delay its respective ability to obtain any necessary regulatory approvals, perform its covenants or complete the merger. Investors Financial further agrees that, with certain exceptions and except with State Street’s prior written consent, Investors Financial will not, and will not permit any of its subsidiaries to, among other things, undertake the following extraordinary actions:

•	incur long-term indebtedness or in any way assume the indebtedness of another person, except in the ordinary course of business;

•	adjust, split, combine or reclassify any of its capital stock;

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make, declare or pay any dividends or other distributions on any shares of its capital stock, except as set forth above in “—Conversion of Shares; Exchange of Certificates—Dividends and Distributions”;

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grant any stock options, restricted shares or other equity-based awards outside the parameters set forth in the merger agreement, or amend, modify or accelerate the vesting of any outstanding awards under any Investors Financial stock plan;

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issue additional shares of capital stock, voting securities, other equity interests or any other equity-based securities or rights, except pursuant to the exercise of stock options outstanding as of the date of the merger agreement;

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except as contemplated by the merger agreement or as required by applicable law or the terms of any Investors Financial Benefit Plan and except in certain circumstances in the ordinary course of business, (1) increase the wages, salaries, incentive compensation or benefits of any officer, director or employee of Investors Financial or its subsidiaries, (2) accelerate the accrual rate, vesting or timing or payment or funding of any compensation or benefit or other rights of any officer, director or employee of Investors Financial or its subsidiaries, (3) grant to any officer, director or employee of Investors Financial or its subsidiaries any severance, change of control, termination or guaranteed compensation or benefits or enter into any contract to grant any of the foregoing, (4) establish, adopt or become a party to any new employee benefit or compensation plan, funding arrangement, commitment or collective bargaining agreement or amend, suspend or terminate any Investors Financial benefit plan or otherwise take any action to accelerate or change any benefit under any plan or (5) amend or waive the rights of Investors Financial or its subsidiaries under any noncompetition, nonsolicitation or nondisclosure agreement to which any director, officer or employee of Investors Financial or its subsidiaries is a party;

•	other than in the ordinary course of business, sell, transfer, mortgage, encumber or otherwise dispose of any material assets or properties, or cancel, release or assign any material indebtedness;

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enter into any new line of business or change in any material respect its lending, investment, underwriting, outsourcing, custody, accounting, fund administration, risk and asset liability management, foreign exchange, cash management, performance measurement, institutional transfer agency, investment advisory services, line of credit and brokerage and transition management services or other banking, operating and servicing policies other than as required by applicable law or policies imposed on it by governmental entities;

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other than in the ordinary course of business, by way of acquisition of control in a fiduciary or similar capacity, or in satisfaction of previous debts contracted, make any material investment for its own account either by purchase of securities, merger, consolidation, capital contributions, property transfers or purchase of property or assets;

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take any action or knowingly fail to take any action which action or failure to act could reasonably be expected to prevent the merger from qualifying as a reorganization for United States federal income tax purposes;

•	amend its charter or by-laws;

•	restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure;

•	commence or settle any material claim except settlements involving only monetary remedies in amounts, in the aggregate, that are not material to Investors Financial and its subsidiaries;

•	take any action that is intended, or may be reasonably expected, to cause any of the conditions to the merger to fail to be satisfied;

•	make any material change to its financial accounting methods, except as required by applicable law or generally accepted or regulatory accounting principles;

•	enter into specified types of contracts in certain cases, other than in the ordinary course of business;

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make, change, or revoke any material tax election, change an annual tax accounting period, adopt or change any tax accounting method, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, settle any material tax claim or assessment or surrender any right to claim a refund of a material amount of taxes;

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make any new capital expenditure in excess of $1,000,000 individually or $5,000,000 in the aggregate, or enter into any agreement that requires an aggregate incremental expenditure commitment in excess of $5,000,000;

•	file any application to establish, or to relocate or terminate the operations of any branch or other significant office of Investors Financial or any of its subsidiaries;

•	adopt a plan of liquidation or resolutions authorizing a liquidation or dissolution, restructuring, recapitalization or reorganization; or

•	agree to take or adopt any resolutions by the board of directors in support of any of the actions prohibited by the preceding bullets.

State Street agrees that, except with Investors Financial’s prior written consent, State Street will not, among other things, undertake the following extraordinary actions:

•	amend any organizational documents in a manner that would adversely affect Investors Financial or its stockholders or the merger;

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take any action or knowingly fail to take any action which action or failure to act could reasonably be expected to prevent the merger from qualifying as a reorganization for United States federal income tax purposes;

•	take any action that is intended, or may be reasonably expected, to result in any of the conditions to the merger not being satisfied;

•	take any action that would reasonably be expected to prevent, materially impede or materially delay completion of the merger;

•	make or pay any extraordinary one-time dividend or distribution on shares of State Street common stock (other than any dividend or distribution of State Street common stock); or

•	agree to take or adopt any resolutions by the board of directors in support of any of the actions prohibited by the preceding bullets.

The merger agreement also contains mutual covenants relating to the preparation of this document and the holding of the special meeting of Investors Financial stockholders, access to information of the other company and public announcements with respect to the transactions contemplated by the merger agreement. Investors Financial and State Street have also agreed to use their reasonable best efforts to take all actions needed to obtain necessary governmental and third party consents. The merger agreement also provides that if State Street requests that Investors Financial cooperate to permit a merger of Investors Bank & Trust Company and State Street Bank and Trust Company to occur at the same time as the merger, as long as such merger does not materially delay the consummation of the transactions contemplated by the merger agreement, then for the purposes of the merger agreement, the approvals required to consummate the merger will be deemed to include approvals of the Federal Reserve Board and the Massachusetts Commissioner of Banks necessary to consummate the merger of Investors Bank & Trust Company and State Street Bank and Trust Company.

Reasonable Best Efforts of Investors Financial to Obtain the Required Stockholder Vote

Investors Financial has agreed to hold a special meeting of its stockholders as soon as is reasonably practicable for the purpose of obtaining the adoption of the merger agreement by the stockholders of Investors Financial. Investors Financial will use its reasonable best efforts to obtain such adoption. Investors Financial’s board of directors may withdraw, modify, condition, qualify or refuse to recommend the adoption of the merger agreement if Investors Financial’s board of directors determines, in good faith after consultation with its outside financial and legal advisors and after consideration of any revisions proposed by State Street to the merger agreement (after providing State Street five business days’ notice of its intent to change its recommendation and the opportunity to negotiate to revise the merger agreement), that the failure to take such action would be inconsistent with its fiduciary obligations under applicable law. Notwithstanding the foregoing, the merger agreement requires Investors Financial to submit the merger agreement to a stockholder vote even if its board of directors no longer recommends adoption of the merger agreement, in which event the board may communicate its basis for its lack of a recommendation to stockholders.

Agreement Not to Solicit Other Offers

Investors Financial has agreed that it, its subsidiaries and their officers, directors, or employees will not, directly or indirectly and will cause their representatives not to, directly or indirectly:

•	solicit, initiate, encourage or facilitate any inquiries or proposals for any “Alternative Proposal” (as defined below);

•	participate in any discussions or negotiations, or approve or enter into any agreement, regarding any “Alternative Proposal” or “Alternative Transaction” (as defined below); or

•	approve or recommend or publicly propose to approve or recommend, any Alternative Proposal or Alternative Transaction.

However, prior to the special meeting, Investors Financial may consider and participate in discussions and negotiations with respect to a bona fide Alternative Proposal that is reasonably likely to result in a “Superior Proposal” (as defined below), if (1) it has first entered into a confidentiality agreement with the party proposing the Alternative Proposal on terms comparable to the confidentiality agreement with State Street and (2) the Investors Financial board of directors determines reasonably in good faith (after consultation with outside legal counsel) that failure to take these actions would be inconsistent with its fiduciary duties.

Investors Financial has also agreed:

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to notify State Street promptly (but in no event later than 24 hours) after it receives any Alternative Proposal, or any material change to any Alternative Proposal, or any request for nonpublic information relating to Investors Financial or any of its subsidiaries or enters into discussion or negotiations concerning an Alternative Proposal, and to provide State Street with relevant information regarding the Alternative Proposal or request;

•	to provide to State Street any nonpublic information not previously provided to State Street that is provided to the person making an Alternative Proposal or to any of its representatives;

•	to keep State Street fully informed, on a current basis, of any material changes in the status and any material changes in the terms of any such Alternative Proposal; and

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to cease any existing discussions or negotiations with any persons with respect to any Alternative Proposal, and to use reasonable best efforts to cause all persons other than State Street who have been furnished with confidential information in connection with an Alternative Proposal within the 12 months prior to the date of the merger agreement to return or destroy such information.

As used in the merger agreement, an “Alternative Proposal” means any inquiry or proposal regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including by way of a tender offer) or similar transactions involving Investors Financial or any of its subsidiaries that, if completed, would constitute an Alternative Transaction.

As used in the merger agreement, “Alternative Transaction” means any of the following:

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a transaction pursuant to which any person (or group of persons) other than State Street or its affiliates, directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of Investors Financial common stock or outstanding voting power or of any new series or new class of Investors

Financial preferred stock that would be entitled to a class or series vote with respect to the merger, whether from Investors Financial or pursuant to a tender offer or exchange offer or otherwise;

•	a merger, share exchange, consolidation or other business combination involving Investors Financial (other than the merger being described here);

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any transaction pursuant to which any person (or group of persons) other than State Street or its affiliates acquires or would acquire control of assets (including, for this purpose, the outstanding equity securities of subsidiaries of Investors Financial and securities of the entity surviving any merger or business combination including any of Investors Financial’s subsidiaries) of Investors Financial, or any of its subsidiaries, representing more than 25% of the fair market value of all the assets, net revenues or net income of Investors Financial and its subsidiaries, taken as a whole, immediately prior to such transaction; or

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any other consolidation, business combination, recapitalization or similar transaction involving Investors Financial or any of its subsidiaries, other than the transactions contemplated by the merger agreement, as a result of which the holders of shares of Investors Financial common stock immediately prior to the transaction do not, in the aggregate, own at least 75% of each of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in the transaction immediately after the completion of the transaction in substantially the same proportion as the holders held the shares of Investors Financial common stock immediately prior to the completion of the transaction.

As used in the merger agreement, a “Superior Proposal” is a written offer made by a third party that the Investors Financial board of directors reasonably determines to be bona fide for the acquisition of a majority of Investors Financial’s common stock or all or substantially all of the assets of Investors Financial, which the Investors Financial board of directors determines in good faith (after consultation with its outside legal counsel and financial advisors) to be superior to Investors Financial’s stockholders, from a financial point of view, to the merger, after taking into account the terms and conditions of the proposal (including the probability of completion, financial, regulatory, legal and other aspects) and any amendments to the merger agreement proposed by State Street.

Fees and Expenses

In general, each of State Street and Investors Financial will be responsible for all expenses incurred by it in connection with the merger agreement and completion of the transactions contemplated by the merger agreement. However, the costs and expenses of printing and mailing this document, and all filing and other fees paid to the SEC in connection with the merger, shall be borne equally by Investors Financial and State Street.

Employee Matters

From the closing date of the merger until the end of the calendar year that includes the closing date, State Street has agreed with Investors Financial and not for the benefit of any other person, with respect to the employees of Investors Financial and its subsidiaries at the effective time, it will or will cause its applicable subsidiaries to provide such employees in the aggregate with employee benefits, rates of base salary or hourly wage and annual bonus opportunities that are (1) substantially comparable in the aggregate to the aggregate employee benefits, rates of base salary or hourly wage and annual bonus opportunities provided to such employees pursuant to Investors Financial’s benefit plans as in effect immediately prior to the merger or (2) substantially comparable in the aggregate to those provided to similarly situated State Street employees.

In addition, State Street has agreed, to the extent any Investors Financial employee becomes eligible to participate in State Street benefit plans following the merger:

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to generally recognize each employee’s service with Investors Financial or its subsidiaries prior to the completion of the merger for purposes of eligibility to participate, vesting credits and, except under defined benefit pension plans, benefit accruals, in each case under the State Street plans (other than retiree welfare plans) to the same extent such service was recognized under comparable Investors Financial plans prior to completion of the merger; and

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to waive any exclusion for preexisting conditions under any State Street health, dental or vision plans, to the extent such limitation would have been waived or satisfied under a corresponding Investors Financial plan in which such employee participated immediately prior to the effective time, and recognize any medical or health expenses incurred in the year in which the merger is completed for purposes of applicable deductible and annual out-of-pocket expense requirements with respect to such year under any health, dental or vision plan of State Street.

However, State Street has no obligation to continue the employment of any Investors Financial employee or maintain any specific Investors Financial employee benefit plan for any period following the merger.

The merger agreement also provides that, prior to the consummation of the merger, State Street is entitled to direct Investors Financial to adopt and implement a retention program for specified employees of Investors Financial and its subsidiaries. The terms and conditions of such program will be determined by State Street in its discretion, after consultation with Investors Financial.

Indemnification and Insurance

The merger agreement requires State Street to maintain in effect for six years after completion of the merger the current rights of Investors Financial directors, officers and employees to indemnification under the Investors Financial articles of organization or the Investors Financial by-laws or disclosed agreements of Investors Financial. The merger agreement also provides that, upon completion of the merger, State Street will indemnify and hold harmless, and provide advancement of expenses to, all past and present officers, directors and employees of Investors Financial and its subsidiaries in their capacities as such against all losses, claims, damages, costs, expenses, liabilities, judgments or amounts paid in settlement to the fullest extent permitted by applicable laws.

The merger agreement provides that State Street will maintain for a period of six years after completion of the merger Investors Financial’s current directors’ and officers’ liability insurance policies, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, with respect to acts or omissions occurring prior to the effective time of the merger, except that State Street is not required to incur annual premium expense greater than 250% of Investors Financial’s current annual directors’ and officers’ liability insurance premium.

Conditions to Complete the Merger

Our respective obligations to complete the merger are subject to the fulfillment or waiver of certain conditions, including:

•	the adoption of the merger agreement by Investors Financial stockholders;

•	the approval of the listing of State Street common stock to be issued in the merger on the NYSE, subject to official notice of issuance;

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the effectiveness of the registration statement of which this document is a part with respect to the State Street common stock to be issued in the merger under the Securities Act and the absence of any stop order or proceedings initiated or threatened by the SEC for that purpose;

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the receipt and effectiveness of all governmental and other approvals, registrations and consents, and the expiration of all related waiting periods required to complete the merger, which if not obtained would have a material adverse effect on State Street, measured relative to Investors Financial and its subsidiaries taken as a whole; and

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the absence of any law, statute, regulation, judgment, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the transactions contemplated by the merger agreement.

Each of State Street’s and Investors Financial’s obligations to complete the merger is also separately subject to the satisfaction or waiver of a number of conditions including:

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the receipt by each of State Street and Investors Financial of a legal opinion to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code; and

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the accuracy of the representations and warranties of each other party in the merger agreement, subject to the materiality standard provided in the merger agreement, and the performance by each other party in all material respects of their obligations under the merger agreement and the receipt by each party of certificates from the other party to that effect.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this document, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to completion by mutual consent, if authorized by each of our boards of directors, or by either party in the following circumstances:

•	if any of the required regulatory approvals are denied (and the denial is final and nonappealable);

•	if the merger has not been completed by February 4, 2008, unless the failure to complete the merger by that date is due to the terminating party’s failure to abide by the merger agreement;

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if there is a breach by the other party that would cause the failure of the closing conditions set forth above, unless the breach is capable of being, and is, cured within 45 days of notice of the breach unless the party seeking to terminate is in material breach of the merger agreement; or

•	if the stockholders of Investors Financial fail to adopt the merger agreement at the special meeting.

In addition, State Street may terminate the merger agreement if the Investors Financial board of directors (1) fails to recommend that Investors Financial stockholders adopt the merger agreement, (2) withdraws, modifies, qualifies or conditions in a manner adverse to State Street its recommendation of the merger to stockholders or publicly proposes to do so, (3) approves or recommends an Alternative Proposal or (4) resolves to do (2) or (3). State Street may also terminate the merger agreement if Investors Financial intentionally breaches its obligation to call and hold a stockholder meeting to consider the merger or its obligation to not solicit an Alternative Proposal.

Effect of Termination. If the merger agreement is terminated, it will become void, and there will be no liability on the part of State Street or Investors Financial, except that (1) both State Street and Investors Financial will remain liable for any willful breach of the merger agreement and (2) designated provisions of the merger agreement, including the payment of fees and expenses, the confidential treatment of information and publicity restrictions, will survive the termination.

Termination Fee

Investors Financial must pay State Street a termination fee of $165 million if:

•	(1) an alternative proposal is made known to Investors Financial or its stockholders or has been publicly announced, (2) the merger agreement is terminated by Investors Financial or State Street because the merger has not been completed by February 4, 2008 or because the stockholders of Investors Financial do not adopt the merger agreement at the stockholder meeting and (3) Investors Financial consummates or enters into a definitive agreement with respect to an alternative transaction within 12 months of termination of the merger agreement; or

•	State Street terminates the merger agreement as a result of,

•

Investors Financial board of directors (1) failing to recommend that Investors Financial stockholders adopt the merger agreement, (2) withdrawing, modifying, qualifying or conditioning its recommendation (or publicly proposing to do so) in a manner adverse to State Street, (3) approving or recommending an alternative proposal, or (4) resolving to do (2) or (3), or

•	Investors Financial board of directors’ intentional breach of its obligation to call and hold a stockholder meeting to consider the merger or its obligation to not solicit Acquisition Proposals.

Amendment, Waiver and Extension of the Merger Agreement

Subject to applicable law, the parties may amend the merger agreement by action taken or authorized by their boards of directors or by written agreement. However, after any adoption of the transactions contemplated by the merger agreement by the Investors Financial stockholders, there may not be, without further adoption of those stockholders, any amendment of the merger agreement that (1) changes the amount or the form of the consideration to be delivered to the holders of Investors Financial common stock or changes any of the terms and conditions of the merger agreement if such change would adversely affect the holders of any Investors Financial securities, in each case other than as contemplated by the merger agreement, or (2) requires any further stockholder approval.

At any time prior to the completion of the merger, each of us, by action taken or authorized by our respective board of directors, to the extent legally allowed, may:

•	extend the time for the performance of any of the obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties of the other party; or

•	waive compliance by the other party with any of the other agreements or conditions contained in the merger agreement.

Resales of State Street Stock by Affiliates

Shares of State Street common stock to be issued to Investors Financial stockholders in the merger have been registered under the Securities Act, and may be traded freely and without restriction by those stockholders not deemed to be affiliates of Investors Financial. Any subsequent transfers of shares, however, by any person who is an affiliate of Investors Financial at the time the merger is submitted for a vote of the Investors Financial stockholders will, under existing law, require:

•	the further registration under the Securities Act of the State Street stock to be transferred;

•	compliance with Rule 145 promulgated under the Securities Act, which permits limited sales under certain circumstances; or

•	the availability of another exemption from registration.

An “affiliate” of Investors Financial is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Investors Financial. These restrictions are expected to apply to the directors and executive officers of Investors Financial and the holders of 10% or more of the outstanding Investors Financial common stock. The same restrictions apply to the spouses and certain relatives of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest.

State Street will give stop transfer instructions to the exchange agent with respect to the shares of State Street common stock to be received by persons subject to these restrictions, and the certificates for their shares will be appropriately legended. State Street is not required to further register the sale of State Street common stock to be issued to affiliates of Investors Financial.

Investors Financial has agreed in the merger agreement to use its reasonable best efforts to cause each person who is an affiliate of Investors Financial for purposes of Rule 145 under the Securities Act to deliver to State Street a written agreement intended to ensure compliance with the Securities Act.

Amendment to the Merger Agreement

The parties entered into amendment no. 1 to the agreement and plan of merger on April 12, 2007. The amendment provided that the parties agreed to consummate the merger on the later of the fifth business day following the satisfaction or waiver of the last of the closing conditions specified in the merger agreement and July 2, 2007, or on another mutually agreed date.

ACCOUNTING TREATMENT

The merger will be accounted for as a “purchase,” as that term is used under United States generally accepted accounting principles, for accounting and financial reporting purposes. Under purchase accounting, the assets, including identifiable intangible assets, and liabilities, including executory contracts and other commitments, of Investors Financial as of the effective time of the merger will be recorded at their respective fair values and added to those of State Street. Any excess of purchase price over the net fair values will be recorded as goodwill. Financial statements of State Street issued after the merger will reflect these fair values and will not be restated retroactively to reflect the historical financial position or results of operations of Investors Financial.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following are the anticipated material United States federal income tax consequences to “U.S. holders” (as defined below) of Investors Financial common stock of the receipt of shares of State Street common stock in exchange for Investors Financial common stock pursuant to the merger. This summary is based upon the provisions of the Internal Revenue Code (referred to as the Code), applicable current and proposed United States Treasury Regulations, judicial authorities and administrative rulings and practice, all as in effect as of the date of the registration statement of which this document is a part and all of which are subject to change, possibly on a retroactive basis.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Investors Financial common stock that is for United States federal income tax purposes: (i) a citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (iii) a trust if it (a) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person; or (iv) an estate the income of which is subject to United States federal income tax regardless of its source.

Holders of Investors Financial common stock who are not U.S. holders may have different tax consequences than those described below and are urged to consult their own tax advisors regarding the tax treatment to them under United States and non-United States tax laws.

The United States federal income tax consequence to a partner in an entity treated as a partnership, for United States federal income tax purposes, that holds Investors Financial common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Investors Financial common stock should consult their own tax advisors.

This discussion assumes that a U.S. holder holds Investors Financial common stock as a capital asset within the meaning of Section 1221 of the Code. This discussion does not address all aspects of United States federal income taxation that may be relevant to a U.S. holder in light of its personal circumstances or to U.S. holders subject to special treatment under the United States federal income tax laws (for example, insurance companies, dealers or brokers in securities or currencies, traders in securities who elect to apply a mark-to-market method of accounting, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass-through entities (and persons holding Investors Financial common stock through a partnership or other pass-through entity), United States expatriates and stockholders subject to alternative minimum tax, U.S. holders who hold Investors Financial common stock as part of a hedging, “straddle,” conversion, constructive sale or other integrated transaction, a person whose functional currency for United States federal income tax purposes is not the U.S. dollar or U.S. holders who acquired their Investors Financial common stock through the exercise of employee stock options or other compensation arrangements). In addition, the discussion does not address any aspect of foreign, state, local, estate or gift taxation that may be applicable to a U.S. holder.

Holders of Investors Financial common stock are strongly urged to consult with their own tax advisors as to the tax consequences of the merger on their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. It is a condition to State Street’s obligation to complete the merger that State Street receive an opinion of its counsel, Cravath, Swaine & Moore LLP, or any other nationally recognized counsel, dated the closing date of the merger, substantially to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Investors Financial’s obligation to complete the merger that Investors Financial receive an opinion of its counsel, Wachtell, Lipton, Rosen & Katz, or any other nationally recognized counsel, dated the closing date of the merger, substantially to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, in connection with the mailing of this document to U.S. holders of Investors Financial common stock, Cravath, Swaine & Moore LLP has delivered an opinion to State Street, and Wachtell, Lipton, Rosen & Katz has delivered an opinion to Investors Financial, in each case dated the date of this document, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions are and will be based on facts, representations and assumptions set forth in the opinion and representations set forth in certificates to be received from State Street and Investors Financial. None of the tax opinions described above will be binding on the Internal Revenue Service, and neither State Street nor Investors Financial intends to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the merger.

Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the facts, representations or assumptions upon which those opinions are based is inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected. It is assumed for purposes of the remainder of the discussion that the merger will qualify as a reorganization within the meaning of the Code.

Based on the merger qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, upon the exchange of Investors Financial common stock for State Street common stock, a U.S. holder will generally not recognize any gain or loss, except for any gain or loss that may result from the receipt by U.S. holders of cash instead of a fractional share of State Street common stock (as described below).

Tax Basis and Holding Period

A U.S. holder’s aggregate tax basis in the shares of State Street common stock received in the merger, including any fractional share interests deemed received by the U.S. holder under the treatment described below, will equal its aggregate adjusted tax basis in the Investors Financial common stock surrendered in the merger. The holding period for the shares of State Street common stock received in the merger (including a fractional share interest deemed received and redeemed as described below) will include the holding period for the shares of Investors Financial common stock surrendered in the merger.

Cash Instead of a Fractional Share

A U.S. holder who receives cash instead of a fractional share of State Street common stock will be treated as having received the fractional share of State Street common stock pursuant to the merger and then as having exchanged the fractional share of State Street common stock for cash in a redemption by State Street. In general, this deemed redemption will be treated as a sale or exchange, provided the redemption is not essentially equivalent to a dividend. The determination of whether a redemption is essentially equivalent to a dividend depends upon whether and to what extent the redemption reduces the U.S. holder’s deemed percentage stock ownership of State Street. While this determination is based on each U.S. holder’s particular facts and circumstances, the Internal Revenue Service has ruled that a redemption is not essentially equivalent to a dividend, and will therefore result in sale or exchange treatment, in the case of a shareholder of a publicly held company whose relative stock interest is minimal and who exercises no control over corporate affairs if the redemption results in even a minor reduction in the stock interest of the shareholder. As a result, the redemption of a fractional share of State Street common stock is generally treated as a sale or exchange and not as a dividend, and a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount of cash received and the basis in its fractional share of State Street common stock as set forth above. This capital gain or loss generally will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for the shares is greater than one-year. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Cash payments received in the merger by a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 28%), unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and will generally be allowed as a refund or credit against the U.S. holder’s United States federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.

Reporting Requirements

A U.S. holder who receives shares of State Street common stock as a result of the merger will be required to retain records pertaining to the merger and will be required to file with its United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

INFORMATION ABOUT THE COMPANIES

State Street Corporation

State Street Corporation is a Massachusetts corporation, and is a bank holding company and a financial holding company under U.S. federal law. With $12.33 trillion of assets under custody and $1.85 trillion of assets under management at March 31, 2007, State Street is a leading specialist in meeting the needs of institutional investors worldwide. State Street’s customers include mutual funds and other collective investment funds, corporate and public retirement plans, insurance companies, foundations, endowments and other investment pools and investment managers. Including the United States, State Street operates in 26 countries and more than 100 geographic regions. State Street stock (NYSE: STT) is listed on the New York Stock Exchange. At March 31, 2007, State Street had total assets of $110.00 billion, total deposits of $66.60 billion, total shareholders’ equity of $7.47 billion and 21,950 employees. The principal executive offices of State Street are located at One Lincoln Street, Boston, Massachusetts 02111, and its telephone number is (617) 786-3000. Additional information about State Street and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find More Information” on page 63.

Investors Financial Corp.

Investors Financial Corp. is a Delaware corporation and provides services for a variety of financial asset managers including mutual fund complexes, investment advisors, hedge funds, family offices, banks and insurance companies. Investors Financial’s wholly-owned subsidiary, Investors Bank & Trust Company, provides core services including global custody, multicurrency accounting, fund administration and middle office outsourcing, as well as value-added services including foreign exchange, cash management, securities lending, investment advisory performance measurement, institutional transfer agency, lines of credit and brokerage and transition management services. Investors Financial provides financial asset administration services for assets that totaled approximately $2.3 trillion at March 31, 2007, including approximately $0.5 trillion of foreign assets. The principal executive offices of Investors Financial are located at 200 Clarendon Street, Boston, Massachusetts 02116, and its telephone number is (617) 937-6700.

Additional information about Investors Financial and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find More Information” on page 63.

COMPARISON OF STOCKHOLDERS’ RIGHTS

State Street is incorporated in Massachusetts and Investors Financial is incorporated in Delaware. Your rights as an Investors Financial stockholder are governed by the Delaware General Corporation Law, the Investors Financial certificate of incorporation and the Investors Financial by-laws. Upon completion of the merger, you will receive shares of State Street common stock in exchange for your shares of Investors Financial common stock, and as State Street stockholders your rights will be governed by the Massachusetts Business Corporation Act, the State Street articles of organization and the State Street by-laws.

The following is a summary of the material differences between the rights of holders of State Street common stock and the rights of holders of Investors Financial common stock, but does not purport to be a complete description of those differences. These differences may be determined in full by reference to the Massachusetts Business Corporation Act, the Delaware General Corporation Law, the State Street articles of organization, the Investors Financial charter, the State Street by-laws and the Investors Financial by-laws. The State Street articles of organization, the Investors Financial certificate of incorporation and the State Street and Investors Financial by-laws are subject to amendment in accordance with their terms. Copies of the governing corporate instruments are available, without charge, to any person, including any beneficial owner to whom this document is delivered, by following the instructions listed under “Where You Can Find More Information” on page 63.

INVESTORS FINANCIAL	STATE STREET

AUTHORIZED CAPITAL STOCK

Authorized Shares. Investors Financial is authorized to issue 175,000,000 shares of common stock, par value $0.01 per share, 1,000,000 shares of preferred stock, par value $0.01 per share and 650,000 shares of Class A Stock, par value $0.01 per share.	Authorized Shares. State Street is authorized to issue 750,000,000 shares of common stock, par value $1.00 per share and 3,500,000 shares of preferred stock, no par value.

VOTING RIGHTS IN AN EXTRAORDINARY TRANSACTION

The Delaware General Corporation Law (the “DGCL”) requires approval of a consolidation, merger, share exchange or transfer by the affirmative vote of a majority of all votes entitled to be cast on the matter. Approval by a surviving corporation’s shareholders of a plan of merger or share exchange is not required if: (1) the agreement or merger does not amend in any respect the certificate of incorporation; (2) each share of stock of such constituent corporation outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger; and (3) the number of shares to be issued in connection with the merger does not exceed 20% of the shares of the corporation outstanding prior to the merger.	Pursuant to the Massachusetts Business Corporation Act (the “MBCA”), a plan of merger requires adoption by the board of directors and the affirmative vote of two-thirds of all the shares entitled to vote separately on the matter. Approval by a corporation’s shareholders of a plan of merger is not required if: (1) the corporation will survive the merger or is the acquiring corporation in a share exchange; (2) its articles of organization will not be changed except for amendments by the board of directors that do not require stockholder approval; (3) each shareholder of the corporation whose shares were outstanding immediately before the effective date of the merger or share exchange will hold the same number of shares, with identical preferences, limitations, and relative rights, immediately after the effective date of the merger or share exchange; and (4) the number of shares to be issued in connection with the merger does not exceed 20% of the shares of the corporation outstanding prior to the merger.

INVESTORS FINANCIAL	STATE STREET

AMENDMENT TO THE CHARTER

The DGCL provides that in order to amend the certificate of incorporation, the board of directors must adopt a resolution which then must be approved by a vote of a majority of the outstanding stock entitled to vote thereon, unless a different proportion is specified in the certificate of incorporation. The Investors Financial certificate of incorporation provides that the affirmative vote of at least 75% of the voting power of all of the then outstanding shares entitled to vote generally in the election of directors, voting as a single class, is required to (1) reduce or eliminate the number of authorized shares of common stock and class A stock or (2) amend or repeal certain articles of the certificate of incorporation.	Under the MBCA, all amendments to a corporation’s articles of organization require approval of the board of directors and the affirmative vote of two-thirds of a corporation’s outstanding shares. Amendments to a corporation’s articles of organization may be made with the approval of a majority of the corporation’s outstanding shares in connection with (1) an increase or reduction in the corporation’s capital stock of any class or series then authorized, (2) a change in the corporation’s authorized shares into a different number of shares or the exchange thereof pro rata for a different number of shares of the same class or series or (3) a change of the corporation’s name.

AMENDMENT TO THE BY-LAWS

Under the DGCL, holders of a majority of the voting power of a corporation, and, when provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the by-laws of a corporation. Investors Financial’s certificate of incorporation authorizes the board of directors to amend Investors Financial’s by-laws. The certificate of incorporation also provides that, when properly brought before a regular or special meeting of stockholders, the by-laws may be amended or repealed or new by-laws may be adopted by the affirmative vote of at least 75% of the voting power of all of the then outstanding shares of capital stock entitled to vote at a regular meeting of stockholders.	Pursuant to the MBCA, a corporation’s by-laws may be altered, amended or repealed at any annual or special meeting of the shareholders by the affirmative vote of a majority of the shares of stock then issued, outstanding and entitled to vote on the matter, provided that notice of the substance of the proposed alteration, amendment or repeal is given with the notice of the meeting. State Street’s by-laws provide that the by-laws may be altered, amended or repealed by a majority of the directors, except with respect to any provision which by law, by the articles of organization or by the by-laws themselves requires action by the shareholders.

APPRAISAL/DISSENTERS’ RIGHTS

Under the DGCL, a stockholder of a Delaware corporation who has not voted in favor of, nor consented in writing to, a merger or consolidation in which the corporation is participating generally has the right to an appraisal of the fair value of the stockholder’s shares of stock, subject to specified procedural requirements. The DGCL does not confer appraisal rights, however, if the corporation’s stock is either (1) listed on a national securities exchange or NASDAQ or (2) held of record by more than 2,000 holders.

Even if a corporation’s stock meets the foregoing requirements, however, the DGCL provides that appraisal rights generally will be permitted if stockholders of the corporation are required to accept for their stock in any merger, consolidation or similar transaction anything other than (1) shares of the

The MBCA provides that dissenters’ right of appraisal are only available in connection with (1) mergers if shareholder approval is required or if the corporation is a subsidiary that is merged with its parent, unless shareholders are receiving cash or marketable securities as consideration; (2) share exchanges to which the corporation is a party as the corporation whose shares will be acquired and the shares being received are not marketable securities; (3) sales of substantially all of the assets (other than sales that are in the usual and regular course of business and certain liquidations and court-ordered sales); (4) certain amendments to the articles of organization that materially and adversely affect rights in respect of a dissenter’s shares; and (5) certain corporate conversions.

INVESTORS FINANCIAL	STATE STREET

corporation surviving or resulting from the transaction, or depository receipts representing shares of the surviving or resulting corporation, or those shares or depository receipts plus cash in lieu of fractional interests; (2) shares of any other corporation, or depository receipts representing shares of the other corporation, or those shares or depository receipts plus cash in lieu of fractional interests, which shares or depository receipts are listed on a national securities exchange or NASDAQ or held of record by more than 2,000 holders; or (3) any combination of the foregoing.

SPECIAL MEETINGS OF STOCKHOLDERS

Delaware law permits special meetings of stockholders to be called by the board of directors and any other persons specified by the certificate of incorporation or by-laws. Delaware law permits but does not require that stockholders be given the right to call special meetings. The Investors Financial by-laws provide that special meetings of shareholders may be called by the Chairman of the board of directors, a majority of the board of directors, or the President at a time and place fixed by the board or the person calling the meeting. Business transacted at any special meeting of shareholders is limited to matters relating to the purpose or purposes stated in the notice of meeting.	The MBCA provides that a corporation shall call a special meeting of its shareholders if the holders of at least 40% of all the votes entitled to be cast on any issue to be considered at the proposed special meeting sign, date and deliver to the corporation’s secretary one or more written demands. State Street’s by-laws provide that a special meeting can be called by the Chairman of the board of directors or by the board of directors and shall be called by the secretary, or in the case of the death, absence, incapacity or refusal of the secretary, by any other officer, if the holders of at least 40% of all the votes entitled to be cast on any issue to be considered at the proposed special meeting deliver a written application.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Investors Financial’s by-laws provide that in order for nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must give timely notice of the proposal. To be timely, a shareholder’s notice must be delivered to the secretary of Investors Financial not less than 120 days nor more than 150 days prior to the first anniversary of the date of the proxy statement delivered to stockholders in connection with the preceding year’s annual meeting; provided, however, that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, or if no proxy statement was delivered to the shareholders in connection with the preceding year’s meeting, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting and the 10th day following the day on which public announcement of the date of such meeting is first made.	To be timely under the MBCA and State Street’s articles of organization and by-laws, a shareholder’s notice must be delivered to the secretary of State Street at its principal executive offices, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the regularly-scheduled annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, to be timely, notice must be delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of (x) the 60th day prior to such annual meeting and (y) the 10th day following the day on which public announcement of the date of such meeting is first made.

INVESTORS FINANCIAL	STATE STREET

BOARD OF DIRECTORS

Number of Directors

Delaware law provides that the board of directors of a Delaware corporation shall consist of one or more directors as fixed by the corporation’s certificate of incorporation or by-laws. Investors Financial’s certificate of incorporation and by-laws provide that the number of directors shall be determined by a resolution of the majority of the directors, but shall not be less than three. Investors Financial currently has seven directors.	The MBCA provides that the board of directors of a Massachusetts corporation shall consist of one or more directors as specified or fixed by the corporation’s articles of organization or by-laws. State Street’s by-laws provide that the number of directors will be not less than three, nor more than 30. State Street currently has 16 directors.

Classification

Delaware law permits, but does not require, a Delaware corporation to provide in its certificate of incorporation for a classified board of directors, dividing the board of directors into up to three classes of directors with staggered terms of office. Investors Financial’s certificate of incorporation provides that the directors of Investors Financial are divided into three classes (Class I, Class II and Class III), with each class having the same number of directors. The term of office of Class I, Class II and Class III directors will expire at Investors Financial’s annual meeting in 2008, 2009 and 2007, respectively. At each annual election of directors, the directors chosen to succeed those whose terms have then expired are identified as being of the same class as the directors they succeed and are elected for a term expiring at the third succeeding annual election of directors.	Massachusetts law permits classified boards but State Street has not adopted one.

Removal

Delaware law provides that directors may be removed from office, with or without cause, by the holders of a majority of the voting power of all outstanding voting stock, unless the corporation has a classified board and its certificate of incorporation otherwise provides. Investors Financial has a classified board and its certificate of incorporation and by-laws require the vote of at least three-quarters of the shares then entitled to vote at an election of directors to remove any director or the entire board of directors without cause. Directors may be removed with cause, however, by the holders of a majority of the outstanding shares then entitled to vote at an election of directors.	Pursuant to State Street’s by-laws, State Street directors may be removed only for cause by the affirmative vote of the holders of at least a majority of the total shares issued, outstanding and entitled to vote for the election of directors.

INVESTORS FINANCIAL	STATE STREET

Vacancies

Investors Financial’s certificate of incorporation and by-laws provide that vacancies among directors, however occurring, are to be filled by the vote of the majority of the remaining directors then in office. The directors so chosen will hold office until the next election of the class for which the directors were chosen and until their successors are elected or qualified.	State Street’s by-laws provide that in the event of vacancies in the board, including vacancies resulting from an increase in the number of directors, such vacancy may be filled by the shareholders or by the affirmative vote of a majority of the remaining directors (even though less than a quorum). Directors so chosen will hold office until their terms expire at the next shareholder’s meeting.

Special Meetings of the Board

Special meetings of the board of directors may be held at any time and place, within or outside the State of Delaware, designated by the Chairman of the board of directors, the President, two or more directors, or by one director in the event that there is only one director in office.	Special meetings of the board of directors may be called at any time by the president or the secretary or by any director within or outside of the State of Massachusetts.

Director Liability and Indemnification

Under Delaware law, a certificate of incorporation may contain a provision limiting or eliminating a director’s personal liability to the corporation or its stockholders for monetary damages for a director’s breach of fiduciary duty subject to certain limitations.

Investors Financial’s certificate of incorporation provides that no director shall be personally liable to Investors Financial for monetary damages for breach of fiduciary duty by such director as a director, except with respect to liability:

•     for any breach of the director’s duty of loyalty to Investors Financial or its stockholders;

•     for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•     under Section 174 of the DGCL; or

•     for any transaction from which the director derived an improper personal benefit.

Under Delaware law, a corporation generally may indemnify directors and officers:

•     for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation; and

•     with respect to any criminal proceeding, to the extent they had no reasonable cause to believe that their conduct was unlawful.

The MBCA permits a corporation to indemnify a director or officer for reasonable expenses incurred in connection with any proceeding arising because he is a director or officer of the corporation. State Street’s articles of organization also provide for indemnification, in the board’s discretion, of its non-officer employees to the extent permitted by law. State Street’s articles of organization additionally provide that no indemnification will be provided if a final adjudication determines that the indemnified person is not entitled to indemnification.

As permitted by the MBCA, State Street’s articles of organization provide for payment of expenses incurred by a director or officer in defending an action in advance of the final disposition of the proceeding, but only if the director or officer undertakes to repay the amount if he is ultimately adjudicated to have been liable.

INVESTORS FINANCIAL	STATE STREET

In addition, the DGCL provides that a corporation may advance to a director or officer expenses incurred in defending any action upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.

Investors Financial’s certificate of incorporation provides for indemnification of directors and officers:

•     for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation; and

•     with respect to any criminal proceeding, to the extent they had no reasonable cause to believe that their conduct was unlawful.

Investors Financial’s certificate of incorporation provides for advancement of expenses to its directors and officers upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.

SHAREHOLDER RIGHTS PLAN

Investors Financial does not have a shareholder rights plan.	State Street does not have a shareholder rights plan.

STATE ANTI-TAKEOVER STATUTES

Business Combinations

The DGCL prohibits a corporation from engaging in a “business combination” with an “interested stockholder,” which is defined as a stockholder who, together with his associates and affiliates, owns, or if the person is an affiliate of the corporation and did own within the last three years, 15% or more of the outstanding voting stock of the corporation, within three years after the person or entity becomes an interested stockholder, unless:

•     prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•     upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, subject to specified adjustments; or

Massachusetts has adopted a “Business Combination” statute. In general, a Massachusetts corporation is prohibited from engaging in certain business combinations (defined by the statute to include certain mergers and consolidations, dispositions of assets and issuances of securities as well as certain other transactions) with an interested stockholder (defined by the statute to include holders of 5% or more of the outstanding stock of the corporation) for a period of three years following the date that such stockholder became an interested stockholder, except under certain circumstances, which include:

•     prior approval by the board of directors of the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•     subsequent approval of the business combination by the board of directors and by a vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder; or

INVESTORS FINANCIAL	STATE STREET

•     on or after the date of the business combination, the board of directors and the holders of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder approve the business combination.

Delaware law defines a “business combination” generally as:

•     a merger or consolidation with the interested stockholder or with any other corporation or other entity if the merger or consolidation is caused by the interested stockholder;

•     a sale or other disposition to or with the interested stockholder of assets with an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation or the aggregate market value of all of the outstanding stock of the corporation;

•     upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 90% of the voting stock of the corporation (excluding stock held by certain affiliates of the corporation and shares owned by employee stock plans).

State Street has not opted out of the business combination statute.

•     with some exceptions, any transaction resulting in the issuance or transfer by the corporation or any majority-owned subsidiary of any stock of the corporation or subsidiary to the interested stockholder;

•     any transaction involving the corporation or a majority-owned subsidiary that has the effect of increasing the proportionate share of the stock of the corporation or subsidiary owned by the interested stockholder; or

•     any receipt by the interested stockholder of the benefit of any loans or other financial benefits provided by the corporation or any majority-owned subsidiary.

Control Share Acquisition

The DGCL does not contain a control share acquisition statute.

Massachusetts has adopted a “Control Share Acquisition” statute. In general, any person who makes an offer to acquire, or acquires, shares of stock of a Massachusetts corporation that, when combined with shares already owned, would increase such person’s ownership to at least 20%, 33 1/3% or a majority of the voting stock of such corporation, must obtain the approval of a majority of shares held by all stockholders except such person and its officers and inside directors of the corporation in order to vote the shares acquired.

State Street has expressly opted out of the control share statute.

INVESTORS FINANCIAL	STATE STREET

DUTIES OF DIRECTORS

Under the DGCL, the standards of conduct for directors are governed by court caselaw. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors to refrain from self-dealing and the duty of care requires directors in managing the corporate affairs to use that level of care which ordinarily careful and prudent persons would use in similar circumstances. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the business judgment rule. Although the DGCL does not contain an analogous provision to the one summarized opposite, the Investors Financial certificate provides that when considering a fundamental transaction, including a merger, the Board may give due consideration to any such factors as the Board determines to be relevant, including, but without limitation:

•     the interests of the corporation’s stockholders, including the possibility that these interests might be best served by the continued independence of Investors Financial;

•     whether the proposed transaction might violate federal or state laws;

•     not only the consideration being offered in the proposed transaction, but also over a period of years what price might be achieved for Investors Financial through a sale of the corporation as a whole or through orderly liquidation, as well as other factors bearing on securities prices and Investors Financial’s financial condition and future prospects; and

•     the social, legal, and economic effects upon employees, suppliers, creditors, and others having similar relationships with Investors Financial, upon the communities in which Investors Financial conducts its business, and upon the economy of the state, region, and nation.

Under the MBCA, a Massachusetts director is required to discharge his or her duties: (1) in good faith; (2) with the care that a person in a like position would reasonably believe appropriate under similar circumstances; and (3) in a manner the director reasonably believes to be in the best interests of the corporation.

In determining what the director reasonably believes to be in the best interests of the corporation, directors are permitted to consider:

•     the interests of the corporation’s employees, suppliers, creditors and customers;

•     the economy of the state, region and nation;

•     the community and societal considerations; and

•     the long-term and short-term interests of the corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the corporation.

COMPARATIVE MARKET PRICES AND DIVIDENDS

State Street common stock is listed on the NYSE and Investors Financial common stock is quoted on the NASDAQ. The following table sets forth the high and low sales prices of shares of State Street common stock and Investors Financial common stock as reported on the NYSE and the NASDAQ, respectively, and the quarterly cash dividends declared per share for the periods indicated.

	State Street Common Stock				Investors Financial Common Stock
	High	Low	Dividend		High	Low	Dividend
2004
First Quarter	$56.90	$49.00	$0.15		$46.15	$37.87	$0.0175
Second Quarter	54.39	45.39	0.16		44.75	34.68	0.0175
Third Quarter	50.12	41.59	0.16		48.90	39.79	0.0175
Fourth Quarter	49.25	39.91	0.17		50.40	35.00	0.0175
2005
First Quarter	49.25	42.60	0.17		53.44	45.33	0.0200
Second Quarter	51.93	40.62	0.18		51.05	36.05	0.0200
Third Quarter	51.50	47.04	0.18		42.80	31.67	0.0200
Fourth Quarter	59.80	48.47	0.19		40.98	30.64	0.0200
2006
First Quarter	63.73	55.42	0.19		48.11	36.36	0.0225
Second Quarter	66.47	56.27	0.20		50.98	41.40	0.0225
Third Quarter	64.35	54.39	0.20		46.82	41.49	0.0225
Fourth Quarter	68.56	60.96	0.21		44.26	37.00	0.0225
2007
First Quarter	72.82	61.70	0.21		63.35	41.38	0.0250
Second Quarter (through May 18, 2007)	70.23	64.21	—	(1)	63.03	57.66	0.0250

(1)	Cash dividend not yet approved by board of directors.

On February 2, 2007, the last full trading day before the public announcement of the merger agreement, the high and low sales prices of shares of State Street common stock as reported on the NYSE were $72.06 and $71.21, respectively. On May 18, 2007, the last full trading day before the date of this document, the high and low sale prices of shares of State Street common stock as reported on the NYSE were $68.51 and $67.49, respectively.

On February 2, 2007, the last full trading day before the public announcement of the merger agreement, the high and low sales prices of shares of Investors Financial common stock as reported on the NASDAQ were $47.17 and $46.63, respectively. On May 18, 2007, the last full trading day before the date of this document, the high and low sale prices of shares of Investors Financial common stock as reported on the NASDAQ were $61.58 and $60.65, respectively.

As of May 18, 2007, the last practicable date prior to printing this document for which such information was available, there were approximately 4,758 registered holders of State Street common stock and approximately 717 registered holders of Investors Financial common stock.

State Street stockholders and Investors Financial stockholders are advised to obtain current market quotations for State Street common stock and Investors Financial common stock. The market price of State Street common stock and Investors Financial common stock will fluctuate between the date of this document and the completion of the merger. No assurance can be given concerning the market price of State Street common stock or Investors Financial common stock before or after the effective date of the merger.

LEGAL MATTERS

The validity of the State Street common stock to be issued in connection with the merger will be passed upon for State Street by State Street’s General Counsel. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for State Street by Cravath, Swaine & Moore LLP, and for Investors Financial by Wachtell, Lipton, Rosen & Katz.

EXPERTS

The consolidated financial statements of State Street appearing in State Street’s Annual Report (Form 10-K) for the year ended December 31, 2006, and State Street management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated in this document by reference. The report with respect to the December 31, 2006 consolidated financial statements refers to a change in State Street’s method of accounting for its defined benefit pension and other postretirement plans. Such consolidated financial statements and management’s assessment are incorporated in this document by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of State Street for the three-month periods ended March 31, 2007 and March 31, 2006, and incorporated by reference herein, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 3, 2007, included in State Street’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

Investors Financial’s consolidated financial statements and its management’s report on the effectiveness of internal control over financial reporting incorporated in this document by reference from Investors Financial’s Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and includes an explanatory paragraph relating to Investors Financial’s adoption of the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment, effective January 1, 2006 and Investors Financial’s adoption of the provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, effective December 31, 2006, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated in this document by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information for the three months ended March 31, 2007 and 2006 which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report included in Investors Financial’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

OTHER MATTERS

According to the Investors Financial by-laws, business to be conducted at a special meeting of stockholders may only be brought before the meeting pursuant to a notice of meeting. Accordingly, no matters other than the matters described in this document will be presented for action at the special meeting or at any adjournment or postponement of the special meeting.

Investors Financial 2007 Annual Meeting Stockholder Proposals

Investors Financial will hold a 2007 annual meeting of stockholders only if the merger is not completed before the time it is required to hold its 2007 annual meeting under its by-laws. For a stockholder proposal to have been considered for inclusion in Investors Financial’s proxy statement and form of proxy relating to the Investors Financial 2007 annual meeting of stockholders (in the event this meeting is held), the proposal must have been received at Investors Financial’s principal executive offices not later than November 3, 2006. Any stockholder proposals will be subject to Rule 14a-8 under the Exchange Act.

Investors Financial’s by-laws provides that no business, including a nomination for election as a director, may be brought before an annual meeting of stockholders by any stockholder unless the stockholder has given written notice of the business to the Secretary of Investors Financial no more than 150 days and not less than 120 days prior to the first anniversary of the date of the proxy statement delivered to stockholders in connection with the preceding year’s annual meeting. For the 2007 Annual Meeting of Stockholders, should it be held, this deadline was between October 3, 2006 and November 3, 2006. In the event that the date of the regularly-scheduled annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting and the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must include certain information concerning the stockholder, the business the stockholder proposes to bring before the meeting and, in the case of a nomination for director, the nominee. A copy of Investors Financial’s by-laws may be obtained from the Secretary of Investors Financial at 200 Clarendon Street, Boston, Massachusetts 02116.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The State Street by-laws provide for indemnification for current and former directors, officers, employees, or agents serving at the request of the corporation to the fullest extent permitted by Massachusetts law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

State Street has filed with the SEC a registration statement under the Securities Act that registers the distribution to Investors Financial stockholders of the shares of State Street common stock to be issued in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about State Street and State Street stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this document.

You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like State Street and Investors Financial, who file electronically with the SEC. The address of the site is http://www.sec.gov. The reports and other information filed by State Street with the SEC are also available at State Street’s Internet website. The address of the site is www.statestreet.com. The reports and other information filed by Investors Financial with the SEC are also available at Investors Financial’s Internet website. The address of the site is www.Investorsbnk.com. We have included the web addresses of the SEC, State Street, and Investors Financial as inactive textual references only. Except as specifically incorporated by reference into this document, information on those websites is not part of this document.

The SEC allows State Street and Investors Financial to incorporate by reference information in this document. This means that State Street and Investors Financial can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

This document incorporates by reference the documents listed below that State Street and Investors Financial previously filed with the SEC. They contain important information about the companies and their financial condition.

State Street SEC Filings (SEC File No. 001-07511; CIK No. 0000093751)	Period or Date Filed
Quarterly Report on Form 10-Q	Quarterly Period ended March 31, 2007

Annual Report on Form 10-K	Year ended December 31, 2006

Current Reports on Form 8-K	Filed on January 17, 2007, January 22, 2007, January 30, 2007, February 5, 2007, February 6, 2007 (two filings), April 17, 2007, April 26, 2007 and April 30, 2007 (other than the portions of those documents not deemed to be filed)

The description of State Street common stock set forth in a registration statement filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating those descriptions

Investors Financial SEC Filings (SEC File No. 0-26996; CIK No. 0000949589)	Period or Date Filed
Quarterly Report on Form 10-Q	Quarterly Period ended March 31, 2007

Annual Report on Form 10-K	Year ended December 31, 2006

Annual Report on Form 10-K/A	Filed on May 1, 2007

Current Reports on Form 8-K	Filed on January 16, 2007, February 5, 2007, February 6, 2007 and April 17, 2007 (other than the portions of those documents not deemed to be filed)

In addition, State Street and Investors Financial also incorporate by reference additional documents that either company files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of

1934, as amended, between the date of this document and in the case of State Street, the date of the completion of the merger, and, in the case of Investors Financial, the date of the special meeting of Investors Financial’s shareholders. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

State Street has supplied all information contained or incorporated by reference in this document relating to State Street and Investors Financial has supplied all information contained or incorporated by reference in this document relating to Investors Financial.

Documents incorporated by reference are available from State Street and Investors Financial without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

State Street Corporation	Investors Financial Services Corp.
One Lincoln Street	200 Clarendon Street
Boston, Massachusetts 02111	Boston, Massachusetts 02116
Attention: Investor Relations	Attention: Investor Relations
Telephone: (617) 786-3477	Telephone: (617) 937-6700

Investors Financial stockholders requesting documents should do so by June 12, 2007 to receive them before the special meeting. You will not be charged for any of these documents that you request. If you request any incorporated documents from State Street or Investors Financial, Investors Financial will mail them to you by first class mail, or another equally prompt means after it receives your request.

Neither State Street nor Investors Financial has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated in this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

The representations and warranties described above and included in the merger agreement were made by each of State Street and Investors Financial to the other. The assertions embodied in those representations and warranties were made solely for purposes of the contract between State Street and Investors Financial and may be subject to important qualifications and limitations agreed to by State Street and Investors Financial in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to stockholders or may have been used for the purpose of allocating risk between State Street and Investors Financial rather than establishing matters as facts.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and between

STATE STREET CORPORATION

and

INVESTORS FINANCIAL SERVICES CORP.

DATED AS OF FEBRUARY 4, 2007

A-i

A-ii

Exhibit A – Form of Affiliate Letter

A-iii

INDEX OF DEFINED TERMS

Section
affiliate	3.13(a)
Adjusted Restricted Shares	1.5(b)
Agreement	Preamble
Alternative Proposal	6.10(a)
Alternative Transaction	6.10(a)
Articles of Merger	1.2
BHC Act	3.1(b)
Certificate	1.4(d)
Certificate of Merger	1.2
Claim	6.6(a)
Closing	9.1
Closing Date	9.1
Code	Recitals
Confidentiality Agreement	6.1(f)
Covered Employees	6.5(a)
Custody Agreements	3.17(a)
Derivative Transactions	3.14(a)
DGCL	1.1(a)
DPC Common Shares	1.4(b)
Effective Time	1.2
ERISA	3.11(a)
Exchange Act	3.5(c)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.2
Exchange Ratio	1.4(c)
FDIC	3.1(d)
Federal Reserve Board	3.4
Form S-4	3.4
GAAP	3.1(c)
Good Reason	1.5(b)
Governmental Entity	2.3(d)
HSR Act	3.4
Indemnified Parties	6.6(a)
Injunction	7.1(e)
Insurance Amount	6.6(c)
Intellectual Property	3.19
Investment Company Act	3.17(c)
Investors Financial	Preamble
Investors Financial Benefit Plans	3.11(a)
Investors Financial By-laws	3.1(b)
Investors Financial Capitalization Date	3.2(a)
Investors Financial Certificate	3.1(b)
Investors Financial Class A Stock	3.2(a)
Investors Financial Common Stock	1.4(b)
Investors Financial Contract	3.13(a)
Investors Financial Disclosure Schedule	Art. III
Investors Financial Options	1.5(a)
Investors Financial Preferred Stock	3.2(a)
Investors Financial Regulatory Agreement	3.5(b)

A-iv

Section
Investors Financial Restricted Shares	1.5(b)
Investors Financial SEC Reports	3.5(c)
Investors Financial Stock Plans	1.5(a)
Investors Financial Subsidiary	3.1(c)
IRS	3.10(a)
Key Customer	3.14(a)
Key Supplier	3.14(a)
Leased Properties	3.18
Letter of Transmittal	2.3(a)
Liens	3.2(b)
Material Adverse Effect	3.8(a)
MBCA	1.1(a)
Merger	Recitals
Merger Consideration	1.4(c)
NASD	3.4
NYSE	1.5(a)
Owned Properties	3.18
State Street	Preamble
State Street Articles	4.1(a)
State Street By-laws	4.1(a)
State Street Capitalization Date	4.2(a)
State Street Closing Price	1.5(a)
State Street Common Stock	1.4(a)
State Street Disclosure Schedule	Art. IV
State Street Preferred Stock	4.2(a)
State Street Regulatory Agreement	4.5(b)
State Street SEC Reports	4.5(c)
State Street Stock Plans	4.2(a)
State Street Subsidiary	3.1(c)
Permitted Encumbrances	3.18
person	2.3(d)
Policies, Practices and Procedures	3.16(b)
Proxy Statement	3.4
Pre-Termination Takeover Proposal Event	8.4(c)
Real Property	3.18
Regulatory Agencies	3.5(a)
Requisite Regulatory Approvals	7.1(d)
Sarbanes-Oxley Act	3.6(d)
SEC	3.4
Securities Act	3.2(a)
Specified Parachute Payments	3.11(h)
SRO	3.4
Subsidiary	3.1(c)
Superior Proposal	6.10(a)
Surviving Corporation	Recitals
Takeover Statutes	3.21
Tax(es)	3.10(b)
Tax Return	3.10(c)
Transfer Taxes	6.13
Trust Account Common Shares	1.4(b)
Voting Debt	3.2(a)

A-v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of February 4, 2007 (this “Agreement”), by and between Investors Financial Services Corp., a Delaware corporation (“Investors Financial”), and State Street Corporation, a Massachusetts corporation (“State Street”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Investors Financial and State Street have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for in this Agreement in which Investors Financial will, on the terms and subject to the conditions set forth in this Agreement, merge with and into State Street (the “Merger”), so that State Street is the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. (a) Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”) and the Massachusetts Business Corporation Act (the “MBCA”), at the Effective Time Investors Financial shall merge with and into State Street. State Street shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the Commonwealth of Massachusetts. As of the Effective Time, the separate corporate existence of Investors Financial shall cease.

(a) State Street may at any time change the method of effecting the combination (including by providing for the merger of Investors Financial and a direct, wholly owned subsidiary of State Street) if and to the extent requested by State Street and consented to by Investors Financial (such consent not to be unreasonably withheld or delayed); provided, however, that no such change shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of Investors Financial’s stockholders as a result of receiving the Merger Consideration or the Tax treatment of either party pursuant to this Agreement or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

1.2 Effective Time. The Merger shall become effective as set forth in the certificate of merger (the “Certificate of Merger”) that shall be filed with the Secretary of State of the State of Delaware and the articles of merger (the “Articles of Merger”) that shall be filed with the Secretary of State of the Commonwealth of Massachusetts on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Certificate of Merger and the Articles of Merger.

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and the MBCA.

1.4 Conversion of Investors Financial Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of State Street, Investors Financial or the holder of any of the following securities:

(a) Each share of common stock, par value $1.00 per share, of State Street, the “State Street Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b) All shares of common stock, par value $0.01 per share, of Investors Financial (the “Investors Financial Common Stock”) issued and outstanding immediately prior to the Effective Time that are owned by Investors Financial or State Street (other than shares of Investors Financial Common Stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and other than shares of Investors Financial Common Stock held, directly or indirectly, by Investors Financial or State Street in respect of a debt previously contracted (any such shares “DPC Common Shares”)) shall be cancelled and shall cease to exist and no stock of State Street or other consideration shall be delivered in exchange therefor.

(c) Subject to Section 1.4(e), each share of Investors Financial Common Stock, except for shares of Investors Financial Common Stock owned by Investors Financial or State Street (other than Trust Account Common Shares or DPC Common Shares), shall be converted, in accordance with the procedures set forth in Article II, into the right to receive 0.906 (the “Exchange Ratio”) shares of State Street Common Stock (the “Merger Consideration”).

(d) All of the shares of Investors Financial Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Investors Financial Common Stock (each, a “Certificate”) shall thereafter represent only the right to receive the Merger Consideration and/or cash in lieu of fractional shares, into which the shares of Investors Financial Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.3(g), as well as any dividends to which holders of Investors Financial Common Stock become entitled in accordance with Section 2.3(c).

(e) If, between the date of this Agreement and the Effective Time, the outstanding shares of State Street Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Merger Consideration.

1.5 Stock Options and Other Stock-Based Awards. (a) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase shares of Investors Financial Common Stock granted to employees or directors of Investors Financial or any of its Subsidiaries under the Amended and Restated 1995 Stock Plan, the Amended and Restated 1995 Non-Employee Director Stock Option Plan or the 2005 Equity Incentive Plan or the other stock plans set forth on Section 1.5 of the Investors Financial Disclosure Schedule (collectively, the “Investors Financial Stock Plans”), regardless of whether or not vested (collectively, the “Investors Financial Options”), that is outstanding immediately prior to the Effective Time shall be canceled, with the holder of each such Investors Financial Option becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash equal to the product of (i) the excess, if any, of (A) the product of (1) the Exchange Ratio and (2) the average, rounded to the nearest one ten thousandth of a US dollar, of the closing sale prices of State Street Common Stock on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the five trading days immediately preceding the date of the Effective Time (the “State Street Closing Price”) over (B) the exercise price per share of Investors

Financial Common Stock subject to such Investors Financial Option multiplied by (ii) the number of shares of Investors Financial Common Stock subject to such Investors Financial Option immediately prior to the Effective Time; provided that all amounts payable pursuant to this Section 1.5(a) shall be paid as soon as reasonably practicable following the Effective Time, without interest, and State Street shall be entitled to deduct and withhold such amounts as may be required to be deducted and withheld under the Code and any applicable state or local Tax law.

(b) As of the Effective Time, each restricted share of Investors Financial Common Stock granted to any employee or director of Investors Financial or any of its Subsidiaries under a Investors Financial Stock Plan (collectively, the “Investors Financial Restricted Shares”), that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, shall be converted into the right to receive the Merger Consideration, on the same terms as other shareholders as set forth in Article II but subject to the vesting schedule described in the next sentence; provided, however, that, State Street shall be entitled to deduct and withhold such amounts as may be required to be deducted and withheld under the Code and any applicable state or local Tax law. The shares of State Street Common Stock payable to each holder of Investors Financial Restricted Shares pursuant to this Section 1.5(b) (“Adjusted Restricted Shares”) shall vest on the same dates and in the same proportions as the corresponding Investors Financial Restricted Shares would have vested under the vesting schedule in effect immediately prior to the date hereof, provided that each holder’s Adjusted Restricted Shares shall instead vest in three equal annual installments on each of the first three anniversaries of the applicable date of grant to the extent such vesting schedule would result in the earlier vesting of such Adjusted Restricted Shares; and provided, further, that each holder’s Adjusted Restricted Shares shall immediately vest in full upon a termination of such holder’s employment by State Street without Cause or upon such holder’s resignation for Good Reason.

“Cause” means, with respect to any person, the occurrence of any one of the following:

(i) such person is convicted of, or pleads guilty or nolo contendere to, (A) a misdemeanor involving moral turpitude or that involves misappropriation of the assets of State Street or a State Street Subsidiary or (B) a felony;

(ii) such person commits one or more acts or omissions constituting willful misconduct that have a materially detrimental effect on State Street or a State Street Subsidiary;

(iii) such person continually and willfuly fails, for at least 14 days following written notice from State Street, to perform substantially such person’s employment duties (other than as a result of incapacity due to physical or mental illness); or

(iv) such person commits a violation of any of State Street’s material policies that is materially detrimental to the best interests of State Street.

“Good Reason” means, with respect to any person, the occurrence of either one of the following:

(i) such person’s annual base salary is reduced; or

(ii) such person’s principle location of employment is relocated by more than 35 miles.

(c) With respect to the Investors Financial 2007 Employee Stock Purchase Plan (the “ESPP”), (i) participants may not increase their payroll deductions from those in effect on the date of this Agreement, (ii) no Payment Periods (as defined in the ESPP) shall be commenced after the date of this Agreement, (iii) the Payment Period that is in effect on the date of this Agreement (the “Current Payment Period”) shall continue in accordance with the terms of the ESPP, and the shares of Investors Financial Common Stock purchased by participants on the last day of the Current Payment Period (the “Payment Period Last Day”) shall be converted into the right to receive the Merger Consideration in accordance with Section 1.4(c) (provided that State Street may direct Investors Financial to pay to each participant in the ESPP, on the Payment Period Last Day, in lieu of the shares of Investors Financial Common Stock otherwise purchasable by such participant on the Payment Period Last Day, a cash payment equal to the product of (A) the excess, if any, of (1) the fair market value (as determined pursuant to the ESPP) per share of Investors Financial Common Stock on the Payment Period Last Day over (2) the Option Price (as defined in the ESPP) for the Current Payment Period (the “Current Payment Period Option Price”) and (B) the number of whole shares of Investors Financial Common Stock purchasable pursuant to such participant’s option for the Current Payment Period at the Current Payment Period Option Price with such participant’s accumulated payroll deductions for the Current Payment Period) and (iv) the ESPP shall terminate immediately following the Payment Period Last Day; provided that, notwithstanding the foregoing, if the Closing occurs prior to the Payment Period Last Day, each participant’s option then outstanding under the ESPP shall, effective at the Effective Time, be, at State Street’s discretion, either (I) automatically exercised by applying the payroll deductions of such participant accumulated as of the Effective Time for the Current Payment Period to the purchase of a number of whole shares of Investors Financial Common Stock at the Current Payment Period Option Price (determined assuming the Closing Date were the Payment Period Last Day), which number of shares shall be canceled and converted into the right to receive the Merger Consideration in accordance with Section 1.4(c) or (II) canceled in exchange for a cash payment equal to the product of (x) the excess, if any, of (1) the product of the Exchange Ratio and the State Street Closing Price over (2) the Current Payment Period Option Price (determined assuming the Closing Date were the Payment Period Last Day) and (y) the number of whole shares of Investors Financial Common Stock purchasable pursuant to such participant’s option for the Current Payment Period at the Current Payment Period Option Price (determined assuming the Closing Date were the Payment Period Last Day) with such participant’s payroll deductions accumulated for the Current Payment Period as of the Effective Time. The ESPP shall terminate immediately following the earlier of the Payment Period Last Day or the Closing Date (the “ESPP Termination Date”). All determinations of the number of shares of Investors Financial Common Stock purchasable pursuant to this Section 1.5(c) shall be subject to the ESPP’s limitations on maximum numbers of shares purchasable and fractional shares. Any excess payroll deductions not used to purchase shares or determine payment amounts pursuant to this Section 1.5(c) as a result of ESPP share limitations or fractional share limitations shall be distributed to the applicable participant immediately following the ESPP Termination Date, without interest.

(d) Investors Financial and State Street agree that prior to the Effective Time, Investors Financial shall take all actions reasonably necessary, if and to the extent necessary and practicable, to reflect the transactions contemplated by this Section 1.5 and to preclude any automatic or formulaic grant of options, restricted shares or other awards on or after the date hereof.

1.6 Articles of Organization of State Street. At the Effective Time, the State Street Articles shall be the articles of organization of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.7 Bylaws of State Street. At the Effective Time, the State Street Bylaws shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.8 Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1 Exchange Agent. Prior to the Effective Time State Street shall appoint a bank or trust company selected by State Street and reasonably acceptable to Investors Financial, or State Street’s transfer agent, pursuant to an agreement (the “Exchange Agent Agreement”) to act as exchange agent (the “Exchange Agent”) hereunder.

2.2 Deposit of Merger Consideration. At or prior to the Effective Time, State Street shall deposit, or shall cause to be deposited, with the Exchange Agent (i) certificates or, at State Street’s option, evidence of shares in book entry form, representing the number of shares of State Street Common Stock sufficient to deliver, and State Street shall instruct the Exchange Agent to timely deliver, the aggregate Merger Consideration (together with, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.3(g)) (collectively, the “Exchange Fund”) and State Street shall instruct the Exchange Agent to timely pay such cash in lieu of fractional shares, in accordance with this Agreement.

2.3 Delivery of Merger Consideration. (a) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Certificate(s) which immediately prior to the Effective Time represented outstanding shares of Investors Financial Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 and any cash in lieu of fractional shares of State Street Common Stock to be issued or paid in consideration therefor (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificates) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering Certificate(s) in exchange for the Merger Consideration and any cash in lieu of fractional shares of State Street Common Stock to be issued or paid in consideration therefor in accordance with Section 2.3(g) upon surrender of such Certificate and any dividends or distributions to which such holder is entitled pursuant to Section 2.3(c).

(b) Upon surrender to the Exchange Agent of its Certificate or Certificates, accompanied by a properly completed Letter of Transmittal, a holder of Investors Financial Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration and any cash in lieu of fractional shares of State Street Common Stock to be issued or paid in consideration therefor in respect of the shares of Investors Financial Common Stock represented by its Certificate or Certificates, and such Certificate or Certificates so surrendered shall forthwith be cancelled. Until so surrendered, each such Certificate shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration and any cash in lieu of fractional shares of State Street Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II. Until such time as a certificate or evidence of shares in book entry form, as the case may be, representing State Street Common Stock is issued to or at the direction of the holder of a surrendered Certificate, such State Street Common Stock shall be deemed not outstanding and shall not be entitled to vote on any matter.

(c) No dividends or other distributions with respect to State Street Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of State Street Common Stock represented thereby, in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of State Street Common Stock represented by such Certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of State Street Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the State Street Common Stock issuable with respect to such Certificate.

(d) In the event of a transfer of ownership of a Certificate representing Investors Financial Common Stock that is not registered in the stock transfer records of Investors Financial, the proper amount of cash and/or shares of State Street Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Investors Financial Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of State Street that the Tax has been paid or is not applicable.

“person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Entity or other entity.

“Governmental Entity” means any government or court of competent jurisdiction, tribunal, arbitrator, judicial body, administrative or regulatory agency, authority, commission or board or other governmental department, bureau, branch, agency, authority or instrumentality or any non-governmental self regulatory agency or other authority or any other banking or insurance authorities, whether supranational, national, federal, state, provincial, local or municipal or whether domestic or foreign.

(e) The Merger Consideration issued (and paid) in accordance with the terms of this Article II upon conversion of any shares of Investors Financial Common Stock shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Investors Financial Common Stock, subject, however, to the Surviving Corporation’s obligation to pay any dividends or distributions that (i) were declared in accordance with the terms of this Agreement by Investors Financial on the shares of Investors Financial Common Stock (and that have a record date) after the date of this Agreement but prior to the Effective Time or (ii) were declared by Investors Financial on the shares of Investors Financial Common Stock prior to the date of this Agreement and, in each case, which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Investors Financial Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Investors Financial Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(f) After the Effective Time, there shall be no transfers on the stock transfer books of Investors Financial of the shares of Investors Financial Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Investors Financial Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration and any cash in lieu of fractional shares of State Street Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

(g) Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of State Street Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to State Street Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of State Street. In lieu of the issuance of any such fractional share, State Street shall pay to each former stockholder of Investors Financial who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the State Street Closing Price, by (ii) the fraction of a share (after taking into account all shares of Investors Financial Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of State Street Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(h) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Investors Financial as of the first anniversary of the Effective Time may, to the extent permitted by applicable law, be paid to State Street. In such event, any former stockholders of Investors Financial who have not theretofore complied with this Article II shall thereafter look only to State Street with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the State Street Common Stock deliverable in respect of each share of Investors Financial Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of State Street, Investors Financial, the Exchange Agent or any other person shall be liable to any former holder of shares of Investors Financial Common Stock for any shares of State Street Common Stock or amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration or any dividends or distributions with respect to State Street Common Stock as contemplated by Section 2.3(c) in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(i) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by State Street or the Exchange Agent, the posting by such person of a bond in such amount as State Street may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

2.4 Withholding Rights. The Exchange Agent (or, subsequent to the first anniversary of the Effective Time, State Street) shall be entitled to deduct and withhold from any cash in lieu of fractional shares of State Street Common Stock otherwise payable pursuant to this Agreement to any holder of Investors Financial Common Stock such amounts as the Exchange Agent or State Street, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or State Street, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Investors Financial Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or State Street, as the case may be.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF Investors Financial

Except as disclosed in (i) the Investors Financial SEC Reports filed prior to the date hereof (excluding any risk factor disclosure contained in such Investors Financial SEC Reports under the heading “Risk Factors,” “Forward Looking Statements” or any similar sections and any disclosure of risks that are predictive or forward looking in nature) and reasonably apparent that such disclosure is relevant to one or more representations or warranties contained in Article III, or (ii) the disclosure schedule (the “Investors Financial Disclosure Schedule”) delivered by Investors Financial to State Street prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, or to one or more of Investors Financial’s covenants contained herein, provided, however, that disclosure in any Section of such Investors Financial Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement, and provided further that, notwithstanding anything in this Agreement to the contrary, (A) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2, and (B) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect (as defined in Section 3.8) on Investors Financial), Investors Financial hereby represents and warrants to State Street as follows:

3.1 Corporate Organization. (a) Investors Financial is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Investors Financial has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b) Investors Financial is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and meets the applicable requirements for qualification as such. True, complete and correct copies of the Certificate of Incorporation of Investors Financial, as amended (the “Investors Financial Certificate”), and the Amended and Restated By-laws of Investors Financial (the “Investors Financial By-laws”), as in effect as of the date of this Agreement, have previously been made available to State Street.

(c) Each of Investors Financial’s Subsidiaries (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all requisite corporate power or other power and authority to own or lease its properties and assets and to carry on its business as now conducted. The articles of incorporation, by-laws and similar governing documents of each Investors Financial Subsidiary, copies of which have previously been made available to State Street, are true, complete and correct copies of such documents as of the date of this Agreement. As used in this Agreement, the word “Subsidiary”, when used with respect to either party, means any bank, corporation, partnership, limited liability company or other organization or entity, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”), and the terms “Investors Financial Subsidiary” and “State Street Subsidiary” shall mean any direct or indirect Subsidiary of Investors Financial or State Street, respectively.

(d) The deposit accounts of Investors Bank & Trust Company are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Investors Bank & Trust Company is the only Investors Financial Subsidiary that is a depositary institution.

(e) The minute books of Investors Financial and Investors Bank & Trust Company were previously made available to State Street and contain true, complete and correct records of all meetings and other corporate actions held or taken since January 1, 2003 of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

3.2 Capitalization. (a) The authorized capital stock of Investors Financial consists of (i) 175,000,000 shares of Investors Financial Common Stock, of which, as of January 31, 2007 (the “Investors Financial Capitalization Date”), 65,986,040 shares were issued and outstanding, which includes 282,225 Investors Financial Restricted Shares outstanding as of the Investors Financial Capitalization Date, and (ii) 650,000 shares of Class A Common Stock, par value $0.01 per share (“Investors Financial Class A Stock”) and 1,000,000 shares of preferred stock, par value $0.01 per share (“Investors Financial Preferred Stock”). As of the Investors Financial Capitalization Date, no shares of Investors Financial Class A Stock and Investors Financial Preferred Stock were issued and outstanding. As of the Investors Financial Capitalization Date, no shares of Investors Financial Common Stock, Investors Financial Class A Stock or Investors Financial Preferred Stock were reserved for issuance except for shares of Investors Financial Common Stock reserved for issuance in connection with stock options under the Investors Financial Stock Plans. As of the Investors Financial Capitalization Date, stock options under the Investors Financial Stock Plans to purchase 6,436,822 shares of Investors Financial Common Stock were outstanding and such stock options had a weighted average exercise price of $33.29. All of the issued and outstanding shares of Investors Financial Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Investors Financial may vote (“Voting Debt”) are issued or outstanding. As of the date of this Agreement, except pursuant to this Agreement, including with respect to the Investors Financial Stock Plans as set forth herein, neither Investors Financial nor any Investors Financial

Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, convertible, exchangeable or exercisable securities, “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based performance units or commitments, arrangements or undertakings of any character calling for the purchase or issuance of, or the payment of any amount or other economic benefit based on, any shares of Investors Financial Common Stock, Investors Financial Class A Stock, Investors Financial Preferred Stock, Voting Debt or any other voting securities or equity interests of Investors Financial or any Investors Financial Subsidiary or any securities representing the right to purchase or otherwise receive any shares of Investors Financial Common Stock, Investors Financial Class A Stock, Investors Financial Preferred Stock, Voting Debt or other voting securities or equity securities of Investors Financial or any Investors Financial Subsidiary. As of the date of this Agreement, there are no contractual obligations of Investors Financial or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Investors Financial or any equity security of Investors Financial or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Investors Financial or its Subsidiaries or (ii) pursuant to which Investors Financial or any of its Subsidiaries is or could be required to register shares of Investors Financial capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”). Investors Financial has provided State Street with a true, complete and correct list of the aggregate number of shares of Investors Financial Common Stock issuable upon the exercise of each stock option granted under the Investors Financial Stock Plans that was outstanding as of the Investors Financial Capitalization Date and the aggregate weighted average exercise price for the Investors Financial Options. Investors Financial has provided State Street with a true, complete and correct list of the aggregate number of Investors Financial Restricted Shares that were outstanding as of the Investors Financial Capitalization Date. Other than Investors Financial Options and Investors Financial Restricted Shares outstanding as of the Investors Financial Capitalization Date, no other equity-based awards are outstanding as of the Investors Financial Capitalization Date. Since the Investors Financial Capitalization Date through the date hereof, Investors Financial has not (A) issued or repurchased any shares of Investors Financial Common Stock, Investors Financial Class A Stock, Investors Financial Preferred Stock, Voting Debt or other equity securities of Investors Financial other than the issuance of shares of Investors Financial Common Stock in connection with the exercise of stock options to purchase Investors Financial Common Stock granted under the Investors Financial Stock Plans that were outstanding on the Investors Financial Capitalization Date or (B) issued or awarded any options, restricted shares or any other equity-based awards under any of the Investors Financial Stock Plans or otherwise.

(b) Except for any director qualifying shares, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Investors Financial are owned by Investors Financial, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. § 55) and free of preemptive rights. No Investors Financial Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3 Authority; No Violation. (a) Investors Financial has full corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Investors Financial of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously approved by the Board of Directors of Investors Financial. On or prior to the date hereof, and subject to Section 6.3, the Board of Directors of Investors Financial has determined that the Merger, on the terms and conditions set forth in this Agreement, is fair to, advisable and in the best interests of Investors Financial and its stockholders and has directed that the Merger, on the terms and conditions set forth in this Agreement, be submitted to Investors Financial’s stockholders for consideration and adoption at a duly held meeting of such stockholders and, except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Investors Financial Common Stock entitled to vote at such meeting, no other corporate proceedings on the part of Investors Financial are necessary to approve and adopt this Agreement or to consummate the transactions contemplated hereby. The Board of Directors of Investors Financial has recommended that the stockholders of Investors Financial adopt this Agreement. This Agreement has been duly and validly executed and delivered by Investors Financial and (assuming due authorization, execution and delivery by State Street) constitutes the valid and binding obligation of Investors Financial, enforceable against Investors Financial in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity). The actions described in this paragraph as taken by the Board of Directors of Investors Financial have not been subsequently rescinded, modified or withdrawn in any way.

(b) Neither the execution, delivery and performance of this Agreement nor the consummation by Investors Financial of the transactions contemplated, nor compliance by Investors Financial with any of the terms or provisions of this Agreement, will (i) violate any provision of the Investors Financial Certificate or the Investors Financial By-laws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, other law, rule, regulation, judgment, order, writ, decree or Injunction applicable to Investors Financial, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, or result in increased, additional, accelerated or guaranteed rights or entitlement of any person under, or result in the creation of any Lien upon any of the respective properties or assets of Investors Financial or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Investors Financial or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

3.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of, or consent to, such applications and notices, (ii) such applications, filings and consents as may be required under banking laws of the Commonwealth of Massachusetts, including those with or by the Massachusetts Board of Bank Incorporation and the Massachusetts Commissioner of Banks, (iii) the filing of any required applications, filings or notices with any foreign Governmental Entity and approval of such applications, filings and notices, (iv) the filing with the Securities and Exchange Commission (the “SEC”) of a Proxy Statement in definitive form relating to the meeting of Investors Financial’s stockholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement”) and of a registration statement on Form S-4 (the “Form S-4”) in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (v) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts pursuant to the MBCA, (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable industry self-regulatory organization (“SRO”) and the rules of the National Association of Securities Dealers (“NASD”), (vii) compliance with, and any filings or notices under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of State Street Common Stock pursuant to this Agreement and approval of listing of such State Street Common Stock on the NYSE, no consents, approvals, licenses, permits, orders or authorizations of, or filings, registrations or declarations with, or notice to, any Governmental Entity are necessary in connection with the consummation by Investors Financial of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by Investors Financial of this Agreement.

3.5 Reports; Regulatory Matters. (a) Investors Financial and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2005 with (i) the Federal Reserve Board, (ii) the FDIC, (iii) any other state banking or other state regulatory authority, including the Massachusetts Board of Bank Incorporation and the Massachusetts Commissioner of Banks, (iv) the SEC, (v) any foreign regulatory authority and (vi) any SRO (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2005, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or country, or any Regulatory Agency or Governmental Entity, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of Investors Financial and its Subsidiaries (and which resulted in no material deficiencies or issues being identified by the applicable Regulatory Agency or Governmental Entity), no Regulatory Agency or Governmental Entity has initiated since January 1, 2005 or has pending any proceeding, enforcement action or, to the knowledge of Investors Financial, investigation into the business, disclosures, operations, policies or procedures of Investors Financial or any of its Subsidiaries. Since January 1, 2005, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of Investors Financial, investigation into the business, disclosures, operations, policies or procedures of Investors Financial or any of its Subsidiaries. There is no unresolved violation, criticism, comment or exception by any Regulatory Agency or Governmental Entity with respect to any report or statement relating to any examinations or inspections of Investors Financial or any of its Subsidiaries. Since January 1, 2005, there has been no formal or, with respect to the Federal Reserve Board, FDIC, the SEC, the NASD and state banking regulators only, informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, disclosures, policies or procedures of Investors Financial or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Agency or Governmental Entity in Investors Financial’s ordinary course of business which resulted in no material deficiencies or issues being identified by the applicable Regulatory Agency or Governmental Entity).

(b) Neither Investors Financial nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2005 a recipient of any supervisory letter from, or since January 1, 2005 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application to similarly situated companies in the financial services industries in which the parties operate (each item in this sentence, a “Investors Financial Regulatory Agreement”), nor has Investors Financial or any of its Subsidiaries been advised since January 1, 2005 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Investors Financial Regulatory Agreement. Investors Bank & Trust Company is and, to the knowledge of Investors Financial there has not been any event or occurrence since January 1, 2005 that could reasonably be expected to result in a determination that Investors Bank & Trust Company is not, “well-capitalized” and “well managed” as a matter of U.S. federal banking law. Investors Bank & Trust Company has at least a “satisfactory” rating under the U.S. Community Reinvestment Act.

(c) Investors Financial has previously made available to State Street an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Investors Financial since January 1, 2005 pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and prior to the date of this Agreement (the “Investors Financial SEC Reports”) and (ii) communication mailed by Investors Financial to its stockholders since January 1, 2005 and prior to the date of this Agreement. No such Investors Financial SEC Report or communication, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of their respective dates, all Investors Financial SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

3.6 Financial Statements. (a) The financial statements of Investors Financial and its Subsidiaries included (or incorporated by reference) in the Investors Financial SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Investors Financial and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Investors Financial and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Investors Financial and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Deloitte & Touche LLP has not resigned or been dismissed as independent public accountants of Investors Financial as a result of or in connection with any disagreements with Investors Financial on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither Investors Financial nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Investors Financial included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2006 or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Investors Financial and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Investors Financial or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on Investors Financial. Investors Financial (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Investors Financial, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Investors Financial by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Investors Financial’s outside auditors and the audit committee of Investors Financial’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Investors Financial’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Investors Financial’s internal controls over financial reporting. These disclosures were made in writing by management to Investors Financial’s auditors and audit committee and a copy has previously been made available to State Street. As of the date hereof, there is no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), without qualification, when next due.

(d) Since December 31, 2005, (i) through the date hereof, neither Investors Financial nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Investors Financial or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Investors Financial or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Investors Financial or any of its Subsidiaries, whether or not employed by Investors Financial or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Investors Financial or any of its officers, directors, employees or agents to the Board of Directors of Investors Financial or any committee thereof or to any director or officer of Investors Financial.

(f) None of the Investors Financial Subsidiaries is, or has at any time since January 1, 2004, been subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

3.7 Broker’s Fees. Neither Investors Financial nor any Investors Financial Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 3.7 of the Investors Financial Disclosure Schedule and pursuant to letter agreements, true, complete and correct copies of which have been previously delivered to State Street.

3.8 Absence of Certain Changes or Events. (a) Since September 30, 2006, no event or events have occurred that have had or are reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Investors Financial. As used in this Agreement, the term “Material Adverse Effect” means, with respect to State Street, Investors Financial or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include effects to the extent resulting from (A) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements generally affecting similarly situated companies in the financial services industries in which the parties operate, (B) changes, after the date hereof, in laws, rules or regulations generally affecting similarly situated companies in the financial services industries in which the parties operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global or national or regional political conditions (including the outbreak of war or acts of terrorism) or in general or regional economic or market conditions generally affecting similarly situated companies in the financial services industries in which the parties operate except to the extent that such changes in general or regional economic or market conditions have a materially disproportionate adverse effect on such party or (D) public disclosure of this Agreement or the transactions contemplated hereby, including the impact thereof on customers and employees), or (ii) the ability of such party to timely consummate the transactions contemplated by this Agreement.

(b) Since September 30, 2006 through and including the date of this Agreement, Investors Financial and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with their past practice.

(c) Since September 30, 2006 through and including the date of this Agreement, neither Investors Financial nor any of its Subsidiaries has (i) except for (A) normal increases made in the ordinary course of business consistent with past practice or (B) as required by applicable law or pre-existing contractual obligations, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of September 30, 2006, granted any severance, change in control, termination or guaranteed compensation or benefits, entered into any contract to make or grant any severance, change in control, termination or guaranteed compensation or benefits (in each case, except as required under the terms of agreements or severance plans listed on Section 3.11 of the Investors Financial Disclosure Schedule, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted to any officer, director or employee any subscriptions, options, warrants, calls, rights, convertible, exchangeable or exercisable securities, “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based performance units or commitments, arrangements or undertakings of any character calling for the purchase or issuance of, or the payment of any amount or other economic benefit based on, any shares of Investors Financial Common Stock, Investors

Financial Class A Stock, Investors Financial Preferred Stock, Voting Debt or any other voting securities or equity interests of Investors Financial or any Investors Financial Subsidiary or any securities representing the right to purchase or otherwise receive any shares of Investors Financial Common Stock, Investors Financial Class A Stock, Investors Financial Preferred Stock, Voting Debt or other voting securities or equity securities of Investors Financial or any Investors Financial Subsidiary, other than grants made in the ordinary course of business consistent with past practice under the Investors Financial Stock Plans (e.g., annual grants and new-hire grants), and other than as publicly disclosed, (iii) accelerated the accrual rate, vesting or timing of payment or funding of any compensation, benefits, stock-based awards or other rights of any officer, director or employee (including under any Investors Financial Benefit Plan), (iv) except as required by applicable law or GAAP (e.g., SFAS 123(R)), changed any accounting methods, principles or practices of Investors Financial or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy, (v) suffered any strike, work stoppage, slow-down, or other labor disturbance, (vi) made, changed or revoked any material Tax election, changed an annual Tax accounting period, adopted or changed any Tax accounting method, filed any material amended Tax Return, entered into any closing agreement with respect to a material amount of Taxes, settled any material Tax claim or assessment or surrendered any right to claim a refund of a material amount of Taxes or (vii) agreed to take, made any commitment to take, or adopted any resolutions of its board of directors in support of, any of the actions prohibited by clauses (i) through (vi) above, other than the execution of this Agreement and the actions of the board of directors in approving the Merger and this Agreement.

3.9 Legal Proceedings. (a) Neither Investors Financial nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Investors Financial’s knowledge, threatened, material legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against Investors Financial or any of its Subsidiaries.

(b) There is no Injunction, judgment, or regulatory restriction (other than those of general application to similarly situated companies in the financial services industries in which the parties operate) imposed upon Investors Financial, any of its Subsidiaries or the assets of Investors Financial or any of its Subsidiaries.

3.10 Taxes and Tax Returns. (a) Each of Investors Financial and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has timely paid all Taxes that are due and payable (whether or not shown as due on such Tax Returns) or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are being contested in good faith, Taxes that have not been finally determined or Taxes that have been adequately reserved against in accordance with GAAP on Investors Financial’s most recent consolidated financial statements. Neither Investors Financial nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect. The federal income Tax returns of Investors Financial and its Subsidiaries have been examined by the Internal Revenue Service (the “IRS”) for all years to and including the fiscal year ending on December 31, 2003. There are no material disputes, audits, examinations or proceedings pending, or claims asserted, for Taxes or assessments upon Investors Financial or any of its Subsidiaries for which Investors Financial does not have reserves that are adequate under GAAP on Investors Financial’s most recent consolidated financial statements. Neither Investors Financial nor any of its Subsidiaries is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Investors Financial and its Subsidiaries). Neither Investors Financial nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Investors Financial) or (B) has any material liability for the Taxes of any person (other than Investors Financial or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise. Neither Investors Financial nor any of its Subsidiaries has been, within the past two years, or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Investors Financial nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation 1.6011-4(b)(1).

(b) As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) above under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

(c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied to a governmental entity.

3.11 Employee Matters. (a) Section 3.11 of the Investors Financial Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA or other United States laws, and each employment, consulting, bonus, incentive or deferred compensation, vacation, stock option or other equity-based, severance, termination, retention, change of control, profit-sharing, fringe benefit or other similar plan, program, scheme, agreement or commitment for the benefit of any employee, former employee, director or former director of Investors Financial or any of its Subsidiaries entered into, maintained or contributed to by Investors Financial or any of its Subsidiaries or to which Investors Financial or any of its Subsidiaries is obligated to contribute (such plans, programs, schemes, agreements and commitments, herein referred to as the “Investors Financial Benefit Plans”); provided, however, that Investors Financial Benefit Plan shall exclude any plan, program, scheme, agreement or commitment that has been terminated and for which neither Investors Financial nor any of its Subsidiaries has any liability.

(b) With respect to each Investors Financial Benefit Plan, Investors Financial has made available to State Street true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Investors Financial Benefit Plan or, with respect to any such plan that is not in writing, a written description thereof; (ii) the most recent summary plan description, if any; (iii) the most recent annual report, financial statement and/or actuarial report; (iv) the most recent determination letter from the IRS; (v) the most recent Form 5500 required to have been filed with the IRS, including all schedules thereto; (vi) any related trust agreements, deeds of trust, insurance contracts or documents of any other funding arrangements; and (vii) all material amendments, modifications or supplements to any such document described in clauses (ii) through (v) and all amendments, modifications or supplements to any such documents described in clauses (i) and (vi). Investors Financial has made available to State Street all documentation evidencing any outstanding loans between Investors Financial or any of its Subsidiaries and any of their officers, directors or employees.

(c) Investors Financial and each of its Subsidiaries have operated and administered each Investors Financial Benefit Plan in compliance with all applicable laws and the terms of each such plan. The terms of each Investors Financial Benefit Plan are in compliance with all applicable laws. All reports, returns and similar documents with respect to all Investors Financial Benefit Plans required to be filed with any Governmental Entity or distributed to any Investors Financial Benefit Plan participant have been duly and timely filed or distributed (all such reports, returns and similar documents being accurate and complete in all material respects). Each Investors Financial Benefit Plan that is intended to be “qualified” under Section 401 and/or 409 of the Code has received a favorable determination letter from the IRS to such effect and no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such Investors Financial Benefit Plan. Each Investors Financial Benefit Plan required to have been approved by any non-United States Governmental Entity (or permitted to have been approved to obtain any beneficial Tax or other status) has been so approved or timely submitted for approval; no such approval has been revoked (nor, to the knowledge of Investors Financial, has revocation been threatened) and no circumstance or event has occurred or exists since the date of the most recent approval or application therefor that would reasonably be expected to adversely affect any such approval. There are no pending or, to the knowledge of Investors Financial, threatened or anticipated claims by, on behalf of or against any of the Investors Financial Benefit Plans or any assets thereof (other than routine claims for benefits). All contributions, premiums and other payments required to be made with respect to any Investors Financial Benefit Plan have been made on or before their due dates under applicable law and the terms of such Investors Financial Benefit Plan, and with respect to any such contributions, premiums or other payments required to be made with respect to any Investors Financial Benefit Plan that are not yet due, to the extent required by GAAP, adequate reserves are reflected on the consolidated balance sheet of Investors Financial included in the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006 (including any notes thereto) or liability therefor was incurred in the ordinary course of business consistent with past practice since September 30, 2006.

(d) With respect to each Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) the fair market value of the assets of such Investors Financial Benefit Plan equaled or exceeded the actuarial present value of all accrued benefits under such Investors Financial Benefit Plan (whether or not vested) as of the date of the most recent actuarial valuation prior to the date hereof, (iii) no employees, former employees, directors or former directors of Investors Financial or any Investors Financial Subsidiary may accrue additional benefits under such Investors Financial Benefit Plan, (iv) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred; (v) all premiums to the Pension Benefit Guaranty Corporation have been timely paid in full; (vi) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Investors Financial or any of its subsidiaries; and (vii) the PBGC has not instituted proceedings to terminate such Investors Financial Benefit Plan and, to Investors Financial’s knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, such Investors Financial Benefit Plan. No Investors Financial Benefit Plan is a multiemployer plan or multiple employer plan within the meaning of Sections 4001(a)(3) or 4063/4064 of ERISA, respectively. Neither Investors Financial nor any of its Subsidiaries has incurred, to the knowledge of Investors Financial, either directly or indirectly (including as a result of any indemnification or joint and several liability obligation), any liability pursuant to Title I or IV of ERISA or the penalty Tax, excise Tax or joint and several liability provisions of the Code relating to employee benefit plans, in each case, with respect to the Investors Financial Benefit Plans and no event, transaction or condition has occurred or exists that could reasonably be expected to result in any such liability to Investors Financial or any of its Subsidiaries. There does not now exist, nor do any circumstances exist that could reasonably result in, any Controlled Group Liability that would be a liability of Investors Financial or any of its Subsidiaries following the Closing. “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Investors Financial Benefit Plans listed in Section 3.11(a) of the Disclosure Schedule. Proper provision or reserve for each such non-United States Investors Financial Benefit Plan has been made for accounting purposes under GAAP to the extent required by GAAP.

(e) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, officer, employee or independent contractor of Investors Financial or any of its Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, officer, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iv) result in the lapsing or waiver of any non-competition, non-solicitation or non-disclosure covenant, agreement or contract by which any director, officer or employee of Investors Financial or any of its Subsidiaries is bound.

(f) Neither Investors Financial nor any of its Subsidiaries is a party to or bound by any labor, trade union, works council or collective bargaining agreement and, to the knowledge of Investors Financial, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of Investors Financial or any of its Subsidiaries. There are no labor related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the knowledge of Investors Financial, threatened and neither Investors Financial nor any of its Subsidiaries has experienced any such labor related controversy, strike, slowdown, walkout or other work stoppage within the past three years. Neither Investors Financial nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Each of Investors Financial and its Subsidiaries are in compliance with all applicable laws, statutes, orders, rules, regulations, policies or guidelines of any Governmental Entity relating to labor, employment, termination of employment or similar matters and have not engaged in any unfair labor practices or similar prohibited practices.

(g) No Investors Financial Benefit Plan provides health, medical, life insurance or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code), and no circumstances exist that could result in Investors Financial or any Investors Financial Subsidiary becoming obligated to provide any such benefits.

(h) No amount or other entitlement that could be received as a result of the execution or delivery of this Agreement or the transactions contemplated by this Agreement (either alone or in conjunction with any other event) by any “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to Investors Financial will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No director, officer, employee or independent contractor of Investors Financial or any Investors Financial Subsidiary is entitled to receive any gross-up or additional payment by reason of the Tax required by Section 409A or 4999 of the Code being imposed on such person.

(i) No event has occurred since the date one year prior to the date hereof that required the giving of notices under the Worker Adjustment and Retraining Notification Act. Section 3.11(i) of the Investors Financial Disclosure Schedule sets forth a list of all employees of Investors Financial or any Investors Financial Subsidiary whose employment has been terminated within the 60 days prior to the date hereof and the location of employment of each such employee prior to such termination.

3.12 Compliance with Applicable Law. (a) Investors Financial and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and are in compliance in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Investors Financial or any of its Subsidiaries.

(b) Since the enactment of the Sarbanes-Oxley Act, Investors Financial has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq.

3.13 Certain Contracts. (a) Neither Investors Financial nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, other than in the ordinary course of business consistent with past practice, (ii) which, upon execution of this Agreement or consummation or stockholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due from State Street, Investors Financial, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee of Investors Financial or any Subsidiary thereof, (iii) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Investors Financial SEC Reports filed prior to the date hereof, (iv) which involves expenditures or receipts by Investors Financial in excess of $5,000,000 on an annual basis, (v) that contains (A) any non-competition or exclusive dealing agreement or any other agreement or obligation that limits the ability of Investors Financial or any of Investors Financial’s affiliates to compete in any line of business or with any person, or that involve any restriction of the geographic area in which, or method by which, Investors Financial or any of Investors Financial’s affiliates may carry on its business or which requires referrals of business or requires Investors Financial or any or Investors Financial’s affiliates to make available investment opportunities to any person on a priority, equal or exclusive basis, or any agreement or obligation which purports to limit or restrict the ability of Investors Financial or any Investors Financial Subsidiary to solicit customers, or (B) any agreement that grants any material right of first refusal or right of first offer or similar right or that limits or purports to limit in any material respect the ability of Investors Financial or any of its Subsidiaries or to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business, (vi) with or to a labor union or guild (including any collective bargaining agreement), or (vii) containing a “most favored nation” clause or other similar term providing preferential pricing or treatment to a party (other than Investors Financial or its Subsidiaries). Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Investors Financial Disclosure Schedule, is referred to as an “Investors Financial Contract,” and neither Investors Financial nor any of its Subsidiaries knows of, or has received notice of, any violation of any Investors Financial Contract by any of the other parties thereto.

“affiliate” means, with respect to any person, another person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such person.

(b) (i) Each Investors Financial Contract is valid and binding on Investors Financial or its applicable Subsidiary and is in full force and effect, (ii) Investors Financial and each of its Subsidiaries and, to the knowledge of Investors Financial, each counterparty to such Investors Financial Contract has in all material respects performed all obligations required to be performed by it to date under each Investors Financial Contract, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Investors Financial or any of its Subsidiaries or, to the knowledge of Investors Financial, the counterparty to such Investors Financial Contract, under any such Investors Financial Contract.

3.14 Key Customers and Suppliers. (a) Section 3.14 of the Investors Financial Disclosure Schedule sets forth a list of the Key Customers and Key Suppliers as of the date of this Agreement. Since January 1, 2005 through the date hereof, (i) no Key Customer or Key Supplier has canceled or otherwise terminated or, to the knowledge as of the date hereof of Investors Financial, has provided written notice to Investors Financial or its Subsidiaries of its intent to cancel or otherwise terminate, its relationship with Investors Financial or any Investors Financial Subsidiary, (ii) Investors Financial and the Investors Financial Subsidiaries have complied in all material respects with the terms of each agreement with a Key Customer or Key Supplier, including any service level commitments with any Key Customer, (iii) Investors Financial and the Investors Financial Subsidiaries have not made any operational loss payments to any Key Customer or waived any material right under an agreement or commitment with a Key Customer and (iv) to the knowledge of Investors Financial as of the date hereof, no Key Customer or Key Supplier has provided written notice to Investors Financial or any Investors Financial Subsidiary of its intent to renegotiate any agreement or commitment with Investors Financial or any Investors Financial Subsidiary. Neither Investors Financial nor any Investors Financial Subsidiary and, to the knowledge of Investors Financial as of the date hereof, no Key Customer or Key Supplier, is in breach under any agreement or commitment between Investors Financial or any Investors Financial Subsidiary, on the one hand, and any Key Customer or Key Supplier, on the other hand, and, to the knowledge of Investors Financial, there is no allegation of any such breach.

“Key Customer” means any person that, when taken together with its affiliates, was one of the 10 largest customers (determined on the basis of revenues) of Investors Financial and the Investors Financial Subsidiaries in either of Investors Financial’s last two completed fiscal years. For purposes of this definition, funds managed by an investment advisor shall be deemed to be affiliates of such investment advisor.

“Key Supplier” means any person that, when taken together with its affiliates, was one of the 10 largest suppliers (determined on the basis of payments) of Investors Financial and the Investors Financial Subsidiaries in either of Investors Financial’s last two completed fiscal years.

(b) Since January 1, 2005, neither Investors Financial nor any Investors Financial Subsidiary has engaged in any marketing or distribution arrangements with respect to any mutual fund or other client pursuant to which Investors Financial or any Investors Financial Subsidiary (i) received increased compensation in exchange for absorbing expenses properly attributable to such mutual fund’s or other client’s manager, distributor, sponsor or other service provider, (ii) rebated a portion of its compensation from a mutual fund or other client to the manager, distributor, sponsor or other service provider of such mutual fund or other client and such rebate was not disclosed to, in the case of a mutual fund, the board of directors or trustees of such mutual fund or, in the case of any other client, the beneficial owners of such client or (iii) provided any subadministration, subcustody or subtransfer agency or other service with respect to any mutual fund or other client where the existence of such relationship and the nature of the compensation therefor was not disclosed to, in the case of a mutual fund, the board of directors or trustees of such mutual fund or, in the case of any other client, the beneficial owners of such other client.

3.15 Risk Management Instruments. (a) “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivative Transactions” shall not include any Investors Financial Stock Option.

(b) All Derivative Transactions outstanding on the date hereof, whether entered into for the account of Investors Financial or any of its Subsidiaries or for the account of a customer of Investors Financial or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Investors Financial and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of Investors Financial or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. Investors Financial and its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to Investors Financial’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.16 Investment Securities. (a) Each of Investors Financial and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of Investors Financial or its Subsidiaries. Such securities are valued on the books of Investors Financial in accordance with GAAP in all material respects.

(b) Investors Financial and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) which Investors Financial believes are prudent and reasonable in the context of such businesses.

3.17 Custody Business. (a) Investors Financial and its Subsidiaries required to so act have acted as the fiduciary (to Investors Financial’s knowledge, validly appointed), custodian (to Investors Financial’s knowledge, validly appointed) or agent (to Investors Financial’s knowledge, validly appointed) under all custody, transfer agency, pooling, middle office or servicing and all other fiduciary and agency contracts under which Investors Financial or its Subsidiaries have been so appointed and are active (collectively, “Custody Agreements”).

(b) Investors Financial and its Subsidiaries have performed all material obligations (including any record keeping obligations) required to be performed by them under the Custody Agreements when so required and are not in material default thereunder.

(c) Each of Investors Financial and its Subsidiaries has to the extent required by applicable Law or by the applicable Custody Agreement, taken the necessary actions to maintain, for the benefit of the holders or other beneficiaries or obligees under the applicable Custody Agreement, all interests in collateral granted or pledged to secure obligations thereunder, and the foregoing is, in all material respects, accurately reflected in the applicable books and records of Investors Financial or its relevant Subsidiaries.

(d) Each of Investors Financial and its Subsidiaries has not waived, amended or modified any provision of any Custody Agreement except in accordance with the provisions of such Custody Agreement and as reflected in the records maintained by it and its Subsidiaries.

(e) Investors Financial and each Investors Financial Subsidiary has properly administered all accounts for which Investors Financial or any Investors Financial Subsidiary acts as a fiduciary or custodian (including accounts for which Investors Financial serves as a trustee, agent, personal representative, guardian, conservator or investment advisor) in accordance with the terms of their organizational documents, any contract or agreement with the applicable customer and applicable law, including ERISA, the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (the “Investment Company Act”) and the regulations of the Federal Reserve Board, the SEC and other Governmental Entities. None of Investors Financial, any Investors Financial Subsidiary, or any director, officer or employee of Investors Financial or of any Investors Financial Subsidiary has committed any breach of trust or fiduciary duty with respect to any such fiduciary account and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(f) Investors Financial and each Investors Financial Subsidiary (i) maintains and complies with a system of internal accounting controls, policies and procedures designed to ensure proper accounting of the assets held by such entity in a fiduciary or custodial capacity, (ii) the accounting for each fiduciary and custody account maintained with Investors Financial or any Investors Financial Subsidiary accurately reflects the assets in such account and (iii) maintains and complies with a compliance and risk management program in respect of their custodial business that is consistent with industry practice, the policies of the Federal Reserve Board and other Governmental Entities and all other applicable Laws.

(g) All subcustodian arrangements involving Investors Financial or any Investors Financial Subsidiary are (i) in compliance with Rules 17f-5 and 17f-7 of the Investment Company Act and all other applicable Laws, (ii) established pursuant to enforceable contracts or agreements, (iii) involve the segregation of assets held in a fiduciary or custodial capacity from all other assets and (iv) reasonably designed to protect and safekeep customer assets.

(h) Investors Financial has made available prior to the date of this Agreement to State Street complete and correct copies of all internal and external audit control recommendations and exception items, and deficiency letters from Governmental Entities, relating to any asset held in a fiduciary or custodial capacity by Investors Financial or any Investors Financial Subsidiary, and of the response of the Investors Financial or the applicable Investors Financial Subsidiary thereto. Investors Financial and each Investors Financial Subsidiary have materially complied with or otherwise substantively addressed such recommendations, exceptions and deficiency items.

(i) Investors Financial and each Investors Financial Subsidiary (i) maintains and complies internal credit approvals and extension policies to the extent such entity extends credit, (ii) complies with all applicable Laws in connection with its making of any extension of credit and (iii) complies with the terms and conditions of various payment and settlement systems (including securities depositories) to the extent a member in such depository system.

3.18 Property. Investors Financial or one of its Subsidiaries (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in such Investors Financial SEC Reports as being owned by Investors Financial or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Investors Financial SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Leased Properties” and, collectively with the Owned Properties, the “Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Investors Financial’s knowledge, the lessor. There are no pending or, to the knowledge of Investors Financial, threatened condemnation proceedings against the Real Property. Investors Financial and its Subsidiaries are in compliance with all applicable health and safety related requirements for the Real Property, including those under the Americans with Disabilities Act of 1990 and the Occupational Health and Safety Act of 1970. Investors Financial has previously made available to State Street a list of all Leased Properties and the leases and other material arrangements related thereto.

3.19 Intellectual Property. Investors Financial or one of its Subsidiaries owns all of the Intellectual Property related to Investors Financial’s and its Subsidiaries’ core integrated technology platforms, and Investors Financial or one of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all other Intellectual Property used in or necessary for the conduct of its business as currently conducted. The use of any Intellectual Property by Investors Financial and its Subsidiaries does not, to the knowledge of Investors Financial, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Investors Financial or any Subsidiary acquired the right to use any Intellectual Property. No person is challenging, infringing on or otherwise violating any right of Investors Financial or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Investors Financial or its Subsidiaries. Neither Investors Financial nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by Investors Financial and its Subsidiaries and no Intellectual Property owned and/or licensed by Investors Financial or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.20 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or notices with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature seeking to impose, or that are reasonably likely to result in, any liability or obligation of Investors Financial or any of its Subsidiaries arising under common law or under any local, state or federal environmental, health or safety statute, regulation or ordinance, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against Investors Financial or any of its Subsidiaries. To the knowledge of Investors Financial, there is no reasonable basis for, or circumstances that are reasonably likely to give rise to, any such proceeding, claim, action, investigation or remediation by any Governmental Entity or any third party that would give rise to any liability or obligation on the part of Investors Financial or any of its Subsidiaries. Neither Investors Financial nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing.

3.21 State Takeover Laws. The Board of Directors of Investors Financial has unanimously approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions the relevant provisions of the DGCL and, to the knowledge of Investors Financial, any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law (any such laws, “Takeover Statutes”).

3.22 Reorganization; Approvals. As of the date of this Agreement, Investors Financial (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.23 Opinion. Prior to the execution of this Agreement, the Investors Financial Board of Directors has received an opinion from Goldman, Sachs & Co. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair to the stockholders of Investors Financial from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24 Investors Financial Information. The information relating to Investors Financial and its Subsidiaries that is provided by Investors Financial or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Investors Financial and other portions within the reasonable control of Investors Financial (but excluding any information relating to State Street and its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF State Street

Except as disclosed in (i) the State Street SEC Reports filed prior to the date hereof (excluding any risk factor disclosure contained in such Investors Financial SEC Reports under the heading “Risk Factors,” “Forward Looking Statements” or any similar sections and any disclosure of risks that are predictive or forward looking in nature) and reasonably apparent that such disclosure is relevant to one or more representations or warranties contained in Article IV, or (ii) the disclosure schedule (the “State Street Disclosure Schedule”) delivered by State Street to Investors Financial prior to the execution of this Agreement (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV, or to one or more of State Street’s covenants contained herein, provided, however, that disclosure in any Section of such State Street Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement, and provided further that, notwithstanding anything in this Agreement to the contrary, (A) no such item is required to be set forth in such schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 9.2, and (B) the mere inclusion of an item in such schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect on State Street), State Street hereby represents and warrants to Investors Financial as follows:

4.1 Corporate Organization. (a) State Street is a corporation duly incorporated, validly existing and in good standing under the laws of Massachusetts. State Street has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. State Street is duly registered as a bank holding company under the BHC Act and is a financial holding company pursuant to Section 4(1) of the BHC Act and meets the applicable requirements for qualification as such. True, complete and correct copies of the Articles of Organization of State Street (the “State Street Articles”) and the By-laws of State Street (the “State Street Bylaws”), as in effect as of the date of this Agreement, have previously been made available to Investors Financial.

(b) The deposit accounts of State Street Bank and Trust Company are insured by the FDIC through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

4.2 Capitalization. (a) The authorized capital stock of State Street consists of (i) 500,000,000 authorized shares of State Street Common Stock, of which, as of December 31, 2006 (the “State Street Capitalization Date”), 332,446,423 were issued and outstanding, and (ii) 3,500,000 authorized shares of preferred stock, par value $1.00 per share (“State Street Preferred Stock”). As of the State Street Capitalization Date, 3,680,046 shares of State Street Common Stock were held in State Street’s treasury. As of the State Street Capitalization Date, no shares of State Street Common Stock or State Street Preferred Stock were reserved for issuance, except for (i) shares of State Street Common Stock reserved for issuance upon exercise of options issued pursuant to employee and director stock plans of State Street or a Subsidiary of State Street in effect as of the date of this Agreement (the “State Street Stock Plans”), (ii) shares of State Street Common Stock subject to outstanding performance awards issued pursuant to the State Street Stock Plans and (iii) shares of State Street Common Stock subject to outstanding deferred stock awards issued pursuant to the State Street Stock Plans. All of the issued and outstanding shares of State Street Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of State Street is issued or outstanding. As of the State Street Capitalization Date, except pursuant to this Agreement and the State Street Stock Plans, State Street does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of State Street Common Stock, State Street Preferred Stock, Voting Debt of State Street or any other equity securities of State Street or any securities representing the right to purchase or otherwise receive any shares of State Street Common Stock, State Street Preferred Stock, Voting Debt of State Street or other equity securities of State Street. The shares of State Street Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

4.3 Authority; No Violation. (a) State Street has full corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by State Street of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of State Street (by the unanimous vote of all directors present) and no other corporate proceedings on the part of State Street are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by State Street and (assuming due authorization, execution and delivery by Investors Financial) constitutes the valid and binding obligation of State Street, enforceable against State Street in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity). The actions described in this paragraph as taken by the Board of Directors of State Street have not been subsequently rescinded, modified or withdrawn in any way.

(b) Neither the execution, delivery and performance of this Agreement nor the consummation by State Street of the transactions contemplated hereby, nor compliance by State Street with any of the terms or provisions of this Agreement, will (i) violate any provision of the State Street Certificate or the State Street Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, other law, rule, regulation, judgment, order, writ, decree or Injunction applicable to State Street, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, or result in increased, additional, accelerated or guaranteed rights or entitlement of any person under, or result in the creation of any Lien upon any of the respective properties or assets of State Street or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which State Street or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound. Based on the representations of Investors Financial contained in Section 3.2, approval of the State Street shareholders is not necessary for the consummation by State Street of the Merger and the issuance of the Merger Consideration thereunder. Neither State Street nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) that, to the knowledge of State Street, upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business currently conducted by Investors Financial or its Subsidiaries.

4.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of, or consent to, such applications and notices, (ii) such applications, filings and consents as may be required under banking Laws of the Commonwealth of Massachusetts, including the Massachusetts Board of Bank Incorporation and the Massachusetts Commissioner of Banks, (iii) the filing of any required applications, filings or notices with any foreign Governmental Entity and approval of such applications, filings and notices, (iv) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (v) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the filing of the Articles of Merger with the Commonwealth of Massachusetts pursuant to the DGCL and the MBCA, (vi) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules and regulations of any applicable SRO, and the rules of the NYSE, (vii) compliance with, and any filings or notices under, the HSR Act and (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of the shares of State Street Common Stock pursuant to this Agreement and approval of listing of such State Street Common Stock on the NYSE, no consents, approvals, licenses, permits, orders or authorizations of, or filings, registrations or declarations with, or notice to, any Governmental Entity are necessary in connection with the consummation by State Street of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by State Street of this Agreement.

4.5 Reports; Regulatory Matters. (a) State Street and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2005 with the Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2005, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or country, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency or Governmental Entity in the ordinary course of the business of State Street and its Subsidiaries (and which resulted in no material deficiencies or issues being identified by the applicable Regulatory Agency or Governmental Entity), no Regulatory Agency or Governmental Entity has initiated since January 1, 2005 or has pending any proceeding, enforcement action or, to the knowledge of State Street, investigation into the business, disclosures, operations, policies or procedures of State Street or any of its Subsidiaries. Since January 1, 2005, no Regulatory Agency or Governmental Entity has resolved any proceeding, enforcement action or, to the knowledge of State Street, investigation into the business, disclosures, operations, policies or procedures of State Street or any of its Subsidiaries. There is no unresolved violation, criticism, or exception by any Regulatory Agency or Governmental Entity with respect to any report or statement relating to any examinations or inspections of State Street or any of its Subsidiaries. Since January 1, 2005, there has been no formal or, with respect to the Federal Reserve Board, FDIC, the SEC, the NASD and state banking regulators only, informal inquiries by, or disagreements or disputes with, any Regulatory Agency or Governmental Entity with respect to the business, operations, disclosures, policies or procedures of State Street or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Agency or Governmental Entity in State Street’s ordinary course of business which resulted in no material deficiencies or issues being identified by the applicable Regulatory Agency or Governmental Entity).

(b) Neither State Street nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2005 a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2005 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application to similarly situated companies in the financial services industries in which the parties operate (each, a “State Street Regulatory Agreement”), nor has State Street or any of its Subsidiaries been advised since January 1, 2005 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such State Street Regulatory Agreement. Each State Street Subsidiary that is a depositary institution in the United States is and, to the knowledge of State Street, there has not been any event or occurrence since January 1, 2005 that could reasonably be expected to result in a determination that any such Subsidiary is not, “well capitalized” and “well managed” as a matter of U.S. federal banking law. Each State Street Subsidiary that is a depositary institution in the United States has at least a “satisfactory” rating under the U.S. Community Reinvestment Act.

(c) State Street has previously made available to Investors Financial an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by State Street since January 1, 2005 pursuant to the Securities Act or the Exchange Act and prior to the date of this Agreement (the “State Street SEC Reports”) and (ii) communication mailed by State Street to its stockholders since January 1, 2005 and prior to the date of this Agreement. No such State Street SEC Report or communication, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of their respective dates, all State Street SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

4.6 Financial Statements. (a) The financial statements of State Street and its Subsidiaries included (or incorporated by reference) in the State Street SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of State Street and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of State Street and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of State Street and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Ernst & Young LLP has not resigned or been dismissed as independent public accountants of State Street as a result of or in connection with any disagreements with State Street on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither State Street nor any of its Subsidiaries has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of State Street included in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2006 or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of State Street and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of State Street or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on State Street. State Street (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to State Street, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of State Street by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to State Street’s outside auditors and the audit committee of State Street’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect State Street’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in State Street’s internal controls over financial reporting. These disclosures were made in writing by management to State Street’s auditors and audit committee and a copy has previously been made available to Investors Financial. As of the date hereof, there is no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since September 30, 2006, (x) through the date hereof, neither State Street nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of State Street or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that State Street or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing State Street or any of its Subsidiaries, whether or not employed by State Street or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by State Street or any of its officers, directors, employees or agents to the Board of Directors of State Street or any committee thereof or to any director or officer of State Street.

4.7 Broker’s Fees. Neither State Street nor any State Street Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than as set forth on Section 4.7 of the State Street Disclosure Schedule.

4.8 Absence of Certain Changes or Events. (a) Since September 30, 2006, no event or events have occurred that have had or are reasonably likely to have, individually, or in the aggregate, a Material Adverse Effect on State Street.

(b) Since September 30, 2006 through and including the date of this Agreement, neither State Street nor any of its Subsidiaries has changed any accounting methods, principles or practices of State Street or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy, except as required by applicable law or GAAP.

4.9 Legal Proceedings. (a) None of State Street or any of its Subsidiaries is a party to any, and there are no pending or, to the best of State Street’s knowledge, threatened, material legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations of any nature against State Street or any of its Subsidiaries.

(b) There is no Injunction, judgment, or regulatory restriction (other than those of general application to similarly situated companies in the financial services industries in which the parties operate) imposed upon State Street, any of its Subsidiaries or the assets of State Street or any of its Subsidiaries.

4.10 Taxes and Tax Returns. Each of State Street and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns being accurate and complete in all material respects), has timely paid all Taxes that are due and payable (whether or not shown as due on such Tax Returns) or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are being contested in good faith, Taxes that have not been finally determined or Taxes that have been adequately reserved against in accordance with GAAP on State Street’s most recent consolidated financial statements. There are no material disputes, audits, examinations or proceedings pending, or claims asserted, for Taxes or assessments upon State Street or any of its Subsidiaries for which State Street does not have reserves that are adequate under GAAP.

4.11 Compliance with Applicable Law. (a) State Street and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and are in compliance in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to State Street or any of its Subsidiaries.

(b) Since the enactment of the Sarbanes-Oxley Act, State Street has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

4.12 Risk Management Instruments. All Derivative Transactions outstanding as of the date hereof (which for the avoidance of doubt shall not include any State Street stock option), whether entered into for the account of State Street or any State Street Subsidiary or for the account of a customer of State Street or any State Street Subsidiary, were duly authorized and entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable laws, rules, regulations and policies of any Regulatory Authority and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by State Street or any State Street Subsidiary, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of State Street or a State Street Subsidiary enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. State Street and each applicable State Street Subsidiary have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to State Street’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.13 Reorganization; Approvals. As of the date of this Agreement, State Street (a) is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, and (b) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.14 State Street Information. The information relating to State Street and its Subsidiaries that is provided by State Street or its representatives for inclusion in the Proxy Statement and the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to State Street and other portions within the reasonable control of State Street (but excluding any information relating to Investors Financial and the Investors Financial Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.15 Investment Securities. (a) Each of State Street and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of State Street or its Subsidiaries. Such securities are valued on the books of State Street in accordance with GAAP in all material respects.

(b) State Street and its Subsidiaries and their respective businesses employ Policies, Practices and Procedures which State Street believes are prudent and reasonable in the context of such businesses.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Businesses Prior to the Effective Time. Except as expressly contemplated by or permitted by this Agreement or with the prior written consent of the other party, during the period from the date of this Agreement to the Effective Time, each of Investors Financial and State Street shall, and shall cause each of its respective Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and retain the services of its key officers and key employees and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Investors Financial or State Street to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby.

5.2 Investors Financial Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the Investors Financial Disclosure Schedule and except as expressly contemplated or permitted by this Agreement, Investors Financial shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of State Street:

(a) other than in the ordinary course of business consistent with past practice, incur any long-term indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance or capital contribution to, or investment in, any person;

(b)    (i) adjust, split, combine or reclassify any of its capital stock;

(ii)    make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) for regular quarterly cash dividends at a rate not in excess of $0.025 per share of Investors Financial Common Stock with record dates and payment dates consistent with the prior year, (B) dividends paid by any of the Subsidiaries of Investors Financial to Investors Financial or to any of its wholly-owned Subsidiaries, and (C) the acceptance of shares of Investors Financial Common Stock in payment of the exercise price or withholding Taxes incurred by any employee or director in connection with the exercise of stock options or the vesting of restricted shares of (or settlement of other equity-based awards in respect of) Investors Financial Common Stock granted under a Investors Financial Stock Plan, in each case in accordance with past practice and the terms of the applicable Investors Financial Stock Plan and related award agreements);

(iii)    grant any stock options, restricted shares or other equity-based award with respect to shares of Investors Financial Common Stock under any of the Investors Financial Stock Plans or otherwise, or amend or modify, or accelerate the vesting of, any outstanding award under any Investors Financial Stock Plan, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv)    issue any additional shares of capital stock, voting securities, other equity interests, Voting Debt, subscriptions, options, warrants, calls, rights, convertible, exchangeable or exercisable securities, “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based performance units or commitments, arrangements or undertakings of any character calling for the purchase or issuance of, or the payment of any amount or other economic benefit based on, any shares of Investors Financial Common Stock, Investors Financial Class A Stock, Investors Financial Preferred Stock, Voting Debt or any other voting securities or equity interests of Investors Financial or any Investors Financial Subsidiary or any securities representing the right to purchase or otherwise receive any shares of Investors Financial Common Stock, Investors Financial Class A Stock, Investors Financial Preferred Stock, Voting Debt or other voting securities or equity securities of Investors Financial or any Investors Financial Subsidiary, except pursuant to the exercise of stock options or the settlement of other equity-based awards granted under a Investors Financial Stock Plan that are outstanding as of the date of this Agreement and in accordance with their current terms;

(c) except as required by applicable law or the terms of any Investors Financial Benefit Plan as in effect on the date of this Agreement, (i) (A) increase the wages, salaries, or incentive compensation, incentive compensation opportunities or benefits of any officer, director or employee of Investors Financial or any of its Subsidiaries other than normal increases of cash compensation in the ordinary course of business consistent with past practice for employees other than officers or directors of Investors Financial, or (B) accelerate the accrual rate, vesting or timing of payment or funding of any compensation, benefits or other rights of any officer, director or employee of Investors Financial or any of its Subsidiaries (including under any Investors Financial Benefit Plan), (ii) grant to any officer, director or employee of Investors Financial or any of its Subsidiaries any severance, change in control, termination or guaranteed compensation or benefits, or enter into any contract to make or grant any severance, change in control, termination or guaranteed compensation or benefits, (iii) establish, adopt, or become a party to any new employee benefit or compensation plan, program, funding arrangement, commitment or agreement or collective bargaining agreement or amend, suspend or terminate any Investors Financial Benefit Plan or take any other action with respect to any Investors Financial Benefit Plan to accelerate or change any benefit or payment under such Investors Financial Benefit Plan, other than administrative amendments that do not increase or accelerate the cost of operating or funding such Investors Financial Benefit Plan by more than an inconsequential amount or (iv) amend, or waive the rights of Investors Financial or any Investors Financial Subsidiary under, any non-competition, non-solicitation or non-disclosure covenant, agreement or contract by which any director, officer or employee of Investors Financial or any of its Subsidiaries is bound;

(d) sell, transfer, mortgage, encumber or otherwise dispose of any material amount of its properties or assets to any individual, corporation or other entity other than a Subsidiary or cancel, release or assign any material amount of indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts in force at the date of this Agreement or entered into in accordance with the terms hereof;

(e) enter into any new line of business or change in any material respect its investment, underwriting, outsourcing, custody, accounting, fund administration, lending, risk and asset liability management, foreign exchange, cash management, performance measurement, institutional transfer agency, investment advisory services, line of credit and brokerage and transition management services or other banking, operating and servicing policies, except as required by applicable Law or policies imposed on it by any Governmental Entity;

(f) other than in the ordinary course of business consistent with past practice and other than by way of acquisitions of control in a fiduciary of similar capacity or in satisfaction of debts previously contracted, make any material investment for its own account either by purchase of stock or securities, merger, consolidation, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity;

(g) take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(h) amend its charter or bylaws;

(i) restructure or materially change its investment securities portfolio, its derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, except in consultation (in advance of any restructuring or material change except to the extent not commercially practicable) with State Street, or the manner in which the portfolio is classified or reported;

(j) commence or settle any material claim, action or proceeding except settlements involving only monetary remedies in amounts, in the aggregate, that are not material to Investors Financial and its Subsidiaries;

(k) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(l) implement or adopt any material change in its financial accounting principles, practices or methods, other than as may be required by applicable law, GAAP or regulatory guidelines;

(m) (i) other than in the ordinary course of business consistent with past practice, (A) enter into an agreement or other commitment that, if entered into, would constitute a Investors Financial Contract or (B) renew, amend, revise, waive or otherwise modify in any material respect any Investors Financial Contract, (ii) fail to use reasonable best efforts to enforce in any material respect any provision of any Investors Financial Contract, (iii) terminate any Investors Financial Contract outside of the ordinary course of business, (iv) notwithstanding clause (i) of this Section 5.2(m), enter into any agreement or other commitment which

(A) provides for aggregate annual payments of $2,500,000 or more and which is not terminable on 60 days prior notice without payment of any material termination penalty, premium or other cost (other than an agreement or other commitment with a customer entered into in the ordinary course of business consistent with past practice), (B) is described in clause (v) or (vii) of Section 3.13(a), (C) involves the lease of real property (other than lease renewals in the ordinary course of business on terms which are no less favorable in any significant respect to Investors Financial or the applicable Investors Financial Subsidiary than the lease being renewed), (D) other than an agreement or other commitment with a customer entered into in the ordinary course of business consistent with past practice, has a stated term in excess of one year unless terminable on 60 days prior notice without payment of any material termination penalty, premium or other cost or (E) requires an aggregate incremental expenditure commitment by Investors Financial or any Investors Financial Subsidiary (for lease or capital development, systems enhancement, staff increases or otherwise) of more than $5,000,000 during the term of such agreement or commitment, (v) notwithstanding clause (i) of this Section 5.2(m), renew any agreement or commitment with an existing customer on terms which are less favorable in any significant respect to Investors Financial or the applicable Investors Financial Subsidiary than the agreement or commitment being renewed or (vi) enter into any agreement or commitment to the extent consummation of the Merger and the other transactions contemplated by this Agreement or compliance by Investors Financial with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, material termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Investors Financial or any Investors Financial Subsidiary under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements of any third party under, or result in any materially adverse alteration of, any provision of such agreement or commitment;

(n) make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle any material Tax claim or assessment or surrender any right to claim a refund of a material amount of Taxes;

(o) make or agree to make any new capital expenditure or expenditures that, individually, is in excess of $1,000,000 or, in the aggregate, are in excess of $5,000,000;

(p) file any application to establish, or to relocate or terminate the operations of, any branch office or other significant office of Investors Financial or any Investors Financial Subsidiary

(q) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or dissolution, restructuring, recapitalization or reorganization; or

(r) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

5.3 State Street Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of Investors Financial, during the period from the date of this Agreement to the Effective Time, State Street shall not, and shall not permit any of its Subsidiaries to, (a) amend, repeal or otherwise modify any provision of the State Street Certificate or the State Street Bylaws in a manner that would adversely effect Investors Financial, the stockholders of Investors Financial or the transactions contemplated by this Agreement; (b) take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; (c) take any action that is intended or may reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied; (d) take any action that would be reasonably expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement; (e) make or pay any extraordinary one-time dividend or distribution on shares of State Street Common Stock (other than any dividend or distribution of State Street Common Stock, e.g., a stock split, addressed in Section 1.4(e)); or (f) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters. (a) State Street and Investors Financial shall as soon as possible after the date of this Agreement prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of State Street and Investors Financial shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as soon as possible after such filing, and Investors Financial shall as soon as possible thereafter mail or deliver the Proxy Statement to its stockholders. State Street shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Investors Financial shall furnish all information concerning Investors Financial and the holders of Investors Financial Common Stock as may be reasonably requested in connection with any such action. State Street shall file the opinion described in Section 7.3(c) on a post-effective amendment to the Form S-4.

(b) Subject to the terms and conditions of this Agreement, the parties shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the parties shall cooperate with each other and shall promptly prepare and file all necessary documentation and effect all applications, notices, petitions and filings required to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities, including, agreeing to and complying with any actions, conditions or restrictions required or imposed in connection with obtaining the foregoing permits, consents, approvals and authorizations of third parties and Governmental Entities. In furtherance of and not in limitation of the foregoing, each of the parties will take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, to lift or rescind any order, decree, judgment or decision of any Governmental Entity adversely affecting the parties’ ability to consummate the transactions contemplated hereby on a timely basis, to cause to be satisfied the conditions in Article VII, and to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby. Investors Financial and State Street shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Investors Financial or State Street, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement. In addition, Investors Financial agrees to cooperate and assist State Street in preparing and filing such petitions and filings, and in obtaining such permits, consents, approvals and authorizations of third parties and Governmental Entities, that may be necessary or advisable to effect any mergers and/or consolidations of Subsidiaries of Investors Financial and State Street following consummation of the Merger; provided that if State Street requests, promptly after the execution of this Agreement, that Investors Financial cooperate to permit a merger of Investors Financial Bank & Trust Company and State Street Bank and Trust Company to occur contemporaneously with the Merger and such merger shall not materially impede or delay the consummation of the transactions contemplated by this Agreement, then the term “Requisite Regulatory Approvals” will be deemed to include the approvals of the Federal Reserve Board and the Massachusetts Commissioner of Banks necessary to consummate such merger.

(c) Each of State Street and Investors Financial shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of State Street, Investors Financial or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d) Each of State Street and Investors Financial shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any State Street Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.

6.2 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the confidentiality of information, each of Investors Financial and State Street shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, employees and representatives, and, during such period, such party shall, and shall cause its Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking or insurance laws (other than reports or documents that such party is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request. State Street and Investors Financial shall confer on a regular and reasonable basis with one or more representatives of the other party to discuss material operational (including post-Closing staffing levels) and regulatory matters and the general status of its ongoing operations for purposes related to the completion of the transactions contemplated by this Agreement or fulfillment of its obligations under this Agreement. Neither Investors Financial nor State Street, nor any of their Subsidiaries, shall be required to take any actions contemplated by this Section where such action would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the parties as of January 23, 2007 (the “Confidentiality Agreement”).

(c) No investigation by a party hereto or its representatives shall affect the representations and warranties of the other party set forth in this Agreement.

6.3 Stockholder Approval. Investors Financial shall call a special meeting of its stockholders to be held as soon as reasonably practicable for the purpose of obtaining the requisite stockholder approval required in connection with the Merger, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. The board of directors of Investors Financial has adopted resolutions recommending to the stockholders of Investors Financial the adoption of this Agreement, and the board of directors of Investors Financial shall recommend to the stockholders of Investors Financial the approval and adoption of this Agreement. Notwithstanding the foregoing, prior to the meeting of Investors Financial stockholders to be held pursuant to this Section 6.3, the board of directors of Investors Financial may withdraw, modify, condition, qualify or refuse to recommend the adoption of this Agreement if (a) the board of directors of Investors Financial determines, in good faith after consultation with its outside financial and legal advisors and after taking into account any revisions to this Agreement proposed by State Street pursuant to clause (b) of this sentence, that failure to so withdraw, modify, qualify, condition or refuse to recommend the adoption of this Agreement would be inconsistent with its fiduciary obligations under applicable law and (b) the board of directors of Investors Financial has provided State Street with five business days prior written notice of its intent to effect such withdrawal, modification, qualification, conditioning or refusal to recommend (which notice shall include the reasonable details regarding the cause for, and the nature of, such withdrawal, modification, qualification, conditioning or refusal to recommend) and, if requested by State Street, negotiated in good faith with State Street during such five business day period regarding revisions to this Agreement that would avoid such withdrawal, modification, qualification, conditioning or refusal to recommend (it being agreed that, if the reason for the proposed action by the board of directors of Investors Financial is the receipt of an Alternative Proposal, then any amendment to the price or any material term of such Alternative Proposal shall require a new notice and a new five business day period). Notwithstanding any such withdrawal, modification, condition or refusal to recommend, this Agreement shall be submitted to the stockholders for the purpose of approving and adopting the Agreement, and nothing contained herein shall be deemed to relieve Investors Financial of such obligation, provided, however, that if the Board of Directors of Investors Financial shall have withdrawn, modified, qualified, conditioned or refused to recommend the adoption of this Agreement in accordance with the terms of this Agreement, then in submitting this Agreement to the stockholders of the Investors Financial, the board of directors of Investors Financial may submit this Agreement to the stockholders of Investors Financial without recommendation (although the resolutions approving and adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the board of directors of Investors Financial may communicate the basis for its lack of a recommendation to the stockholders of Investors Financial in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law.

6.4 Affiliates. Investors Financial shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of Investors Financial to deliver to State Street, as soon as practicable after the date of this Agreement, and prior to the date of the meeting of the Investors Financial stockholders to be held pursuant to Section 6.3, a written agreement, in the form of Exhibit A.

6.5 NYSE Listing. State Street shall cause the shares of State Street Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.6 Employee Matters. (a) From the Effective Time through the last day of the calendar year that includes the Closing Date, State Street shall, or shall cause its applicable Subsidiaries to, provide to those individuals actively employed by Investors Financial or one of its Subsidiaries as of the Effective Time (collectively, the “Covered Employees”) with employee benefits, rates of base salary or hourly wage and annual bonus opportunities that are either (i) substantially comparable, in the aggregate, to the aggregate rates of base salary or hourly wage provided to such Covered Employees and the aggregate employee benefits and annual bonus opportunities provided to such Covered Employees under the Investors Financial Benefit Plans as in effect immediately prior to the Effective Time or (ii) substantially comparable, in the aggregate, to the compensation and benefit arrangements that are provided to similarly situated employees of State Street; provided that nothing herein shall limit the right of State Street or any of its Subsidiaries to terminate the employment of any Covered Employee at any time or to terminate any specific employee benefit plans, programs or policies.

(b) To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by State Street or any of its Subsidiaries, other than Investors Financial or its Subsidiaries, State Street shall cause such employee benefit plan to (i) recognize the service of such Covered Employee with Investors Financial or its Subsidiaries for purposes of eligibility and vesting and, except under any defined benefit pension plans, benefit accrual under such employee benefit plan of State Street or any of its Subsidiaries to the same extent such service was recognized immediately prior to the Effective Time under a comparable Investors Financial Benefit Plan in which such Covered Employee was a participant immediately prior to the Effective Time; provided, however, that (A) the recognition of service under this clause (i) shall not operate to duplicate any benefits with respect to the Covered Employee and (B) such service shall not be recognized for any purposes under any retiree welfare plan of State Street or any of its Subsidiaries, and (ii) with respect to any health, dental or vision plan of State Street or any of its Subsidiaries (other than Investors Financial and its Subsidiaries) in which any Covered Employee is eligible to participate in the plan year that includes the year in which such Covered Employee becomes eligible to participate, (x) cause any pre-existing condition limitations under such State Street or Subsidiary plan to be waived with respect to such Covered Employee to the extent such limitation would have been waived or satisfied under the Investors Financial Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (y) recognize any medical or other health expenses incurred by such Covered Employee in the year that includes the Closing Date for purposes of any applicable deductible and annual out-of-pocket expense requirements with respect to such year under any such health, dental or vision plan of State Street or any of its Subsidiaries.

(c) From and after the Effective Time, State Street shall, or shall cause its Subsidiaries to, honor, in accordance with the terms thereof as in effect as of the date hereof or as may be amended after the date hereof but prior to the Effective Time only with the prior written consent of State Street, each employment agreement and change in control agreement of Investors Financial and its Subsidiaries and the obligations of Investors Financial and its Subsidiaries as of the Effective Time under each deferred compensation plan or agreement.

(d) Prior to the Closing, State Street shall be entitled to direct Investors Financial to adopt and implement a retention program for specified employees of Investors Financial and its Subsidiaries. The terms and conditions of such program shall be determined by State Street in its discretion, after consultation with Investors Financial; provided that Investors Financial shall not be obligated to provide any compensation or benefits under such program prior to the Effective Time and no employee of Investors Financial shall be required to participate in such program. Investors Financial shall adopt and implement such program within 30 days of State Street’s delivery to Investors Financial in writing of the terms and conditions of such program.

(e) The parties agree to the additional matters set forth on Section 6.6(e) of the Investors Financial Disclosure Schedule.

(f) Without limiting the generality of the final sentence of Section 9.10, nothing in this Section 6.6, express or implied, is intended to or shall confer upon any other person, including without limitation any Covered Employee, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement and no provision of this Section 6.6 shall constitute an amendment of any Investors Financial Benefit Plan.

6.7 Indemnification; Directors’ and Officers’ Insurance. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (a “Claim”), including any such Claim in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Investors Financial or any of its Subsidiaries or who is or was serving at the request of Investors Financial or any of its Subsidiaries as a director or officer of another person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of Investors Financial or any of its Subsidiaries prior to the Effective Time or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the parties shall cooperate and use their best efforts to defend against and respond thereto. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any Indemnified Party as provided in the respective certificates or articles of organization or by-laws (or comparable organizational documents) of each party and/or its respective Subsidiaries, and any existing indemnification agreements, including those set forth in Section 6.7 of the Investors Financial Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms, and shall not be amended, repealed or otherwise modified after the Effective Time, except for those set forth in certificates or articles of organization or bylaws (or comparable organizational documents), which shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time, it being understood that nothing in this sentence shall require any amendment to the certificate of incorporation or by-laws of the Surviving Corporation.

(b) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Indemnified

Party against all losses, claims, damages, costs, expenses (including fees and expenses of counsel), fines, penalties, liabilities or judgments or amounts that are paid in settlement of or in connection with any Claim based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Investors Financial or any Subsidiary of Investors Financial, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) or taken at the request of State Street pursuant to Section 6.8 hereof.

(c) State Street shall cause the individuals serving as officers and directors of Investors Financial or any of its Subsidiaries immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by Investors Financial (provided that State Street may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided that in no event shall State Street be required to expend annually in the aggregate an amount in excess of 250% of the annual premiums currently paid by Investors Financial (which current amount is set forth in Section 6.7 of the Investors Financial Disclosure Schedule) for such insurance (the “Insurance Amount”), and provided further that if State Street is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, State Street shall obtain as much comparable insurance as is available for the Insurance Amount.

(d) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of State Street, on the one hand, and a Subsidiary of Investors Financial, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall, at State Street’s sole expense, take all such necessary action as may be reasonably requested by State Street.

6.9 Advice of Changes. Each of State Street and Investors Financial shall promptly advise the other of any change or event (i) having or reasonably likely to have a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; and provided further that a failure to comply with this Section 6.9 shall not constitute a breach of this Agreement or the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

6.10 Exemption from Liability Under Section 16(b). Prior to the Effective Time, State Street and Investors Financial shall each take all such steps as may be necessary or appropriate to cause any disposition of shares of Investors Financial Common Stock or conversion of any derivative securities in respect of such shares of Investors Financial Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.11 No Solicitation. (a) None of Investors Financial, its Subsidiaries or any or its or their officers, directors or employees shall, directly or indirectly, and they shall cause any investment banker, financial advisor, attorney, accountant or other representative or agent not to, directly or indirectly, (i) solicit, initiate, encourage, facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock

(including by way of a tender offer) or similar transactions involving Investors Financial or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an “Alternative Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Proposal or Alternative Transaction, (iii) approve or enter into any agreement regarding any Alternative Proposal or Alternative Transaction or (iv) approve or recommend, or publicly propose to approve or recommend, any Alternative Proposal or Alternative Transaction. Notwithstanding the foregoing, the Board of Directors of Investors Financial shall be permitted, prior to the meeting of Investors Financial stockholders to be held pursuant to Section 6.3, and subject to compliance with the other terms of this Section 6.11 and to first entering into a confidentiality agreement with the person proposing such Alternative Proposal on terms substantially similar to, and no less favorable to Investors Financial than, those contained in the Confidentiality Agreement (it being understood that the standstill provision contained therein may permit such person to convey confidentially an Alternative Proposal to the Investors Financial board of directors under circumstances in which Investors Financial is permitted to discuss an Alternative Proposal hereunder), consider and participate in discussions and negotiations with respect to a bona fide Alternative Proposal received by Investors Financial that is reasonably likely to result in a Superior Proposal, if and only to the extent that the Board of Directors of Investors Financial reasonably determines in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with its fiduciary duties. Investors Financial shall promptly provide to State Street any non-public information that is provided to the person making such Alternative Proposal or its representatives which was not previously provided to State Street.

As used in this Agreement, “Alternative Transaction” means any of (i) a transaction pursuant to which any person (or group of persons) (other than State Street or its affiliates), directly or indirectly, acquires or would acquire more than 25% of the outstanding shares of Investors Financial Common Stock or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger, whether from Investors Financial or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or other business combination involving Investors Financial (other than the Merger), (iii) any transaction pursuant to which any person (or group of persons) (other than State Street or its affiliates) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of Investors Financial and securities of the entity surviving any merger or business combination including any of Investors Financial’s Subsidiaries) of Investors Financial, or any of its Subsidiaries representing more than 25% of the fair market value of all the assets, net revenues or net income of Investors Financial and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving Investors Financial or any of its Subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of Investors Financial Common Stock immediately prior to such transactions do not, in the aggregate, own at least 75% of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of Investors Financial Common Stock immediately prior to the consummation thereof.

“Superior Proposal” means any written offer made by a third party that did not result from a breach of Section 6.11 and that the board of directors of Investors Financial reasonably determines to be bona fide for a transaction that, if consummated, would result in such third party (or in the case of a direct merger between such third party and Investors Financial, the shareholders of such third party) acquiring, directly or indirectly, a majority of the voting power of Investors Financial Common Stock (or, in the case of a direct merger, common stock of the resulting company) or all or substantially all of the consolidated assets of Investors Financial and the Investors Financial Subsidiaries for consideration consisting of cash and/or securities payable to holders of shares of Investors Financial Common Stock (i) which is on terms that the board of directors of Investors Financial determines, in good faith after consultation with its outside legal counsel and financial advisors, to be superior from a financial point of view to the holders of Investors Financial Common Stock than the Merger, taking into account all the terms and conditions of such offer and this Agreement (including any offer by State Street to amend the terms of the Merger) and (ii) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such Alternative Transaction.

(b) Investors Financial shall notify State Street promptly (but in no event later than 24 hours) after receipt of any Alternative Proposal, or any material modification of or material amendment to any Alternative Proposal, or any request for nonpublic information relating to Investors Financial or any of its Subsidiaries or for access to the properties, books or records of Investors Financial or any Subsidiary by any Person or entity that informs the Board of Directors of Investors Financial or any Subsidiary that it is considering making, or has made, an Alternative Proposal. Such notice to State Street shall be made orally and in writing, and shall indicate the identity of the Person making the Alternative Proposal or intending to make or considering making an Alternative Proposal or requesting non-public information or access to the books and records of Investors Financial or any Subsidiary, and the material terms of any such Alternative Proposal or modification or amendment to an Alternative Proposal. Investors Financial shall keep State Street fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Alternative Proposal, indication or request. Investors Financial shall also promptly, and in any event within 24 hours, notify State Street, orally and in writing, if it enters into discussions or negotiations concerning any Alternative Proposal in accordance with Section 6.11(a).

(c) Investors Financial and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than State Street) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all persons (other than State Street) who have been furnished confidential information regarding Investors Financial in connection with the solicitation of or discussions regarding an Alternative Proposal within the 12 months prior to the date of this Agreement to return or destroy such information. Investors Financial agrees not to, and to cause its Subsidiaries not to, release any third party from, waive the benefits of, agree to modify in any manner, or consent to any matter with respect to which consent is required under, the confidentiality and standstill provisions of any agreement to which Investors Financial or its Subsidiaries is or may become a party, and shall immediately take all steps necessary to terminate any release, waiver, modification or consent that may have been heretofore given under any such provisions authorizing any person to make an Alternative Proposal. Neither Investors Financial nor the Board of Directors of Investors Financial shall approve or take any action to render inapplicable to any Alternative Proposal or Alternative Transaction any relevant provisions of the DGCL or any similar Takeover Statutes.

(d) Investors Financial shall ensure that the officers, directors and all employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of Investors Financial or its Subsidiaries are aware of the restrictions described in this Section 6.11 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 6.11 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of Investors Financial or its Subsidiaries, at the direction or with the consent of Investors Financial or its Subsidiaries, shall be deemed to be a breach of this Section 6.11 by Investors Financial.

(e) Nothing contained in this Section 6.11 shall prohibit Investors Financial or its Subsidiaries from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act.

6.12 Dividends. After the date of this Agreement, each of State Street and Investors Financial shall coordinate with the other the declaration of any dividends in respect of State Street Common Stock and Investors Financial Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Investors Financial Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of Investors Financial Common Stock and any shares of State Street Common Stock any such holder receives in exchange therefor in the Merger.

6.13. Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Transactions shall be paid by State Street, and Investors Financial shall cooperate with State Street in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

6.14 Tax Treatment. The parties intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each party and its affiliates shall use reasonable best efforts to cause the Merger to so qualify. Investors Financial shall use reasonable best efforts to obtain the opinion of Wachtell, Lipton, Rosen & Katz or another nationally recognized counsel, and State Street shall use reasonable best efforts to obtain the opinion of Cravath, Swaine & Moore LLP or another nationally recognized counsel, in each case, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. For purposes of the tax opinions described in Section 7.2(c) and Section 7.3(c), each of State Street and Investors Financial shall, to the extent they are able, provide customary representation letters to Wachtell, Lipton, Rosen & Katz, Cravath, Swaine & Moore LLP or, if applicable, another nationally recognized counsel, dated on or about the date that is two business days prior to the date the Proxy Statement is mailed to the stockholders of Investors Financial, and such letters shall be reissued as of the Closing Date.

6.15 Dividend Reinvestment Plan. Promptly after the date of this Agreement (but in any event prior to the declaration date in respect of the first dividend payment to be made by Investors Financial after the Effective Time), Investors Financial shall terminate its dividend reinvestment plan.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. This Agreement shall have been adopted by the requisite affirmative vote of the holders of Investors Financial Common Stock entitled to vote thereon.

(b) NYSE Listing. The shares of State Street Common Stock to be issued to the holders of Investors Financial Common Stock upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) Requisite Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired. “Requisite Regulatory Approvals” shall mean the approvals of (i) the Federal Reserve Board, (ii) the Massachusetts Board of Bank Incorporation, (iii) the Massachusetts Commissioner of Banks and (iv) all other consents, approvals, licenses, permits, orders or authorizations of, or filings, registrations or declarations with, or notice to, any Governmental Entity which, if not obtained, would result in a Material Adverse Effect on State Street (measured relative to Investors Financial and the Investors Financial Subsidiaries, taken as a whole).

(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

7.2 Conditions to Obligations of State Street. The obligation of State Street to effect the Merger is also subject to the satisfaction, or waiver by State Street, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of Investors Financial set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and State Street shall have received a certificate signed on behalf of Investors Financial by the Chief Executive Officer or the Chief Financial Officer of Investors Financial to the foregoing effect.

(b) Performance of Obligations of Investors Financial. Investors Financial shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and State Street shall have received a certificate signed on behalf of Investors Financial by the Chief Executive Officer or the Chief Financial Officer of Investors Financial to such effect.

(c) Federal Tax Opinion. State Street shall have received the opinion of its counsel, Cravath, Swaine & Moore LLP, or any other nationally recognized counsel, in form and substance reasonably satisfactory to State Street, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of Investors Financial and State Street.

7.3 Conditions to Obligations of Investors Financial. The obligation of Investors Financial to effect the Merger is also subject to the satisfaction or waiver by Investors Financial at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Subject to the standard set forth in Section 9.2, the representations and warranties of State Street set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); and Investors Financial shall have received a certificate signed on behalf of State Street by the Chief Executive Officer or the Chief Financial Officer of State Street to the foregoing effect.

(b) Performance of Obligations of State Street. State Street shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Investors Financial shall have received a certificate signed on behalf of State Street by the Chief Executive Officer or the Chief Financial Officer of State Street to such effect.

(c) Federal Tax Opinion. Investors Financial shall have received the opinion of its counsel, Wachtell, Lipton, Rosen & Katz, or any other nationally recognized counsel, in form and substance reasonably satisfactory to Investors Financial, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of Investors Financial and State Street.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Investors Financial or State Street:

(a) by mutual consent of Investors Financial and State Street in a written instrument authorized by the boards of directors of Investors Financial and State Street;

(b) by either Investors Financial or State Street, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied such Requisite Regulatory Approval and such denial has become final and nonappealable or any Governmental Entity is of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(c) by either Investors Financial or State Street, if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d) by either State Street or Investors Financial (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Investors Financial, in the case of a termination by State Street, or State Street, in the case of a termination by Investors Financial, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 45 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

(e) by State Street, if the Board of Directors of Investors Financial shall have (i) failed to recommend in the Proxy Statement the approval and adoption of this Agreement, (ii) in a manner adverse to State Street, (x) withdrawn, modified, qualified or conditioned, the recommendation by such Board of Directors of this Agreement and/or the Merger to Investors Financial’s stockholders, or publicly proposed to do so, or (y) approved or recommended any Alternative Proposal (or, in the case of clause (ii), resolved to take any such action), whether or not permitted by the terms hereof or (iii) intentionally breached its obligations under Section 6.3 or 6.11 in any material respect; or

(f) by either State Street or Investors Financial, if the stockholders of Investors Financial fail to adopt this Agreement at the special meeting of Investors Financial stockholders called for the purpose of obtaining the requisite stockholder approval required in connection with the Merger or at any adjournment or postponement thereof.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.4, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2 Effect of Termination. In the event of termination of this Agreement by either Investors Financial or State Street as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Investors Financial, State Street, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 3.7, 4.7, 6.2(b), 8.2, 8.3, 8.4, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9 and 9.10 shall survive any termination of this Agreement, and (ii) neither Investors Financial nor State Street shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

8.3 Fees and Expenses. Except with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by Investors Financial and State Street, all fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

8.4 Termination Fee. (a) In the event that (i) a Pre-Termination Takeover Proposal Event (as hereinafter defined) shall have occurred after the date of this Agreement and thereafter this Agreement is terminated by either State Street or Investors Financial pursuant to Section 8.1(c) or 8.1(f), and (ii) prior to the date that is twelve (12) months after the date of such termination Investors Financial consummates or enters into a definitive agreement with respect to an Alternative Transaction, Investors Financial shall, on the earlier of the date of such entry into a definitive agreement with respect to, or consummation of, an Alternative Transaction, pay State Street a fee equal to $165,000,000 by wire transfer of same day funds.

(b) In the event that this Agreement is terminated by State Street pursuant to Section 8.1(e), then Investors Financial shall pay State Street a fee equal to $165,000,000 by wire transfer of same day funds within two business days of the date of termination.

(c) For purposes of this Section 8.4, a “Pre-Termination Takeover Proposal Event” shall be deemed to occur if, prior to the event giving rise to the right to terminate this Agreement, a bona fide Alternative Proposal shall have been made known to Investors Financial or any of its Subsidiaries or has been made directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to make a Alternative Proposal (the term Alternative Transaction, as used in the definition of Alternative Proposal for purposes of this Section 8.4, and as used in this Section 8.4, shall have the same meaning set forth in Section 6.11 except that the references to “more than 25%” and “at least 75%” shall be deemed to be references to “50% or more” and “a majority,” respectively);

(d) Notwithstanding anything to the contrary herein, the maximum aggregate amount of fees payable under this Section 8.4 shall be $165,000,000.

(e) Investors Financial acknowledges that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, State Street would not enter into this Agreement; accordingly, if Investors Financial fails promptly to pay the amount due pursuant to this Section 8.4, and, in order to obtain such payment, State Street commences a suit which results in a judgment against Investors Financial for the fee set forth in this Section 8.4, Investors Financial shall pay to State Street its costs and expenses (including attorneys’ fees and expenses) in connection with such suit.

8.5 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the stockholders of Investors Financial; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of Investors Financial, there may not be, without further approval of such stockholders, any amendment of this Agreement that (a) alters or changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Investors Financial Common Stock, alters or changes any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any securities of Investors Financial, in each case other than as contemplated by this Agreement, or (c) requires any further stockholder approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.6 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1 Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date and at a place to be specified by the parties, which date shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the “Closing Date”).

9.2 Standard. No representation or warranty of Investors Financial contained in Article III or of State Street contained in Article IV shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article III, in the case of Investors Financial, or Article IV, in the case of State Street, has had or would be reasonably likely to have a Material Adverse Effect with respect to Investors Financial or State Street, respectively (disregarding for purposes of this Section 9.2 any materiality or Material Adverse Effect qualification contained in any representations or warranties). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Sections 3.2, 3.7 and 3.22, in the case of Investors Financial, and Section 4.7, in the case of State Street, shall be deemed untrue and incorrect if not true and correct in all material respects and (y) Section 3.8(a), in the case of Investors Financial, and Section 4.8(a), in the case of State Street, shall be deemed untrue and incorrect if not true and correct in all respects.

9.3 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.4 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to State Street, to:

State Street Corporation

State Street Financial Center

One Lincoln Street

Boston, Massachusetts 02111

Attention: General Counsel

Facsimile No.: (617) 664-4747

with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

Attention: B. Robbins Kiessling

         Sarkis Jebejian

Facsimile: (212) 474-3700

and

(b) if to Investors Financial, to:

Investors Financial Services Corp.

200 Clarendon Street

Boston, Massachusetts

Attention: John E. Henry

Facsimile No.: (617) 351-4282

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 W. 52nd Street, New York, New York 10019

Attention: Craig M. Wasserman

                 Nicholas G. Demmo

Facsimile: (212) 403-2000

9.5 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to a Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The Investors Financial Disclosure Schedule and the State Street Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

9.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.7 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.8 Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the internal laws of the State of New York applicable to contracts made and wholly-performed within such state, without regard to any applicable conflicts of law principles, except to the extent that the DGCL or the MBCA applies. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in New York, New York (or, to the extent that subject matter or personal jurisdiction does not exist in any such federal court, then in any New York state court located in New York

County). Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than any New York state court located in New York County or any Federal court located in New York, New York. Each party waives any right to trial by jury with respect to any action related to this Agreement or the transactions contemplated hereby.

9.9 Publicity. Neither Investors Financial nor State Street shall, and neither Investors Financial nor State Street shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of State Street, in the case of a proposed announcement or statement by Investors Financial, or Investors Financial, in the case of a proposed announcement or statement by State Street; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq or the NYSE, as applicable.

9.10 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, and, solely if specific performance is sought by Investors Financial but is not legally available as a remedy, except for the ability of Investors Financial to bring any action, permitted under clause (ii) of Section 8.2, on behalf of its stockholders, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

9.11 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger and State Street’s obligation to pay the aggregate Merger Consideration and amounts payable in respect of Investors Financial Options and other equity-based awards pursuant to the Merger, subject in each case to the terms and conditions of this Agreement) in any federal court located in the State of New York (or, to the extent that subject matter or personal jurisdiction does not exist in any such federal court, then in any New York state court located in New York County), in addition to any other remedy to which they are entitled at law or in equity.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, State Street Corporation and Investors Financial Services Corp. have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

STATE STREET CORPORATION,

By:	/s/ RONALD E. LOGUE
Name:	Ronald E. Logue
Title:	Chairman and Chief Executive Officer

INVESTORS FINANCIAL SERVICES CORP.,

By:	/s/ KEVIN J. SHEEHAN
Name:	Kevin J. Sheehan
Title:	Chairman and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1 (this “Amendment”), dated as of April 12, 2007, to the AGREEMENT AND PLAN OF MERGER, dated as of February 4, 2007 (the “Merger Agreement”), by and between INVESTORS FINANCIAL SERVICES CORP., a Delaware corporation (“Investors Financial”), and STATE STREET CORPORATION, a Massachusetts corporation (“State Street”).

WHEREAS, State Street and Investors Financial entered into the Merger Agreement;

WHEREAS, pursuant to Section 8.5 of the Merger Agreement, State Street and Investors Financial desire to amend the Merger Agreement as provided in this Amendment; and

WHEREAS, terms used but not defined herein have the meanings assigned thereto in the Merger Agreement.

NOW, THEREFORE, in consideration of the obligations and agreements contained herein and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, State Street and Investors Financial, intending to be legally bound, do hereby agree as follows:

SECTION 1. Amendments to Merger Agreement. Section 9.1 of the Merger Agreement shall be deleted in its entirety and the following substituted therefore:

9.1     Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date and at a place to be specified by the parties, which date shall be the later of (i) a date no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing) and (ii) July 2, 2007, unless extended by mutual agreement of the parties (the “Closing Date”).

SECTION 2. Effectiveness. This Amendment shall become effective upon the execution and delivery of this Amendment by each of the parties hereto.

SECTION 3. Effect of Amendment. Except as expressly set forth herein, this Amendment shall not alter, modify or amend any of the terms, conditions or other provisions of the Merger Agreement. From and after the effectiveness of this Amendment, each reference in the Merger Agreement to the “Agreement” shall be deemed to be a reference to the Merger Agreement, as amended hereby.

SECTION 4. Interpretation . When a reference is made in this Amendment to Sections, such reference shall be to a Section of this Amendment unless otherwise indicated. The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment. This Amendment shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

SECTION 5. Counterparts . This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

SECTION 6. Governing Law; Jurisdiction. This Amendment shall be governed and construed in accordance with the internal laws of the State of New York applicable to contracts made and wholly-performed within such state, without regard to any applicable conflicts of law principles, except to the extent that the DGCL or the MBCA applies. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Amendment shall be brought in any federal court located in New York, New York (or, to the extent that subject matter or personal jurisdiction does not exist in any such federal court, then in any New York state court located in New York County). Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Amendment and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party agrees that it will not bring any action relating to this Amendment in any court other than any New York state court located in New York County or any federal court located in New York, New York. Each party waives any right to trial by jury with respect to any action related to this Amendment.

SECTION 7. Specific Performance . The parties hereto agree that irreparable damage would occur if any provision of this Amendment were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Amendment or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of New York (or, to the extent that subject matter or personal jurisdiction does not exist in any such federal court, then in any New York state court located in New York County), in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, State Street and Investors Financial have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

STATE STREET CORPORATION

By:	/S/ EDWARD J. RESCH

Name: Edward J. Resch
Title: Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)

INVESTORS FINANCIAL SERVICES CORP.

By:	/S/ KEVIN J. SHEEHAN

Name: Kevin J. Sheehan
Title: Chairman and Chief Executive Officer

Exhibit A

Form of Affiliate Letter

State Street Corporation

State Street Financial Center

One Lincoln Street

Boston, Massachusetts 02111

Ladies and Gentlemen:

I have been advised that as of the date hereof I may be deemed to be an “affiliate” of Investors Financial Services Corp., a Delaware corporation (“Investors Financial”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger dated as of February 4, 2007 (the “Merger Agreement”), by and between State Street, a Massachusetts corporation (“State Street”), and Investors Financial, Investors Financial shall be merged with and into State Street (the “Merger”). All terms used in this letter but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

I represent, warrant and covenant to State Street that in the event I receive any State Street Common Stock as a result of the Merger:

(a) I shall not make any sale, transfer or other disposition of State Street Common Stock in violation of the Act or the Rules and Regulations.

(b) I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of State Street Common Stock to the extent I believed necessary with my counsel or counsel for Investors Financial.

(c) I have been advised that the issuance of State Street Common Stock to me pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger will be submitted for a vote of the stockholders of Investors Financial I may be deemed to have been an affiliate of Investors Financial and the distribution by me of State Street Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of State Street Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to State Street, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

(d) I understand that State Street is under no obligation to register the sale, transfer or other disposition of State Street Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

(e) I also understand that stop transfer instructions will be given to State Street’s transfer agents with respect to State Street Common Stock and that there will be placed on the certificates for State Street Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

“The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may only be sold or otherwise transferred in compliance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration.”

(f) I also understand that unless the transfer by me of my State Street Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, State Street reserves the right to put the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

It is understood and agreed that the legends set forth above shall be removed by delivery of substitute certificates without such legend, and/or the issuance of a letter to State Street’s transfer agent removing such stop transfer instructions, and the above restrictions on sale will cease to apply, if (A) one year (or such other period as may be required by Rule 145(d)(2) under the Securities Act or any successor thereto) shall have elapsed from the Closing Date and the provisions of such Rule are then available to me; or (B) if two years (or such other period as may be required by Rule 145(d)(3) under the Securities Act or any successor thereto) shall have elapsed from the Effective Date and the provisions of such Rule are then available to me; or (C) I shall have delivered to State Street (i) a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to State Street, or other evidence reasonably satisfactory to State Street, to the effect that such legend and/or stop transfer instructions are not required for purposes of the Securities Act or (ii) reasonably satisfactory evidence or representations that the securities represented by such certificates are being or have been transferred in a transaction made in conformity with the provisions of Rule 145 under the Securities Act or pursuant to an effective registration under the Securities Act.

I recognize and agree that the foregoing provisions also apply to (i) my spouse, (ii) any relative of mine or my spouse occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporate or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest.

By its acceptance hereof, State Street agrees, for a period of two years after the Effective Time that it, as the Surviving Corporation, will file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Exchange Act, so that the public information provisions of Rule 144(c) under the Securities Act are satisfied and the resale provisions of Rules 145(d)(1) and (2) under the Securities Act are therefore available to the undersigned in the event the undersigned desires to transfer any State Street Common Stock issued to the undersigned in the Merger.

It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms.

Execution of this letter should not be construed as an admission on my part that I am an “affiliate” of Investors Financial as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

Very truly yours,

By:
Name:

Accepted this [    ] day of

[                    ], 2007

STATE STREET CORPORATION

By:
Name:
Title:

ANNEX B

PERSONAL AND CONFIDENTIAL

February 4, 2007

Board of Directors

Investors Financial Services Corp.

200 Clarendon Street

Boston, MA 02116

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Investors Financial Services Corp. (the “Company”) of the exchange ratio of 0.906 shares of common stock, par value $1.00 per share (the “State Street Common Stock”), of State Street Corporation (“State Street”) to be received for each Share (the “Exchange Ratio”), pursuant to the Agreement and Plan of Merger, dated as of February 4, 2007 (the “Agreement”), by and between State Street and the Company.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses and indemnify us against certain liabilities arising out of our engagement. We currently are providing and have provided certain investment banking services to State Street from time to time, including having acted as sole lead bookrunner with respect to three offerings of State Street’s Floating Rate 2-Year Certificate of Deposits (aggregate principal amount of $250,000,000) in December 2004 and subsequent interest swap (aggregate principal amount of $500,000,000) and having acted as joint lead manager with respect to an offering of State Street’s Fixed-Rate 5.3% Subordinated Notes (aggregate principal amount $400,000,000) and Floating-Rate, 3-Month Subordinated Notes (aggregate principal amount of $200,000,000) in December 2005. We also may provide investment banking services to the Company and State Street in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, State Street and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and State Street for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

B-1

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and State Street for the five fiscal years ended December 31, 2005; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and State Street; certain other communications from the Company and State Street to their respective stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management and certain publicly available research analyst reports with respect to the future financial performance of State Street, which we discussed with the senior managements of the Company and State Street and which we were instructed to use for purposes of our opinion (the “Forecasts”) and certain cost savings and operating synergies projected by the managements of the Company and State Street to result from the Transaction (the “Synergies”). We also have held discussions with members of the senior managements of the Company and State Street regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and State Street Common Stock, compared certain financial and stock market information for the Company and State Street with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Forecasts for the Company and the Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company and, with respect to the Synergies, State Street. We are not experts in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and, accordingly, we have assumed that such allowances for losses are in the aggregate adequate to cover such losses. In addition, we have not reviewed individual credit files nor have we made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or State Street or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We also have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction contemplated by the Agreement will be obtained without any adverse effect on the Company or State Street or on the expected benefits of the Transaction in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction nor are we expressing any opinion as to the prices at which shares of State Street Common Stock will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of the Shares.

Very truly yours,

/S/ GOLDMAN, SACHS & CO.

(GOLDMAN, SACHS & CO.)

B-2

[Form of Proxy]

VOTE BY INTERNET - www.proxyvote.com Have your proxy card in hand when you access the web site and follow the instructions that appear on the screen.

200 Clarendon Street P.O. Box 9130 EXL - 35 Boston, Ma 02117-9130	VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Investors Financial Services Corp., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

The Internet and Telephone voting facilities will close at 11:59 p.m. Eastern Daylight Time on June 19, 2007.

IF YOU HAVE VOTED OVER THE INTERNET OR BY TELEPHONE, THERE IS NO NEED FOR YOU TO MAIL BACK YOUR PROXY CARD.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	IVFSC1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INVESTORS FINANCIAL SERVICES CORP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2		For	Against	Abstain

1.	To adopt the merger agreement, as amended, which provides for the merger of Investors Financial Services Corp. with and into State Street Corporation, on the terms set forth in the Agreement and Plan of Merger, dated as of February 4, 2007, by and between State Street Corporaton and Investors Financial Services Corp., as it may be amended from time to time.	☐	☐	☐

2.	To approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.	☐	☐	☐

NOTE: Please sign exactly as name appears herein, joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

		Yes	No
I plan to attend the special meeting of stockholders.		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

P R O X Y

INVESTORS FINANCIAL SERVICES CORP.

PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 20, 2007

The undersigned hereby appoints Kevin J. Sheehan and John N. Spinney, Jr. and each or either of them, proxies with full power of substitution to vote all shares of stock of Investors Financial Services Corp. (the “Company”) which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held on June 20, 2007, at 10:00 a.m., local time, at the Company’s offices at 200 Clarendon Street, Boston, Massachusetts, and at any adjournment thereof, upon matters set forth in the Notice of Special Meeting of Stockholders and Proxy Statement dated May 21, 2007, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their judgment, upon such other business as may properly come before the meeting, or any postponement or adjournment thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS GIVEN, WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS.

(TO BE SIGNED ON REVERSE SIDE)